UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a–12

ZIPCAR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001, of Zipcar, Inc. (“Common Stock”)

(2)

Aggregate number of securities to which transaction applies:

40,612,333 shares of Common Stock (which includes 21,670 shares of restricted Common Stock)

3,016,822 shares of Common Stock issuable upon the exercise of options with an exercise price of less than $12.25 per share

152,794 shares of Common Stock issuable upon the exercise of warrants with an exercise price of less than $12.25 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 40,612,333 shares of Common Stock (including restricted stock) multiplied by $12.25 per share; (b) 3,016,822 shares of Common Stock issuable upon the exercise of options to purchase Common Stock multiplied by the difference between $12.25 and the weighted average exercise price of $5.83 per share of such options and (c) 152,794 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock multiplied by the difference between $12.25 and the weighted average exercise price of $5.17 per share of such warrants

	(4)	Proposed maximum aggregate value of transaction: $517,950,858.01

	(5)	Total fee paid: $70,648.50

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

DATED JANUARY 22, 2013

Zipcar, Inc.

25 First Street

Cambridge, Massachusetts 02141

(617) 995-4231

                , 2013

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Zipcar, Inc., or Zipcar, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116, on                 , 2013, beginning at 9:00 a.m. local time.

On December 31, 2012, the board of directors of Zipcar approved, and Zipcar entered into, a merger agreement with Avis Budget Group, Inc., or Avis Budget, and its wholly owned subsidiary, Millennium Acquisition Sub, Inc. If the merger is completed, Zipcar will become a wholly owned subsidiary of Avis Budget and you will be entitled to receive $12.25 in cash, without interest, for each share of Zipcar common stock that you own. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement, as such agreement may be amended from time to time.

After careful consideration, the board of directors of Zipcar has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, the board of directors considered a number of factors, including without limitation, the opinion of the company’s financial advisor, which is attached as Annex B to this proxy statement, and which you are urged to read in its entirety. The board of directors also unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

This proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Zipcar from documents filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Zipcar common stock. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of Zipcar common stock directly in your name, you may also submit your proxy over the Internet or by telephone. If submitting your proxy over the Internet or telephone is available to you, instructions are printed on your proxy card. Submitting your proxy by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

Scott W. Griffith

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2013 and is first being mailed to stockholders on or about             , 2013.

Zipcar, Inc.

25 First Street

Cambridge, Massachusetts 02141

(617) 995-4231

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2013

To the Stockholders of Zipcar, Inc.:

We will hold a special meeting of the stockholders of Zipcar, Inc., or Zipcar, which will be held at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116, on                , 2013, beginning at 9:00 a.m. local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 31, 2012, or the merger agreement, by and among Avis Budget Group, Inc., Millennium Acquisition Sub, Inc. and Zipcar, as such agreement may be amended from time to time;

2. To approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Zipcar’s named executive officers in connection with the merger;

3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders of record of our common stock as of the close of business on                 , 2013 are entitled to notice of and to vote at the special meeting. A list of these stockholders will be available to any stockholder, for any purpose germane to the meeting, at our headquarters located at 25 First Street, 4th Floor, Cambridge, Massachusetts 02141, for the ten-day period prior to the meeting and produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of our common stock. The proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Zipcar’s named executive officers in connection with the merger requires the approval of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and voting on the matter, assuming a quorum is present. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy over the telephone or the Internet to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the compensation to be received by our named executive officers in connection with the merger, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.

If you fail to submit your proxy or vote in person at the meeting, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the proposal with respect to the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger or the proposal regarding the adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Scott W. Griffith

Chief Executive Officer

Cambridge, Massachusetts

            , 2013

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO SUBMIT YOUR PROXY OVER THE INTERNET OR TELEPHONE, INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

i

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “Zipcar”, “company”, “we”, “our”, “ours” and “us” refer to Zipcar, Inc. and its subsidiaries. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of December 31, 2012, by and among Avis Budget Group, Inc., Millennium Acquisition Sub, Inc. and Zipcar, as such agreement may be amended from time to time. The term “Avis Budget” refers to Avis Budget Group, Inc. and the term “Merger Sub” refers to Millennium Acquisition Sub, Inc.

The Companies

Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, Massachusetts 02141

(617) 995-4231

Zipcar, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Cambridge, Massachusetts, operates the world’s leading car sharing network in 20 major metropolitan areas and on more than 300 college campuses in the United States, Canada, the United Kingdom, Spain and Austria. Zipcar provides its over 760,000 members with conveniently located self-service vehicles in reserved parking spaces within an easy walk of where they live and work. Zipcar’s members may reserve cars by the hour or by the day at rates that include gas, insurance and other costs associated with car ownership. For more information about Zipcar, please visit our Web site at www.zipcar.com. The information provided on the Zipcar Web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the Securities and Exchange Commission, or the SEC. Zipcar is publicly traded on The NASDAQ Global Select Market under the symbol “ZIP.”

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, NJ 07054

(973) 496-4700

Avis Budget Group, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Parsippany, New Jersey, operates two of the most recognized brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier focused primarily on more value-conscious segments of the industry. Avis Budget is a leading vehicle rental operator in North America, Europe, Australia and New Zealand, and Avis Budget and its licensees operate the Avis and Budget brands in approximately 175 countries throughout the world. For more information about Avis Budget, please visit its Web site at www.avisbudgetgroup.com. The information provided on the Avis Budget Web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the SEC. Avis Budget is publicly traded on The NASDAQ Global Select Market under the symbol “CAR.”

Millennium Acquisition Sub, Inc.

c/o Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, NJ 07054

(973) 496-4700

Millennium Acquisition Sub, Inc., a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Avis Budget. Merger Sub was formed on December 26, 2012 solely for the purpose of effecting the merger and has not engaged in any other business.

The Special Meeting

Date, Time and Place (page 18)

The special meeting will be held on             , 2013, at 9:00 a.m. local time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116.

Purpose (page 18)

The purpose of the special meeting is:

•	to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Avis Budget and Merger Sub;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our executive officers in connection with the merger;

•	to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the meeting.

Recommendation of the Board of Directors (page 31)

The board of directors has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. The board of directors also unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our executive officers in connection with the merger. Our board of directors also unanimously recommends that you vote “FOR” the adjournment of the special meeting, if there are insufficient votes at the time of the special meeting to adopt the merger agreement, for the purpose of soliciting additional proxies to adopt the merger agreement.

Record Date (page 18)

If you owned shares of our common stock at the close of business on             , 2013, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date. As of the close of business on the record date, there were             shares of our common stock outstanding and entitled to be voted at the special meeting held by approximately             holders of record.

Required Vote (page 18)

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date and entitled to vote will constitute a quorum for purposes of voting at the meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock entitled to vote on the matter. Approval of the proposal with respect to the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy at the meeting and voting on the matter. The vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger is advisory in nature and will not be binding on Zipcar or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy at the meeting and voting on the matter, assuming a quorum is present. Failure to submit your proxy, either by mail, telephone or the Internet, or vote in person at the meeting will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the proposal to adjourn the meeting or the proposal with respect to the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger.

The executive officers, directors and certain stockholders of Zipcar have entered into voting agreements with Avis Budget pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement, representing in the aggregate 13,397,539 shares of our common stock or approximately 32% of the outstanding voting power of our shares entitled to vote at the special meeting. In addition, these executive officers, directors and stockholders are obligated under the voting agreements to vote their shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Submitting Your Proxy (page 20)

We offer our stockholders of record three ways to submit their proxy:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on their proxy card; or

•	by the Internet, using the instructions printed on their proxy card.

If you hold your shares in “street name” through a broker or other nominee, you will receive separate instructions from your broker or nominee explaining how to vote your shares.

Revocability of Proxy (page 21)

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of Zipcar; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies.

The Merger

Structure of the Merger (page 58)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Avis Budget, will merge with and into us. We will be the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of Avis Budget and will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Consideration to be Received in the Merger (page 58)

Each holder of shares of our common stock will be entitled to receive $12.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the time of completion of the merger. Shares owned by us as treasury stock, shares owned by Avis Budget, Merger Sub or any wholly owned subsidiary of Avis Budget or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

Opinion of Zipcar’s Financial Advisor (page 34)

In connection with the merger, at the meeting of the Zipcar board of directors on December 31, 2012, Morgan Stanley & Co. LLC, or Morgan Stanley, rendered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the $12.25 in cash per share of Zipcar common stock to be received by the holders of shares of Zipcar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated December 31, 2012, is attached as Annex B to this proxy statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. Morgan Stanley’s opinion is directed to our board and addresses only the fairness from a financial point of view of the $12.25 in cash per share of Zipcar common stock pursuant to the merger agreement to holders of shares of Zipcar common stock as of the date of the opinion. The Morgan Stanley opinion does not address any other aspects of the merger and does not constitute a recommendation to any stockholders of Zipcar as to how to vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger.

Source of Funds (page 45)

The aggregate amount of funds required by Avis Budget to purchase all of our outstanding shares of common stock, make payments to option and warrant holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $            . Avis Budget and Merger Sub currently intend that the required funds will be provided primarily through incremental corporate debt borrowing as well as available cash of Avis Budget. The completion of the merger is not subject to any financing condition.

Voting Agreements (page 50)

The executive officers and directors, and certain stockholders, of Zipcar have entered into separate voting agreements with Avis Budget pursuant to which each of them has agreed, among other things, to vote all shares of common stock held thereby for the adoption of the merger agreement, representing in the aggregate 13,397,539 shares of our common stock, or approximately 32% of the outstanding voting power of the shares of our common stock entitled to vote at the special meeting. The executive officers and directors, and such stockholders, of Zipcar are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement executed by such officers, directors and stockholders is attached as Annex C to this proxy statement.

Conditions to the Merger (page 68)

We, Avis Budget and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the merger agreement by our stockholders;

•	no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity preventing or prohibiting completion of the merger;

•

each party having obtained all clearances and approvals necessary or advisable to consummate the merger under applicable domestic or foreign antitrust or competition laws or regulations, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, or any such approval having not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which any waiting period prescribed by law before the transactions contemplated by the merger agreement may be consummated having expired, and all material conditions to the consummation of the transactions contemplated by the merger agreement prescribed by law having been satisfied;

•

each party’s representations and warranties in the merger agreement being true and correct as of December 31, 2012 and the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties;

•	each party having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger; and

•	the absence of any material adverse effect on our business, financial conditions, results of operation or ability to consummate the merger since December 31, 2012.

No Solicitation (page 64)

We have agreed that we will not and we will instruct our representatives not to:

•

initiate, solicit or knowingly encourage or facilitate the submission or making of any acquisition proposal involving Zipcar, or engage in, continue or otherwise participate in any discussions or negotiations, or furnish information to any person or entity with respect to any acquisition proposal;

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal;

•

except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors that the Zipcar stockholders adopt the merger agreement in a manner adverse to Avis Budget;

•	fail to include the recommendation of the board of directors that the Zipcar stockholders adopt the merger agreement in this proxy statement; or

•	enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any acquisition proposal.

However, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to, upon the terms and subject to the conditions contained in the merger agreement:

•

effect a change in the recommendation of our board of directors that our stockholders adopt the merger agreement or enter into an agreement with respect to an unsolicited bona fide written acquisition proposal for us if our board of directors determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes a superior proposal and that failure of our board of directors to take such action would be inconsistent with our directors’ fiduciary duties under applicable law, provided that we provide Avis Budget with an opportunity to negotiate or adjust the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal;

•

participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited bona fide written acquisition proposal for us if our board of directors determines, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that failure to do so would be inconsistent with our directors’ fiduciary obligations under applicable law; and

•

effect a change in the recommendation of our board of directors that our stockholders adopt the merger agreement in response to an intervening event if our board of directors determines, after consultation with outside legal counsel and financial advisors, that failure to do so would be inconsistent with our directors’ fiduciary obligations under applicable law.

Termination of the Merger Agreement (page 69)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, as follows:

•	by mutual written consent of Avis Budget and us;

•

by either Avis Budget or us if the merger has not been completed on or prior to June 30, 2013, provided that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of the failure of the merger to occur on or before such date, and provided further that if on June 30, 2013 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for the required approvals or consents from governmental entities having been obtained or such approvals having been final orders, then the deadline for completing the merger will be extended to September 30, 2013;

•	by either Avis Budget or us if our stockholders do not adopt the merger agreement at the special meeting;

•

by either Avis Budget or us if any court of competent jurisdiction or other governmental entity has issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the merger, and such order, decree, judgment, injunction or other action has become final and nonappealable (which order, injunction or other action the party seeking to terminate the merger agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable); provided, that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of such order, decree, judgment or injunction to have been issued or such other action to have been taken;

•

by Avis Budget, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has effected a change in its recommendation that our stockholders adopt the merger agreement in response to the receipt of a superior proposal or due to an intervening event or (ii) we have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an acquisition proposal;

•

by us, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board determines to accept a superior proposal and (ii) immediately after the termination of the merger agreement we enter into a definitive agreement with respect to the accepted superior proposal, but only if we pay a termination fee of $16,807,250 to Avis Budget prior to or concurrently with such termination by us of the merger agreement;

•

by Avis Budget if it is not in material breach of its obligations under the merger agreement, there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; or

•

by us if we are not in material breach of our obligations under the merger agreement, there is a breach by Avis Budget or Merger Sub of any representation, warranty, covenant or other agreement of theirs contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

Termination Fee (page 70)

We will be required to pay Avis Budget a termination fee of $16,807,250 if:

•

Avis Budget terminates the merger agreement, at any time prior to the adoption of the merger agreement by our stockholders, because (i) our board of directors has effected a change in its recommendation in response to the receipt of a superior proposal or due to an intervening event or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an acquisition proposal;

•	we terminate the merger agreement to accept a superior proposal;

•

either we or Avis Budget terminate the merger agreement because the completion of the merger has not occurred by June 30, 2013 (or September 30, 2013 if all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for the required approvals or consents from governmental entities having been obtained or such approvals having not been final orders), and (i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period;

•

either we or Avis Budget terminate the merger agreement if our stockholders do not adopt the merger agreement at the special meeting and (i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period; or

•

Avis Budget terminates the merger agreement if it is not in material breach of its obligations under the merger agreement, there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied and

(i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period.

Expense Reimbursement (page 70)

In certain scenarios where the merger agreement is terminated, we or Avis Budget, as the terminating party, will be required to reimburse the non-terminating party for all documented out-of-pocket fees and incurred or paid by or on behalf of the non-terminating party in connection with the merger or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the voting agreements, in each case including all fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by the non-terminating party, collectively referred to herein as the “Expenses”, as follows:

•

we will be required to reimburse Avis Budget for its Expenses if Avis Budget terminates the merger agreement if it is not in material breach of its obligations under the merger agreement, there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; and

•

Avis Budget will be required to reimburse us for our Expenses if we terminate the merger agreement if we are not in material breach of our obligations under the merger agreement, there is a breach by Avis Budget or Merger Sub of any representation, warranty, covenant or other agreement of theirs contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

If we later become obligated to pay the termination fee to Avis Budget after paying the Expenses to Avis Budget, the amount of Expenses we previously paid to Avis Budget will be credited toward our payment of the termination fee. See the section entitled “The Merger Agreement (Proposal 1)—Termination Fee” beginning on page 63 of this proxy statement for a discussion of the circumstances under which the termination fee would be required to be paid.

Regulatory Matters (page 53)

Based on the number of shares of our common stock that are currently outstanding, we will be required to make a filing under the HSR Act and the rules and regulations promulgated thereunder in connection with merger. The HSR Act provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and certain waiting period requirements have been satisfied. Filings made under the HSR Act are subject to a 30-day initial waiting period, for which early termination may be requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from the parties to the acquisition transaction. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 30th day after substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the acquiring party. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while such negotiations continue. The expiration or early termination of the applicable waiting period under the HSR Act is a condition to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to the Merger”.

Based on the information known to date, we believe the parties are not required to make any other mandatory filings or seek any other approvals or clearances in order to consummate the transactions contemplated by the merger agreement. It is possible, however, that one or more non-U.S. governmental entities nonetheless will review the transactions contemplated by the merger agreement to ensure compliance with local merger control and/or competition laws. For example, while the United Kingdom (in which the parties are active) has a voluntary merger control regime under which there is no obligation to notify a merger prior to completion, there is a risk that the UK Office of Fair Trading, or the OFT, will nonetheless assert jurisdiction to investigate the transaction. The OFT must refer the transaction to the Competition Commission, or the CC, for further investigation if the OFT believes that there is a realistic prospect that a reviewed transaction may lessen competition substantially in any market in the UK. We and Avis Budget will not be required to close the merger if the OFT or, if applicable, the CC, have not confirmed to us and Avis Budget either that (i) they do not intend to seek hold separate undertakings in relation to the merger or (ii) they will accept hold separate undertakings limited to our UK business and/or assets and will not seek to prevent or hinder Avis Budget’s integration of our businesses and/or assets outside of the UK, and we and Avis Budget agree in good faith that any remedies expected to be imposed by them with respect to the transactions contemplated by the merger agreement, when aggregated with any remedies imposed or likely to be imposed by any other antitrust authorities, would not reasonably be expected to have a material and adverse impact on the business, financial condition or results of operations of Zipcar and its subsidiaries, taken as a whole, or the reasonably expected benefits to Avis Budget of completing the merger.

Appraisal Rights (page 72)

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

If you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	deliver a written demand to us for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares from the date you make the demand for appraisal through the completion of the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights” beginning on page 72 of this proxy statement. Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

Interests of Certain Persons in the Merger (page 45)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of             , 2013, our directors and executive officers held and are entitled to vote, in the aggregate, 13,397,539 shares of our common stock, representing approximately 32% of the voting power of the outstanding shares entitled to vote. These shares include 21,670 shares of restricted common stock held by our directors and executive officers, all of which vest fully on February 24, 2013. These shares also include those held by our principal stockholders described under the heading “—Interests of Principal Stockholders” below because certain of our directors may be deemed to beneficially own such shares. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $12.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

As of             , 2013, our directors and executive officers held options to purchase 1,829,600 shares of our common stock with an exercise price of less than $12.25 per share and with a weighted average exercise price of $5.92 per share, of which options to purchase 1,615,060 shares are vested and options for 214,540 shares are unvested. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger shall be accelerated, become fully vested and cancelled, and the former holders of such options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $12.25 minus the per share exercise price of the option, net of any applicable withholding taxes.

Each of Avis Budget and the surviving corporation in the merger has agreed to indemnify and hold harmless each of our present and former directors and officers for six years following completion of the merger to the fullest extent permitted by applicable law. Additionally, we are entitled to obtain a policy of directors’ and officers’ liability insurance coverage for the benefit of our executive officers and directors for six years following completion of the merger. In the event that we do not obtain a policy prior to the effective time, the surviving corporation also has agreed that it will obtain and maintain, and Avis Budget has agreed that it will cause the surviving corporation to obtain and maintain, such insurance coverage, subject to certain limitations, for a period of six years following completion of the merger.

Certain of our executive officers are party to employment offer letters that provide for severance payments that may become payable upon a qualifying termination of employment that occurs in connection with the merger.

Interests of Principal Stockholders

Our largest stockholders are Revolution Living LLC and certain of its affiliated entities, or Revolution, Greylock Partners and certain of its affiliated entities, or Greylock, and Benchmark Capital Partners V, L.P. and certain of its affiliated entities, or Benchmark. We do not believe that the interests of Revolution, Greylock or Benchmark are different from other stockholders. Although Revolution, Greylock and Benchmark have entered into voting agreements with Avis Budget pursuant to which they will vote all of their shares in favor of the adoption of the merger agreement, there are no other arrangements between Revolution, Greylock or Benchmark on the one hand and Avis Budget on the other hand, and Revolution, Greylock and Benchmark will receive the same merger consideration as our other stockholders.

As of             , 2013, Revolution held and is entitled to vote 6,852,175 shares of our common stock, representing approximately 16.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Revolution entered into a voting agreement in which Revolution agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Revolution is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Revolution is attached as Annex C to this proxy statement. Revolution is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Greylock held and is entitled to vote 2,144,138 shares of our common stock, representing approximately 5.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Greylock entered into a voting agreement in which Greylock agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Greylock is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Greylock is attached as Annex C to this proxy statement. Greylock is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Benchmark held and is entitled to vote 2,547,742 shares of our common stock, representing approximately 6.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Benchmark entered into a voting agreement in which Benchmark agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Benchmark is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Benchmark is attached as Annex C to this proxy statement. Benchmark is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Interests of Executive Officers with respect to Avis Budget

Following the merger, Avis Budget anticipates that Scott W. Griffith and Mark D. Norman will continue as senior management of the surviving corporation. No employment arrangements have been entered into with Avis Budget.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why are our stockholders receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on , 2013 at 9:00 a.m. local time. The location of the special meeting is the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116.

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting.

Q.	How does Zipcar’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q. What vote is required for Zipcar’s stockholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the matter must vote “FOR” adoption of the merger agreement.

Pursuant to voting agreements entered into on December 31, 2012, our executive officers and directors and certain stockholders agreed, among other things, to vote a total of 13,397,539 shares of our common stock for the adoption of the merger agreement, representing approximately 32% of the outstanding voting power of shares entitled to vote at the special meeting and all of their outstanding shares of common stock.

Q.	What vote is required for Zipcar’s stockholders to approve the proposal with respect to the advisory vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger?

A.	The proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy at the meeting and voting on the matter. Such vote is advisory and is not binding on Zipcar or Avis Budget.

Q.	What vote is required for Zipcar’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and voting on the matter, assuming a quorum is present.

Pursuant to voting agreements entered into on December 31, 2012, our executive officers and directors and certain stockholders agreed, among other things, to vote a total of 13,397,539 shares of our common stock for the adjournment of the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock at the close of business on , 2013, the record date for the determination of stockholders entitled to vote at the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by: completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions from you. These non-voted shares, or “broker non-votes”, will not be counted for purposes of determining a quorum and will have the effect of a vote against the adoption of the merger agreement.

For the proposals to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Neither abstentions nor broker non-votes will count as votes cast on the proposals to approve such compensation or to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to approve such compensation or adjourn the meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the compensation that may be paid or become payable to our named executive officers in connection with the merger and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as soon as possible so that your shares will be voted at the special meeting.

Q.	May I revoke my proxy?

A.	Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Secretary of Zipcar stating that you revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail or over the telephone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply and you must instead follow the directions received from your broker or other nominee to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares in person if you are a stockholder of record. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the meeting.

Q.	What happens if I do not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting?

A.	If you do not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting, this will have the same effect as a vote against adoption of the merger agreement and will not have any effect on the proposal to adjourn the meeting, if necessary, to solicit additional proxies or the proposal with respect to the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger.

Q.	What does it mean if a stockholder receives more than one set of materials?

A.	This means the stockholder owns shares of our common stock that are registered under different names. For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, the stockholder will receive multiple sets of proxy materials. The stockholder must vote, sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that the stockholder receives in order to vote all of the shares. Each proxy card the stockholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Zipcar by Avis Budget pursuant to a merger agreement entered into between us, Avis Budget and Merger Sub, which is a wholly owned subsidiary of Avis Budget. Pursuant to the merger agreement, Merger Sub will merge with and into Zipcar, with Zipcar surviving the merger. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive the applicable cash merger consideration. If the merger is completed, we will be a wholly owned subsidiary of Avis Budget and will cease to be a publicly traded company.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Holders of our common stock will be entitled to receive $12.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock, shares owned by Avis Budget, Merger Sub or any wholly owned subsidiary of Avis Budget or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our stockholders of record. The merger consideration will be paid to each stockholder once that stockholder of record submits the letter of transmittal, properly endorsed stock certificates and any other required documentation to the paying agent identified in the letter of transmittal. Holders of non-certificated shares of our common stock represented by book-entry, or book-entry shares, will not be required to deliver a letter of transmittal or stock certificate to the paying agent in order to receive their merger consideration and will receive instructions from their broker or other nominee as to receipt of payment of the merger consideration.

Q.	Who are Avis Budget and Merger Sub?

A.	Avis Budget Group, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Parsippany, New Jersey, operates two of the most recognized brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier focused primarily on more value-conscious segments of the industry. Avis Budget is a leading vehicle rental operator in North America, Europe, Australia and New Zealand, and Avis Budget and its licensees operate the Avis and Budget brands in approximately 175 countries throughout the world.

Merger Sub, a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Avis Budget. Merger Sub was formed on December 26, 2012 solely for the purpose of effecting the merger and has not engaged in any other business.

Q.	Am I entitled to appraisal rights?

A.

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. Appraisal rights will only be available to these holders if they deliver a written demand for an appraisal to the company prior to the vote on the adoption of the merger agreement at the special meeting and they comply with Delaware law procedures and requirements, which are summarized in this proxy statement. The appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under “Appraisal Rights” beginning on page 72 of this proxy statement.

Q.	Why is the Zipcar board recommending the merger?

A.	The board of directors has unanimously approved the merger agreement and determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. To review the board’s reasons for recommending the merger, see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” on pages 22 through 34 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 55 through 57 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the adoption of the merger agreement by our stockholders, the merger is subject to satisfaction of various conditions. For a description of these conditions, please see “The Merger Agreement (Proposal 1) — Conditions to the Merger” beginning on page 68 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our stockholders at the special meeting and receipt of applicable regulatory approvals.

Q.	Should I send in my Zipcar stock certificates now?

A.	No. After the merger is completed, the paying agent will send to each of our stockholders of record written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Inc., our proxy solicitor, toll-free at 800-561-3947.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Zipcar, the expected completion and timing of the merger and other information relating to Zipcar and the merger. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including without limitation:

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the ability to recognize the benefits of the merger;

•	competition in our industry;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and the laws of other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including without limitation the ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

See “Where You Can Find More Information” on page 84 of this proxy statement You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Zipcar, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on             , 2013, beginning at 9:00 a.m. local time at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116. The purpose of the special meeting is:

•

to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of December 31, 2012, by and among Avis Budget, Merger Sub and Zipcar, as such agreement may be amended from time to time;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement. Our board of directors unanimously recommends that our stockholders vote “FOR” the approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to our named executive officers in connection with the merger. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. Our board of directors unanimously recommends that our stockholders vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Record Date; Quorum

As of the close of business on             , 2013, the record date for the special meeting, there were             shares of our common stock outstanding held by approximately                 stockholders of record. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date entitled to vote will constitute a quorum for purposes of voting at the meeting. Abstentions, but not broker non-votes, will be counted as present for the purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting, which would subject the company to additional expense.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock outstanding on the record date and entitled to vote on the matter. The advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger will be approved if the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter vote “FOR” such proposal. The vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger is advisory in nature and will not be binding on Zipcar or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter, assuming a quorum is present.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone or Internet proxy submission) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the approval of the compensation that may be paid or become payable to our named executive officers in connection with the merger and the proposal to adjourn the meeting to solicit additional proxies.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes”, will not be counted for the purpose of determining whether a quorum is present and will not be counted as shares voting on the advisory vote to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and the proposal to adjourn the meeting, if necessary, to solicit additional proxies. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the advisory vote to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger or the vote to adjourn the meeting, if necessary, to solicit additional proxies.

Voting by Principal Stockholders

Our largest stockholders are Revolution Living LLC and certain of its affiliated entities, or Revolution, Greylock Partners and certain of its affiliated entities, or Greylock, and Benchmark Capital Partners V, L.P. and certain of its affiliated entities, or Benchmark. We do not believe that the interests of Revolution, Greylock or Benchmark are different from other stockholders. Although Revolution, Greylock and Benchmark have entered into voting agreements with Avis Budget pursuant to which they have agreed to vote all of their shares in favor of the adoption of the merger agreement, there are no other arrangements between Revolution, Greylock or Benchmark on the one hand and Avis Budget on the other hand, and Revolution, Greylock and Benchmark will receive the same merger consideration as our other stockholders.

As of             , 2013, Revolution held and is entitled to vote 6,852,175 shares of our common stock, representing approximately 16.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Revolution entered into a voting agreement in which Revolution agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Revolution is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Revolution is attached as Annex C to this proxy statement. Revolution is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Greylock held and is entitled to vote 2,144,138 shares of our common stock, representing approximately 5.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Greylock entered into a voting agreement in which Greylock agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Greylock is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Greylock is attached as Annex C to this proxy statement. Greylock is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Benchmark held and is entitled to vote 2,547,742 shares of our common stock, representing approximately 6.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Benchmark entered into a voting agreement in which Benchmark agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Benchmark is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Benchmark is attached as Annex C to this proxy statement. Benchmark is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Voting by Directors and Executive Officers

As of             , 2013, our directors and executive officers held and are entitled to vote, in the aggregate, 13,397,539 shares of our common stock, representing approximately 32% of the voting power of the outstanding shares entitled to vote. These shares include those held by our principal stockholders described under the heading “—Interests of Principal Stockholders” on page 49 of this proxy statement because certain of our directors may be deemed to beneficially own such shares. Our executive officers and directors have entered into voting agreements with Avis Budget pursuant to which they have agreed, among other things, to vote all of their outstanding shares of common stock for the adoption of the merger agreement. Our executive officers and directors are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by our directors and executive officers is attached as Annex C to this proxy statement.

Voting; Submission of Proxy

Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person.

Stockholders may submit their proxy by:

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage- prepaid envelope;

•	using the telephone number printed on your proxy card; or

•	using the Internet instructions printed on your proxy card.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the compensation that may be paid or become payable to our named executive officers in connection with the merger and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc., our proxy solicitor, toll-free at 800-561-3947.

Stockholders who hold their shares in “street name”, meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of Zipcar; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $7,500 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The board of directors of the company, or the board, regularly reviews and evaluates the company’s business strategy and strategic alternatives with the goal of enhancing stockholder value.

At a board meeting on May 31, 2012, the board reviewed various strategic alternatives related to expanding the company’s services offerings to address a broader array of mobility services and trip needs. Both prior and subsequent to this meeting, senior executives of the company engaged in discussions with various auto manufacturers, or OEMs, and other potential strategic partners regarding a strategic relationship for the provision of a floating by the minute, or FBM, short trip, one way service offering to complement the company’s core car sharing service. During the late summer of 2012, the company approached certain OEMs regarding an exclusive arrangement to be the company’s strategic partner regarding this service, which would also involve a significant minority investment in the company to assist the company in meeting the intensive capital requirements of launching this new service. Following discussions with several OEMs, the company received indications of interest from multiple OEMs and eventually received a non-binding letter of intent from one OEM, or the OEM Potential Investor, proposing a strategic relationship regarding the supply of a specific vehicle platform for use in the FBM service, technology integration between the vehicle platform and the company’s technology, joint marketing and promotional activities and payment of a program fee by the OEM Potential Investor and also proposing a significant minority investment in the company by the OEM Potential Investor.

At a board meeting on September 19, 2012, the board discussed the non-binding letter of intent from the OEM Potential Investor as well as other strategic alternatives available to the company. The board authorized the company’s management to pursue the relationship with the OEM Potential Investor. The board also discussed the changing competitive landscape, industry dynamics and various potential next steps for the company in response thereto, including the possibility of pursuing a strategic relationship with a major rental car company to serve longer trip needs and to further bolster the company’s balance sheet through a minority investment in parallel to the proposed investment by the OEM Potential Investor. The board also discussed establishing a special committee of the board, or the Committee, for purposes of administrative convenience and effectiveness, to review and assess strategic alternatives that were or might become available to the company and to work with Scott W. Griffith, the company’s Chairman and Chief Executive Officer, regarding such alternatives. Following further discussion, the board determined to establish the Committee for purposes of administrative convenience and effectiveness and appointed Messrs. Mahoney (lead director of the board and chairman of the Committee), Kagle and Davis to the Committee.

From September 19 until late December 2012, Mr. Griffith, Dean J. Breda, the company’s General Counsel, and other company representatives continued to meet with the OEM Potential Investor and negotiate the terms of the proposed strategic partnership. As a result of the meetings and negotiations, the OEM Potential Investor indicated to the company its strong desire to consummate the partnership by, or shortly after, the end of calendar year 2012.

On September 27, 2012, Mr. Griffith contacted Ronald L. Nelson, Chairman and Chief Executive Officer of Avis Budget, by telephone. Messrs. Griffith and Nelson discussed the company’s plans for exploring methods to enhance the company’s value proposition by offering short, medium and long trip alternatives under a single brand and technology platform offered by the company, including partnerships that Zipcar was exploring or considering, such as an FBM relationship and equity investment with a global OEM. Mr. Griffith also discussed Zipcar’s intention to seek a strategic relationship with and equity investment from a major car rental company in order to complement the company’s current offering by better serving longer trip needs and to potentially benefit the company through improved operational efficiencies that may be possible from such a relationship. Mr. Nelson indicated an interest in engaging with the company regarding such discussions or a broader strategic relationship. Messrs. Griffith and Nelson determined to have a follow up, in person meeting to further discuss strategic opportunities. An in person meeting was subsequently scheduled for October 16, 2012.

On September 28, 2012, Mr. Griffith and Party A’s Chief Executive Officer spoke by telephone. Mr. Griffith discussed the company’s plans for exploring methods to enhance the company’s value proposition by offering short, medium and long trip alternatives under a single brand and technology platform offered by the company, including partnerships that Zipcar was exploring or considering, such as an FBM relationship and equity investment with a global OEM. Mr. Griffith also discussed Zipcar’s intention to seek a strategic relationship with and equity investment from a major car rental company in order to complement the company’s current offering by better serving longer trip needs and to potentially benefit the company through improved operational efficiencies that may be possible from such a relationship. Party A’s Chief Executive Officer indicated an interest in engaging with the company regarding such discussions or a broader strategic relationship. Mr. Griffith and Party A’s Chief Executive Officer determined to have a follow up meeting to further discuss strategic opportunities. From September 28 through October 16, 2012, Mr. Griffith and Party A’s Chief Executive corresponded regarding the logistics and agenda for such meeting, and scheduled such meeting for October 17, 2012.

On October 8, 2012, Party A and the company executed a confidentiality agreement.

On October 15, 2012, Avis Budget and the company executed a confidentiality agreement.

On October 16, 2012, Mr. Griffith and Zipcar representatives met with Mr. Nelson, David Wyshner, Avis Budget’s Chief Financial Officer, and Scott Deaver, Avis Budget’s Executive Vice President—Strategy. The company’s representatives presented an overview of the company’s strategic vision to serve a broader array of mobility services and trip types and the representatives of both parties discussed potential strategic alignment and potential strategic relationships between the parties. Avis Budget also indicated that it had interest in a potential business combination and acquisition of Zipcar. Mr. Griffith indicated that a sale of the company had not been the company’s or the board’s intention when engaging in these discussions but that he would discuss Avis Budget’s interest with the Committee.

On October 17, 2012, Mr. Griffith and Zipcar representatives met in person with the Chief Executive Officer and other representatives of Party A. At this meeting, the representatives of the company reviewed the company’s strategic vision and representatives of Party A reviewed Party A’s strategic vision, followed by discussions between the parties. Party A’s Chief Executive Officer also indicated that Party A had interest in a potential business combination and acquisition of Zipcar. Mr. Griffith indicated that a sale of the company had not been the company’s or the board’s intention in engaging in these discussions but that he would discuss Party A’s interest with the Committee.

On October 18, 2012, Mr. Griffith and Party B’s Chief Executive Officer had a telephone conversation in which Mr. Griffith discussed the company’s plans for exploring methods to enhance the company’s value proposition by offering short, medium and long trip alternatives under a single brand and technology platform offered by the company, including partnerships that Zipcar was exploring or considering, such as an FBM relationship and equity investment with a global OEM. Mr. Griffith also discussed Zipcar’s intention to seek a strategic relationship with and equity investment from a major car rental company in order to complement the company’s current offering by better serving longer trip needs and to potentially benefit the company through improved operational efficiencies that may be possible from such a relationship. Party B’s Chief Executive Officer indicated an interest in engaging in discussions with the company, but Party B’s principal interest would be in a strategic combination with and acquisition of the company. Mr. Griffith indicated that had not been the company’s or the board’s intention when engaging in these discussions but that he would discuss Party B’s interest with the Committee. Party B’s Chief Executive Officer suggested an in person meeting between executives of each company to review strategic alternatives and plans.

During mid to late October 2012, the company and the Committee discussed the benefit of potentially engaging a financial advisor to assist the company in exploring and analyzing the potential strategic alternatives available to the company. Messrs. Griffith and Mahoney, as lead director, discussed engaging Morgan Stanley & Co. LLC, or Morgan Stanley, or another investment banking firm as financial advisor to the Committee. Morgan Stanley and another investment bank also entered into confidentiality agreements with the company.

On October 18, 2012, the Committee and Mr. Griffith met by teleconference and discussed the company’s meetings with each of Avis Budget and Party A, as well as Mr. Griffith’s conversations with Party B’s Chief Executive Officer. In light of the interest expressed by each of the three parties, the Committee authorized Mr. Griffith to engage in further discussions with the three parties in order to gain a better assessment of the interest level and the potential valuations that the three parties were considering. The Committee also further discussed the potential engagement of a financial advisor and authorized Messrs. Mahoney and Griffith to recommend a financial advisor to the Committee.

On October 19, 2012, Party A’s Chief Executive Officer expressed Party A’s interest in making a strategic or other investment in the company, and expressed Party A’s preference for acquiring all of the company. Mr. Griffith and Party A’s Chief Executive Officer scheduled a follow up meeting on November 5, 2012 to further discuss a potential strategic combination with the company.

On October 19, 2012, by phone, Mr. Griffith and Party B’s Chief Executive Officer discussed Party B’s interest in a strategic combination with the company and determined to schedule an in person meeting between executives of the company and Party B to discuss the company’s strategic plans and to further explore Party B’s interest. Mr. Griffith discussed the need for an executed confidentiality agreement between the parties before the parties could proceed with any further discussion regarding an investment in or sale of the company. On October 24, 2012, Party B executed a confidentiality agreement with the company.

On October 22, 2012, by phone, Messrs. Griffith and Nelson discussed Avis Budget’s interest in pursuing a strategic relationship with the company and its preference to consider an acquisition of the company as well as Avis Budget’s desire to receive additional information in order to determine a potential value for a proposal to acquire the company.

On October 26, 2012, Mr. Wyshner requested additional information regarding the company and between October 29, 2012 and November 4, 2012, the company provided limited responses to Avis Budget’s request.

On October 30, 2012, the Committee, Mr. Griffith and Mr. Breda met by teleconference. Mr. Mahoney and Mr. Griffith provided an update of the ongoing discussions and the meetings that had taken place to date with Avis Budget, Party A and Party B. Mr. Griffith also provided an update regarding the company’s ongoing negotiations with the OEM Potential Investor and the likely timeline for potentially closing that transaction. Messrs. Mahoney and Griffith also provided an update regarding the discussions with potential financial advisors (including Morgan Stanley) who might be engaged to advise the Committee. Following such discussion, the Committee determined to engage Morgan Stanley as its financial advisor, with the Committee noting that it had received information from Morgan Stanley about its prior engagements by Avis Budget and other potentially interested parties. Morgan Stanley was chosen, among other reasons, due to its industry experience and expertise and the Committee’s determination of its independence from the company and the company’s management. In light of the interest shown by Avis Budget, Party A and Party B in acquiring the company, the Committee also discussed other potential third parties the company may contact in the event that the board chose to pursue a sale of the company.

On October 31, 2012, Messrs. Mahoney, Griffith and Breda and other company representatives met in person with representatives of the senior management team of Party B. Representatives of the company reviewed its strategic vision and representatives of Party B reviewed Party B’s strategic vision for a potential relationship between the parties.

From November 1 to November 5, 2012, Mr. Griffith had further communications with Party B and members of its senior management team and representatives of Party B expressed an intention to provide an indication of interest to acquire the company.

On November 5, 2012, Messrs. Griffith and Breda and other company representatives met in person with Party A’s Chief Executive Officer and eight other representatives from Party A. Party A presented its vision for acquiring the company, including integrating the company into Party A and its views on structure, and verbally indicated a preliminary valuation for acquiring the company in the range of $7.00 to $10.00 per share in cash or in some combination of cash and equity. Party A indicated a desire to receive information from the company in order to further assess a potential acquisition and indicated a desire to enter into exclusive negotiations with the company. Mr. Griffith stated that the company was not prepared to enter into exclusive discussions, particularly at the valuation proposed by Party A.

On November 6, 2012, Party B emailed the company a letter indicating Party B’s interest in pursuing further discussions regarding Party B’s potential acquisition of the company and requesting access to limited due diligence materials in order to determine a potential value for a proposal to acquire the company.

From November 6 to November 27, 2012, company representatives and Party B had further communications regarding due diligence.

On November 9, 2012, the Committee met by teleconference with Messrs. Griffith and Breda and representatives of Latham &Watkins LLP, outside counsel to the company. Messrs. Griffith and Mahoney provided an update on the ongoing discussions with Avis Budget, Party A and Party B, as well as the ongoing discussions with Morgan Stanley regarding Morgan Stanley’s engagement. The Committee discussed various strategies regarding further discussions with each of the three primary interested parties, as well as other potential acquirers. The Committee also discussed the company’s ongoing discussions with the OEM Potential Investor and the importance of the company continuing to pursue those discussions and to focus on overall company performance and strategy regardless of the current discussions with the OEM Potential Investor, Avis Budget, Party A and Party B. In light of the ongoing discussions regarding a potential sale of the company, representatives of Latham &Watkins reviewed with the Committee its and the board’s fiduciary duties.

On November 11, 2012, the company entered into an engagement letter with Morgan Stanley to be the company’s exclusive financial advisor in connection with a potential transaction.

On November 15, 2012, the company communicated to Party A and Party B that, in light of the nature of the ongoing discussions, the company would not facilitate any due diligence investigation by any party without first entering into an appropriate standstill agreement with such party, and provided to, Party A and Party B draft standstill amendments to the confidentiality agreements previously entered into between the company and each of Party A and Party B.

On November 16, 2012, Party B executed a standstill amendment to the confidentiality agreement between the parties.

On November 16, 2012, Messrs. Griffith and Nelson spoke by telephone. Mr. Nelson indicated Avis Budget’s interest in acquiring the company and provided a preliminary valuation for acquiring the company in the range of $13.00 to $14.00 per share in cash. Mr. Griffith noted that he would review this preliminary proposal with the Committee and the board.

On November 17, 2012, Avis Budget provided a letter to the company containing a written indication of interest on the terms discussed by Messrs. Griffith and Nelson on November 16, 2012.

On November 18, 2012, the Committee met by teleconference. Also participating in the meeting were Messrs. Griffith and Breda and other Company representatives, representatives of Morgan Stanley and representatives of Latham & Watkins. The Committee discussed the indication of interest received from Avis Budget and strategies regarding further discussions with Party A and Party B. The representatives of Morgan

Stanley discussed with the Committee potential outreach to other potential acquirers of the company. The Committee directed Morgan Stanley to begin contacting other potential parties with regard to a potential change in control transaction. Representatives from Latham & Watkins reviewed again the Committee’s and the board’s fiduciary duties and reviewed the process followed to date by the Committee, the board and the company. The Committee also discussed the ongoing discussions with the OEM Potential Investor and the importance of conducting any negotiations with any potential acquirer on a similar year-end timeline.

On November 19, 2012, Mr. Griffith and Party B’s Chief Executive Officer spoke by telephone and Mr. Griffith informed Party B’s Chief Executive Officer that the company had received an indication of interest from an unnamed party (Avis Budget) that the company would need to seriously consider and which suggested that the unnamed party was prepared to move expeditiously toward the signing of a transaction. Party B’s Chief Executive Officer indicated that Party B would also be able to move quickly and that Party B would be providing a written proposal to acquire the company.

On November 19, 2012, Mr. Griffith and Party A’s Chief Executive Officer spoke by telephone and Mr. Griffith informed Party A’s Chief Executive Officer that the company had received an indication of interest from an unnamed party (Avis Budget) that the company would need to seriously consider and that suggested that an unnamed party was prepared to move expeditiously toward the signing of a transaction. Party A’s Chief Executive Officer indicated that Party A would also be able to move quickly. Mr. Griffith noted to Party A’s Chief Executive Officer that the indication of interest from the unnamed party was substantially higher than Party A’s earlier verbal indication of interest.

Beginning on November 19, 2012 and continuing through December 2012, representatives from Morgan Stanley and Mr. Griffith reached out to seven additional potential acquirers to gauge each party’s interest in an acquisition of the company. The potential acquirers included a broad range of possible strategic buyers, including automotive manufacturers, automotive distributors and technology providers. During this period, the board and the Committee discussed outreach to potential financial acquirers and determined that the company’s financial profile would likely preclude a financial acquirer from offering a per-share price comparable to what a strategic acquirer, who would realize value from business synergies, could offer.

On November 20, 2012, Messrs. Griffith and Nelson spoke by telephone to discuss the status of Avis Budget’s indication of interest. Mr. Griffith informed Mr. Nelson that the Committee and the board would be meeting during the week of November 25, 2012 to consider and discuss all indications of interest.

On November 21, 2012, Mr. Breda and Party A’s General Counsel spoke by telephone. Party A confirmed they would be stepping back from the process, although not withdrawing altogether, indicating that they believed the parties were too far apart on valuation of the company. Party A indicated they were not interested in executing a standstill agreement at this time.

On November 27, 2012, the Committee met by teleconference. Also participating in the meeting were Messrs. Griffith and Breda and other company representatives, representatives of Morgan Stanley and representatives of Latham & Watkins. Mr. Mahoney, Mr. Griffith and the representatives of Morgan Stanley provided an update regarding the ongoing discussions with Avis Budget, Party A and Party B and the preliminary financial analysis conducted by Morgan Stanley to date.

On November 27, 2012, Party B provided the company with an indication of interest in acquiring the company at a valuation of $10.00 per share in cash and proposed that the company and Party B enter into a 30-day exclusivity period for purposes of due diligence and negotiations, which exclusivity period would be automatically extended for so long as the company and Party B were actively negotiating.

On November 28, 2012, Mr. Griffith spoke with a senior executive of Party B regarding any additional details Party B would want the board to consider in connection with Party B’s indication of interest.

On November 28, 2012, the board met by teleconference. Also participating were Mr. Breda and other company representatives, representatives of Morgan Stanley and representatives of Latham & Watkins. The board reviewed the discussions to date with Avis Budget, Party A and Party B, noting that each had indicated, in response to management’s approach to them regarding a strategic relationship, an interest instead in acquiring the company. The board discussed the written indications of interest that had been received from each of Avis Budget and Party B, and the current status of the discussions with Party A. Management also updated the board as to the status of the company’s ongoing negotiations with the OEM Potential Investor. The board reviewed the management case financial projections as well as upside financial projections to be shared with potential acquirers. Representatives of Morgan Stanley described the financial analysis conducted to date by Morgan Stanley and discussed its preliminary view with respect to valuation of the company so that the Board could evaluate the indications of interest from Avis Budget and Party B. Representatives of Morgan Stanley and Mr. Griffith also provided an overview of the outreach to other parties who may have an interest in a change of control transaction with the company and the current status of that outreach. Representatives of Latham & Watkins reviewed the board’s fiduciary duties. It was the unanimous consensus of the board that the Committee and Morgan Stanley should continue their discussions with each of Avis Budget, Party A and Party B as well as continue the outreach to other potential acquirers. The board also directed the company to continue its discussions and negotiations with the OEM Potential Investor.

On November 29, 2012, Messrs. Griffith and Nelson spoke by telephone to discuss the willingness of the board to continue discussions with Avis Budget and to engage in a due diligence process, pending execution of a standstill amendment to the existing confidentiality agreement, which the company and Avis Budget subsequently executed on December 4, 2012.

On November 30, 2012, Mr. Griffith and Party B’s Chief Executive Officer spoke by telephone. Mr. Griffith noted the board’s willingness to pursue further discussions with Party B, but indicated that Party B’s current non-binding offer was not competitive with other indications of interest that had been received.

On December 3, 2012, Mr. Griffith and Party B’s Chief Executive Officer spoke by telephone. Party B’s Chief Executive officer indicated that Party B would not be offering an increased price but expressed that Party B was still interested in pursuing a deal with the company. Mr. Griffith raised concerns about Party B falling behind the company’s proposed timeline in relation to other interested parties. Party B’s Chief Executive Officer indicated that this was not a concern of Party B as it knew the company’s business and would not require significant additional diligence.

On December 3, 2012, Mr. Griffith and Party A’s Chief Executive Officer spoke by telephone to discuss the board’s decision to authorize further discussions with Party A. Party A’s Chief Executive Officer indicated that in order to have further discussions, Party A wanted Zipcar to agree to a 30 to 90 day exclusivity arrangement, followed by a post-signing go-shop period.

On December 4, 2102, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with a representative of Party A’s senior management team to discuss the proposed exclusivity arrangement and Party A’s timing concerns. During such discussion, the representative of Party A indicated that it would be challenging for Party A to move quickly and expressed Party A’s preference to engage in exclusive discussions with the company rather than participate in a competitive process.

On December 5, 2012, by phone, Mr. Breda and representatives of the company discussed with representatives of Avis Budget the due diligence process, timing and the introduction of the parties’ respective counsel.

On December 5, 2012, Mr. Griffith and Party B’s Chief Executive Officer corresponded by email and telephone to discuss the type of additional information Party B would like to receive from the company. Mr. Griffith suggested a call between Morgan Stanley and Party B’s financial advisors in order to facilitate due diligence matters. Accordingly, representatives of Morgan Stanley spoke by telephone with Party B’s financial advisors regarding due diligence matters.

In addition, on December 5, 2012, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with a representative of Party A’s senior management team to provide limited, high-level guidance regarding a valuation level at which Party A could potentially be competitive.

On December 6, 2012, the company made available an online data site and Avis Budget commenced due diligence.

Between December 6 and 10, 2012, representatives of Morgan Stanley, on behalf of the company, discussed with representatives from Avis Budget timing, process matters, management meetings and a deadline of December 18, 2012 for submitting a final non-binding offer to the company.

On December 9, 2012, Messrs. Griffith and Nelson spoke by telephone to discuss timing and Avis Budget’s efforts to meet the company’s timeline.

On December 9, 2012, Latham & Watkins provided a draft merger agreement to representatives of Kirkland & Ellis LLP, outside counsel to Avis Budget.

On December 10, 2012, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with Party B’s financial advisors to provide an update on the process timeline and to provide limited, high-level guidance regarding a valuation level at which Party B could potentially be competitive.

On December 10, 2012, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with a representative of Party A’s senior management team. The representative of Party A confirmed that Party A would not be continuing with the process, noting that the only scenario where Party A would commit more time and resources to the process would be if the company were to negotiate with Party A on an exclusive basis and if there was better alignment on valuation between the company and Party A.

On December 10, 2012, Morgan Stanley, on behalf of the company, sent a process letter via email to Avis Budget and Party B requesting the submission of final acquisition proposals, including a form of merger agreement the parties would be prepared to execute, by December 18, 2012.

On December 10, 2012, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with Party B’s financial advisors to discuss due diligence and timing.

On December 10, 2012, Mr. Griffith and a senior executive of Party B spoke by telephone and the representative of Party B indicated that Party B expected to send a proposal to the company on or about December 18, 2012.

From December 10 to 23, 2012, Avis Budget and Party B engaged in continued due diligence of the company through the company’s online data site.

On December 12 and 13, 2012, Avis Budget and the company held in person meetings on a variety of due diligence topics, including potential synergies and cost savings, financial, business, operational, technology and intellectual property and legal matters.

On December 14, 2012, the board held a regularly scheduled in person meeting. During such meeting, representatives of Morgan Stanley and Latham & Watkins each joined the meeting. Representatives of Morgan Stanley provided an update to the board regarding the ongoing discussions with various parties regarding a potential change of control transaction involving the company, including the status of the discussions with each of Avis Budget, Party A and Party B and the current timeline related to the process. During such discussions, representatives of Morgan Stanley also provided an update as to the status of the discussions with other parties whom Morgan Stanley and Mr. Griffith had contacted on behalf of the company regarding a potential transaction, noting that no other parties had indicated any interest in a transaction with the company. The board authorized the Committee to continue to pursue a potential transaction with Avis Budget and Party B on the timeline discussed. The board members then met in executive session (without Mr. Griffith) and discussed various compensation matters and retention matters related to a potential change of control, including a draft of a proposed bonus plan for the purpose of encouraging certain key employees of the company (excluding named executive officers) to remain employed through and after the date of any change in control transaction that the company may enter into in exchange for a cash bonus for their efforts in connection with any such transaction. The board deemed such plan to be in the best interests of the company and its stockholders and unanimously approved such plan, providing for an aggregate of up to $1.2 million for such purposes.

On December 17, 2012, representatives of Morgan Stanley, on behalf of the company, spoke by telephone with Party B’s financial advisors to discuss the status of Party B’s due diligence review and other matters with respect to Party B’s submission of a final acquisition proposal.

On December 18, 2012, the company held in person negotiations with the OEM Potential Investor, who indicated a deadline for consummating the transaction of January 4, 2013.

On December 19, 2012, Party B delivered to the company a revised merger agreement, a request for exclusivity and a proposal for acquiring the company at $11.00 per share in cash.

On December 20, 2012, the Committee met by teleconference with Mr. Griffith, Mr. Breda, representatives of Morgan Stanley and representatives of Latham & Watkins regarding the revised proposal received from Party B and the expected timing for a response from Avis Budget and potential responses to Party B. The Committee authorized Mr. Griffith to contact Party B and discuss an increased valuation as Party B’s indication of interest was not competitive with Avis Budget’s indication of interest.

On December 20, 2012, representatives of Avis Budget held additional in person meetings with representatives of Zipcar regarding outstanding diligence items, potential synergies and related topics.

On December 20, 2012, Mr. Griffith and Party B’s Chief Executive Officer spoke by telephone and Mr. Griffith communicated that the valuation proposed by Party B was too low. Party B’s Chief Executive Officer indicated that Party B did not intend to raise its offer.

On December 21, 2012, Messrs. Griffith and Nelson spoke by telephone. Mr. Nelson requested additional limited due diligence, noting that Avis Budget was working to comply with the company’s request to provide an updated proposal and revised merger agreement as soon as possible. In addition, representatives of Morgan Stanley, on behalf of the company, spoke with representatives of Citigroup Global Markets Inc., financial advisor to Avis Budget, who indicated that Avis Budget would deliver a proposal on December 22, 2012.

On December 22, 2012, Mr. Nelson called Mr. Griffith and stated that Avis Budget was in the process of transmitting a proposal to acquire the company for $12.00 per share in cash, together with a revised merger agreement. Mr. Nelson indicated Avis Budget’s willingness and ability to meet the timeline of completing negotiations and signing a definitive agreement by December 31, 2012. Mr. Nelson stated that, due to Avis Budget’s determination that the company should be operated on a largely standalone basis, the realization of certain synergies previously identified by Avis Budget would not be realized or would be delayed, which resulted in Avis Budget lowering its offer below the $13 to $14 proposed range provided in its initial indication of interest.

On December 22, 2012, Avis Budget transmitted by email a proposal to acquire the company for $12.00 per share in cash, together with a revised merger agreement and a request for a 14 day exclusivity period. Avis Budget’s proposal indicated that there was no financing contingency and that Avis Budget was prepared to move quickly to finalize a transaction.

On December 22, 2012, the Committee met by teleconference, with Messrs. Griffith and Breda and other company representatives, representatives of Morgan Stanley and representatives of Latham & Watkins. The participants discussed responses to both the Avis Budget and Party B proposals and the Committee authorized Mr. Griffith to contact Avis Budget and Party B representatives to seek an improved offer.

On December 23, 2012, Mr. Griffith spoke with Mr. Nelson by telephone and discussed Avis Budget’s reduction of price from its earlier indication of interest as well as the extent of the revisions to the terms of the proposed merger agreement. As a result of these discussions, Mr. Nelson stated that Avis Budget was prepared to increase its offer to $12.25 per share in cash, but would not increase its price further. Mr. Nelson also indicated Avis Budget’s willingness to negotiate and finalize the merger agreement by December 31, 2012 and reaffirmed that the consummation of the merger with Avis Budget would not be contingent on Avis Budget’s ability to secure outside financing.

On December 23, 2012, Mr. Griffith spoke by telephone with Party B’s Chief Executive Officer, during which Mr. Griffith advised the representative of Party B that Party B’s offer was not competitive. Party B’s Chief Executive Officer subsequently indicated that Party B felt that its offer of $11.00 per share reflected a fair valuation of the company and that it would not increase its $11.00 per share non-binding offer.

On December 23, 2012, the Committee, Messrs. Griffith and Breda, representatives of Morgan Stanley and representatives of Latham & Watkins held numerous telephone conferences regarding the ongoing negotiations.

On December 23, 2012, the board met by teleconference. Also participating in the meeting were Mr. Breda and other company representatives, representatives of Morgan Stanley and representatives of Latham & Watkins. Messrs. Mahoney and Griffith provided an overview of the ongoing discussions with Avis Budget and Party B regarding a potential acquisition of the company, the non-binding offers that had been received from each of Avis Budget and Party B, the revised merger agreements that had been received from each, and the discussions with the respective Chief Executive Officers of Avis Budget and Party B. The representatives of Morgan Stanley then discussed with the board its valuation analyses. Morgan Stanley’s representatives advised the Board that it was prepared to deliver, upon request, its opinion that the $12.25 per share offer price set forth in the Avis Budget proposal was fair, from a financial point of view, to the stockholders of the company. The board also discussed the status of discussions with other parties regarding a potential transaction, none of which had produced any other viable proposals to acquire the company, and the company’s ongoing discussions with the OEM Potential Investor, including the fact that the announcement of a change of control transaction involving the company would likely preclude a transaction with the OEM Potential Investor on the terms previously proposed. Following such discussion, the representatives of Morgan Stanley and Latham & Watkins and Mr. Breda and the other company representatives left the meeting. It was the unanimous consensus of the board that it was in the best interests of the company’s stockholders to pursue a change of control transaction with Avis Budget on the terms presented to the board and the Committee, based on, among other things, the board’s analysis of the risk-adjusted probabilities associated with each of the other alternatives reasonably available to the company and its stockholders, including a transaction with the OEM Potential Investor, as compared to the certainty of value that would be provided to the company’s stockholders in a change of control transaction with Avis Budget, and management was authorized to negotiate a definitive merger agreement with Avis Budget on the terms discussed at the meeting, subject to review and approval by the Committee and the board. The board discussed the potential timing for the completion of such a transaction, with the goal to have the merger agreement executed by December 31, 2012 so as not to preclude consummation of the OEM transaction if the change of control transaction was not completed. The board declined to approve the granting of exclusivity to Avis Budget in negotiating the transaction.

On December 28, 2012, the Committee, Mr. Griffith and representatives from Latham & Watkins held a conference call to discuss Avis Budget’s revisions to the merger agreement and open issues and to obtain guidance from the Committee with respect to such matters.

Between December 24 and December 31, 2012, the company and its representatives and Avis Budget and its representatives engaged in extensive negotiations with respect to the merger agreement, Avis Budget’s ability to consummate the transaction in a timely manner and its source of funds to consummate the transaction, the voting agreements and the disclosure schedules to the merger agreement. In particular, during this time period, the company and its representatives and Avis Budget and its representatives negotiated, among other things, provisions of the merger agreement relating to the size of the termination fee and the events that could trigger payment of the termination fee, the circumstances in which Avis Budget and the company could become obligated to reimburse the other party’s transaction expenses and whether the payment of any such expenses by the company would be creditable against any subsequent payment of the termination fee, each party’s representations and warranties and the conditions to closing the transaction, including the closing condition relating to regulatory approvals, the outside date by which the merger must be consummated (as it may be extended to obtain regulatory approvals) without giving rise to a termination right of the parties, and the scope of the company’s obligations to operate its business in the ordinary course between signing and closing. Messrs. Griffith and Breda and representatives of Latham & Watkins regularly updated the Committee regarding such discussions and held regular telephone conferences with the Committee or Mr. Mahoney as chair of the Committee.

After the closing of trading on December 31, 2012, the board, representatives of Morgan Stanley and representatives of Latham & Watkins held a telephonic meeting to review and consider the final merger agreement and related documentation. Representatives of Latham & Watkins summarized the terms of the proposed transaction and the material changes to the merger agreement since Avis Budget’s non-binding offer to acquire Zipcar was made on December 22, 2012. Representatives of Latham & Watkins reviewed the board’s fiduciary duties under Delaware law in connection with the proposed transaction and also summarized the other material terms of the merger agreement and of the voting agreements, including provisions permitting the board to change its recommendation to stockholders or terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee. Also at this meeting, Morgan Stanley reviewed with the board its financial analysis of the merger consideration of $12.25 in cash per share of Zipcar common stock and rendered its oral opinion to the board, which opinion was subsequently confirmed in writing, that, as of December 31, 2012, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the $12.25 in cash per share of Zipcar common stock to be received by the holders of shares of Zipcar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The members of the Committee unanimously recommended to the Board that the company move forward with the transaction with Avis Budget on the terms sets forth in the merger agreement and as described to the board. On a motion made and duly seconded, the board unanimously resolved that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. The board unanimously approved the merger agreement and recommended that our stockholders adopt the merger agreement.

On Monday, December 31, 2012, the company, Avis Budget and Merger Sub executed the definitive merger agreement following the closing of trading. In addition, Revolution, Greylock, Benchmark, and each of our executive officers and directors entered into definitive voting agreements with Avis Budget.

On Wednesday, January 2, 2013, the company and Avis Budget publicly announced the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

Our board of directors, by unanimous vote of all its members at a meeting duly called, determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors unanimously approved the merger agreement and recommended that our stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to recommend that our stockholders vote “FOR” the adoption of the merger agreement, the board of directors consulted with our financial and legal advisors and reviewed a significant amount of information and considered a number of factors, including without limitation the following:

•

the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•

the $12.25 per share to be paid as the consideration in the merger represents premiums of approximately 34% to the average closing price of our common stock for the 180 trading days prior to the announcement of the transaction, approximately 60% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 63% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 50% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 49% to the closing price of our common stock on the trading day immediately prior to announcement;

•

the oral opinion of Morgan Stanley rendered to Zipcar’s board of directors on December 31, 2012, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the $12.25 in cash per share of Zipcar common stock to be received by the holders of shares of Zipcar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Opinion of Zipcar’s Financial Advisor;”

•

the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to adoption of the merger agreement by our stockholders as follows:

•

subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

•

subject to compliance with the merger agreement, our board of directors is permitted to take, and disclose to our stockholders, a position with respect to any tender or exchange offer by a third party;

•

subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to the merger or terminate the merger agreement to enter into an alternative transaction that is a superior proposal, subject to, in the case of termination, the payment of a termination fee to Avis Budget of $16,807,250;

•

subject to compliance with the merger agreement, our board of directors is permitted to make an intervening event change of recommendation (as such term is defined in the merger agreement) with respect to the merger in response to an intervening event (as such term is defined in the merger agreement); and

•

our board of directors’ belief that the termination fee of $16,807,250 payable to Avis Budget is reasonable and would not be likely to preclude another party that is so inclined from making a superior proposal.

•

the board of directors’ belief that the merger is more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, which belief was based on a number of factors, including without limitation the board of directors’ evaluation of the company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, both on a historical and on a prospective basis, and general industry, economic and market conditions, both on a historical and on a prospective basis, and the board of directors’ analysis of the risk-adjusted probabilities associated with each of the other alternatives reasonably available to the company and its stockholders, including a potential OEM transaction, as compared to the certainty of value provided to the company’s stockholders in the merger;

•

the board of directors’ belief that the strategic fit between Avis Budget and the company and the synergies that potentially could be achieved through a business combination between Avis Budget and the company made it unlikely that potential alternative buyers would be able to match or exceed Avis Budget’s final offer of $12.25 per share;

•	the board of directors’ assessment that Avis Budget would have adequate capital resources to pay the merger consideration;

•

the historical market prices and volatility in trading information with respect to our common stock, including without limitation the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $12.25 per share cash price to be paid pursuant to the merger;

•	the uncertainty related to obtaining sufficient financial resources to expand our fleet and compete in new domestic and international markets;

•

historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including without limitation the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•

the efforts made by our board of directors and its advisors to negotiate and execute a merger agreement favorable to us, including the fact that the company had conducted an extensive process to elicit interest from prospective buyers of the company;

•	the company’s refusal to negotiate exclusively with Avis Budget at any time, notwithstanding Avis Budget’s request for exclusivity in December 2012;

•	the fact that the board of directors consists of a majority of independent, non-management directors;

•

the fact that the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger, and that those financial and legal advisors were involved throughout the negotiations with Avis Budget and updated the board of directors directly and regularly, which provided the board of directors with additional perspectives on the negotiations in addition to those of the company’s management;

•	the fact that many of our directors are experienced in business combination transactions;

•	the fact that the board of directors was unanimous in its determination to recommend that our stockholders adopt the merger agreement;

•	the fact that completion of the merger will require the adoption of the merger agreement by our stockholders; and

•	the fact that, under Delaware law, our stockholders have the right to demand appraisal of their shares.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including without limitation the following:

•

the risks and costs to us if the merger does not close, including without limitation the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•

the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee to Avis Budget under certain circumstances and that such termination fee could reduce the incentive for a third party to make a competing bid for us;

•

the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of Zipcar and would not benefit from any appreciation in value of Zipcar;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our executive officers and directors in the merger described below under “— Interests of Certain Persons in the Merger”.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the unanimous conclusion to recommend the adoption of the merger agreement in light of the various factors described above and other factors that each member of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with our legal and financial advisors, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Accordingly, our board of directors unanimously approved the merger agreement and recommended that our stockholders adopt the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Zipcar’s Financial Advisor

Morgan Stanley was retained by the board of directors to provide it with financial advisory services and a financial opinion in connection with a potential sale of Zipcar. Zipcar selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the company. At the meeting of the Zipcar board of directors on December 31, 2012, Morgan Stanley rendered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the $12.25 in cash per share of Zipcar common stock to be received by the holders of shares of Zipcar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated December 31, 2012, is attached as Annex B to this proxy statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the board of directors and addresses only the fairness from a financial point of view of the $12.25 in cash per share of Zipcar common stock pursuant to the merger agreement to holders of shares of Zipcar common stock as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any stockholders of Zipcar as to how to vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Zipcar;

•	reviewed certain internal financial statements and other financial and operating data concerning Zipcar;

•	reviewed certain financial projections prepared by the management of Zipcar;

•	discussed the past and current operations and financial condition and the prospects of Zipcar with senior executives of Zipcar;

•	reviewed the reported prices and trading activity for Zipcar common stock;

•

compared the financial performance of Zipcar and the prices and trading activity of Zipcar common stock with that of certain other publicly-traded companies comparable with Zipcar and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Zipcar and Avis Budget and their financial and legal advisors;

•	reviewed a draft of the merger agreement dated December 30, 2012 and the voting agreements as well as certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Zipcar, which formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Zipcar of the future financial performance of Zipcar. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Zipcar and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Zipcar’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Zipcar common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Zipcar, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 28, 2012, which was the last trading day prior to the date on which Zipcar’s board of directors approved the merger, and is not necessarily indicative of current market conditions.

In performing its financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the Management Base Case financial forecasts, which had been prepared by Zipcar management on bases representing the best currently available estimates and judgments of Zipcar management of the future financial performance of Zipcar. In addition, for illustrative purposes only, Morgan Stanley also performed such analyses utilizing the Potential Buyer Case financial forecasts, a limited version of which was provided to Avis Budget and which represented Zipcar management’s upside estimates of the potential future financial performance of Zipcar assuming that Zipcar were to achieve higher growth rates and margins than those set forth in the Management Base Case financial forecasts. For further information regarding these financial forecasts, see “Important Information About Zipcar—Prospective Financial Information”.

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of Zipcar common stock for the 52-week period ending December 28, 2012 and noted that, during such period, the maximum closing price for shares of Zipcar common stock was $16.25, the minimum closing price for shares of Zipcar common stock was $5.90 and the volume-weighted average price for shares of Zipcar common stock was $10.43.

Morgan Stanley also noted that, as of December 28, 2012, the closing price for shares of Zipcar common stock was $8.10, and the all-time high closing price for shares of Zipcar common stock was $29.27.

Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for shares of Zipcar common stock prepared and published by equity research analysts following the announcement of Zipcar’s quarterly financial results on November 8, 2012. These targets reflected each analyst’s estimate of the future public market-trading price of shares of Zipcar common stock and were not discounted to reflect present value. The range of undiscounted price targets for shares of Zipcar common stock as of December 28, 2012 was $4.00 to $13.00, with a median of $7.88.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Zipcar common stock and these estimates are subject to uncertainties, including the future financial performance of Zipcar and future financial market conditions.

Trading Multiples Analysis

Comparable Company Trading Multiples.    Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Zipcar corresponding to current and historical financial information, ratios and public market multiples for publicly-traded companies in the rental car business that have certain similar business and operating characteristics. The following list sets forth the four selected publicly-traded comparable companies that were reviewed in connection with this analysis:

•	Avis Budget

•	Hertz Global Holdings, Inc.

•	Localiza Rent A Car SA

•	Sixt AG

Morgan Stanley analyzed the following statistics for comparative purposes:

•

the ratio of the corporate aggregate value (which is defined as fully-diluted market capitalization plus total debt other than the fleet-related debt, plus minority interest and less cash and cash equivalents other than cash and cash equivalents that are restricted under the terms of fleet-related debt), to estimated corporate earnings before interest, taxes, depreciation and amortization, as adjusted for certain items, or adjusted corporate EBITDA, for calendar year 2013;

•	the ratio of the corporate aggregate value to estimated adjusted corporate EBITDA for calendar year 2014; and

•	the ratio of stock price to estimated earnings per share, or EPS, for calendar year 2014.

This analysis indicated the following:

Comparable Company Multiples

Ratio	High	Low	Mean	Median
Corporate Aggregate Value to 2013 Adjusted Corporate EBITDA	8.7x	5.8x	7.0x	6.7x
Corporate Aggregate Value to 2014 Adjusted Corporate EBITDA	7.6x	5.3x	6.4x	6.4x
Price to 2014 EPS	15.9x	6.8x	10.2x	9.0x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples set forth in the table below and applied these ranges of multiples to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) in the Management Base Case financial forecasts. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Comparable Company Reference Range	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted Corporate EBITDA	5.8x – 8.7x	$5.00 – 6.50
Corporate Aggregate Value to 2014 Adjusted Corporate EBITDA	5.3x – 7.6x	$5.50 – 7.00
Price to 2014 EPS	6.8x – 15.9x	$2.00 – 5.00

For illustrative purposes only, Morgan Stanley also applied the same ranges of financial multiples set forth above to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) in the Potential Buyer Case financial forecasts. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Comparable Company Reference Range	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted Corporate EBITDA	5.8x – 8.7x	$5.50 – 7.25
Corporate Aggregate Value to 2014 Adjusted Corporate EBITDA	5.3x – 7.6x	$6.75 – 8.75
Price to 2014 EPS	6.8x – 15.9x	$4.00 – 9.25

No company utilized in the comparable company trading multiples analysis is identical to Zipcar. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zipcar, such as the impact of competition on the businesses of Zipcar and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Zipcar or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Zipcar Trading Multiples. Morgan Stanley also applied the financial multiples set forth in the table below, which were based on the trading value of Zipcar common stock as of December 28, 2012 as a multiple of the consensus estimates for the corresponding financial statistic prepared by equity research analysts during the period following the announcement of Zipcar’s quarterly earnings results on November 8, 2012, to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) in the Management Base Case financial forecasts. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Zipcar Trading Multiple	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted EBITDA	12.2x	$8.50
Corporate Aggregate Value to 2014 Adjusted EBITDA	9.4x	$8.25
Price to 2014 EPS	23.7x	$7.25

For illustrative purposes only, Morgan Stanley also applied the financial multiples set forth in the table below, which were based on the trading value of Zipcar common stock as of December 28, 2012 as a multiple of the consensus estimates for the corresponding financial statistic prepared by equity research analysts during the period following the announcement of Zipcar’s quarterly earnings results on November 8, 2012, to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) in the Potential Buyer Case financial forecasts. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Zipcar Trading Multiple	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted EBITDA	12.2x	$9.25
Corporate Aggregate Value to 2014 Adjusted EBITDA	9.4x	$10.25
Price to 2014 EPS	23.7x	$13.75

Illustrative Growth Adjusted Multiples. Noting that Zipcar was forecasted by Zipcar management to grow more quickly than the four publicly-traded companies in the rental car business that were reviewed in the comparable companies trading analysis summarized above (Avis Budget, Hertz Global Holdings, Inc., Localiza Rent A Car SA, and Sixt AG), Morgan Stanley performed a regression analysis to evaluate the relationship between trading multiples and forecasted growth based on consensus estimates for those companies. Specifically, this analysis evaluated:

•

the ratio of (i) the corporate aggregate value to estimated adjusted corporate EBITDA for each of calendar years 2013 and 2014, to (ii) the estimated compound annual growth rate in adjusted corporate EBITDA for such companies during the period from calendar year 2012 through calendar year 2014, in each case as reflected by consensus equity research analyst estimates, which is referred to as the corporate EBITDA regression analysis; and

•

the ratio of (i) the stock price to estimated earnings per share, or EPS, for calendar year 2014, to (ii) the estimated compound annual growth rate in adjusted corporate EBITDA for such companies during the period from calendar year 2012 through calendar year 2014, in each case as reflected by consensus equity research analyst estimates, which is referred to as the PE regression analysis.

In this regression analysis, the coefficient of determination, or R2, which indicates the proportion of the variance of the dependent variable (the ratio of corporate aggregate value to estimated adjusted corporate EBITDA in the corporate EBITDA regression analysis, and the ratio of stock price to estimated earnings per shares in the PE regression analysis) that is explained by the independent variable (the estimated compound annual growth rate in adjusted corporate EBITDA in the case of both the corporate EBITDA regression analysis and the PE regression analysis), was approximately 99.5% for the corporate EBITDA regression analysis and approximately 83.2% for the PE regression analysis, indicating in each case a statistically significant relationship.

Based on this regression analysis and the estimated compound annual growth rate in Adjusted EBITDA for Zipcar implied by the Management Base Case financial forecasts, Morgan Stanley calculated an illustrative growth adjusted trading multiple for Zipcar, which was then applied to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) in the Management Base Case financial forecasts, as set forth in the table below. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Illustrative Growth Adjusted Multiple	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted EBITDA	12.6x	$8.50
Corporate Aggregate Value to 2014 Adjusted EBITDA	10.6x	$9.00
Price to 2014 EPS	26.7x	$8.25

Based on this regression analysis and the estimated compound annual growth rate in Adjusted EBITDA for Zipcar implied by the Potential Buyer Case financial forecasts, for illustrative purposes only Morgan Stanley also calculated an illustrative growth adjusted trading multiple for Zipcar, which was then applied to the relevant Zipcar financial statistic in the Potential Buyer Case financial forecasts, as set forth in the table below. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Illustrative Growth Adjusted Multiple	Implied Per Share Value
Corporate Aggregate Value to 2013 Adjusted EBITDA	18.8x	$13.00
Corporate Aggregate Value to 2014 Adjusted EBITDA	15.1x	$15.25
Price to 2014 EPS	44.7x	$26.25

No company utilized in the illustrative growth adjusted multiples analysis is identical to Zipcar. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zipcar, such as the impact of competition on the businesses of Zipcar and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Zipcar or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s future Adjusted EBITDA and corporate aggregate value to next-twelve-months Adjusted EBITDA multiple. The resulting value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future stock price. Morgan Stanley performed this analysis using the Management Base Case financial forecasts and, for illustrative purposes only, the Potential Buyer Case financial forecasts, in each case including and excluding the probability weighted financial forecasts provided by Zipcar management associated with the potential upside from Zipcar’s proposed FBM business model. For further information and financial forecasts prepared by Zipcar management regarding Zipcar’s proposed FBM business model, see “Important Information About Zipcar—Prospective Financial Information”. For purposes of its analysis, the financial forecasts associated with Zipcar’s proposed FBM business model assumed that Zipcar would raise $30 million to fund the expansion of the company’s operations through the issuance of approximately 3.7 million shares of Zipcar common stock at an assumed price of $8.10 per share, which was the closing price per share on December 28, 2012, from an auto manufacturer.

Morgan Stanley calculated ranges of implied equity values per share for Zipcar as of December 31, 2012. In arriving at the estimated equity values per share of Zipcar, Morgan Stanley applied a range of financial multiples of 5.8x to 8.7x, which was based on the analysis of the relevant metrics in the comparable company trading multiples analysis summarized above, to Zipcar’s estimated next twelve months Adjusted EBITDA for calendar year 2021 and added net cash as of 2021; Morgan Stanley then discounted that equity value to December 31, 2012 using a discount rate of 10.9%, which rate was selected upon the application of Morgan Stanley’s professional judgment. Using the Management Base Case financial forecasts, this analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $9.50 to $12.50 excluding the financial forecasts associated with Zipcar’s proposed FBM business model, and $10.25 to $13.50 including the financial forecasts associated with Zipcar’s proposed FBM business model.

For illustrative purposes only, Morgan Stanley also performed a discounted equity analysis using the multiples and discount rate summarized above and the Potential Buyer Case financial forecasts. This analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $13.50 to $18.00 excluding the financial forecasts associated with the potential upside from Zipcar’s proposed FBM business model, and $14.00 to $18.50 including the financial forecasts associated with Zipcar’s proposed FBM business model.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share of Zipcar common stock based on estimates of future cash flows for calendar years 2013 through 2022. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as net income before non-controlling interest, income or loss from investments accounted for under the equity method, non-vehicle interest after tax, non-vehicle depreciation and amortization, and after non-vehicle capital expenditure, increase (decrease) in operating working capital and cash flow required from fleet financing cycle) of Zipcar for the period from January 1, 2013 to December 31, 2022, assuming a normalized tax rate of 35.0%. Morgan Stanley then calculated a terminal value for Zipcar by applying a range of perpetual growth rates to the unlevered free cash flow after 2022 ranging from 2% to 4%, which range was selected by Morgan Stanley based on the application of its professional judgment. These values were then discounted to present value as of December 31, 2012 using a discount rate of 10.9%, which range was selected by Morgan Stanley based on the application of its professional judgment, to calculate a corporate aggregate value for Zipcar. This corporate aggregate value was further adjusted for Zipcar’s total debt other than the fleet debt, minority interest, cash and cash equivalents other than cash and cash equivalents that are restricted under the terms of fleet debt and present value of the future tax benefit of Zipcar’s outstanding net operating losses balance to calculate a range of implied equity value per share. Using the Management Base Case financial forecasts, this analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $10.50 to $12.25 excluding the financial forecasts associated with Zipcar’s proposed FBM business model, and $11.25 to $13.25 including the financial forecasts associated with Zipcar’s proposed FBM business model.

For illustrative purposes only, Morgan Stanley also performed a discounted cash flow analysis using the normalized tax rate, perpetuity growth rates and discount rate summarized above and the Potential Buyer Case financial forecasts. This analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $15.25 to $17.75 excluding the financial forecasts associated with Zipcar’s proposed FBM business model, and $15.75 to $18.25 including the financial forecasts associated with Zipcar’s proposed FBM business model.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that involve companies in the rental car business and that share some characteristics with this transaction. In connection with its analysis,

Morgan Stanley compared publicly available statistics for select car rental company transactions occurring between June 1996 and August 2012. The following is a list of the transactions reviewed:

Selected Car Rental Company Transactions (Target/Acquirer)

Dollar Thrifty Automotive Group, Inc. / Hertz Global Holdings, Inc.

Avis Europe plc / Avis

Advantage Rent-a-Car / Hertz Global Holdings, Inc.

Vanguard Car Rental Group Inc. / Enterprise Holdings, Inc.

Vanguard Car Rental EMEA Holdings Ltd. / Europcar

Europcar / Eurazeo

Hertz Corporation / Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity

ANC Rental Corporation / Cerberus Capital Management, L.P.*

Budget Group, Inc. / Cendant Corporation*

Hertz Corporation / Ford FSG, Inc.

Avis Group Holdings, Inc. / Cendant Corporation

Hayes Leasing Company Inc. / Avis Rent A Car Inc.

Cruise America, Inc. / Budget Group, Inc.

Eurodollar Holdings plc / Republic Industries Inc.

Budget Rent A Car Corporation / Team Rental Group, Inc.

National Car Rental Systems, Inc. / Republic Industries, Inc.

Avis Inc. / HFS Inc.

*	Excluded from calculation of mean and median multiples below because both of those target companies were purchased in bankruptcy.

For each transaction listed above, Morgan Stanley noted the ratio of corporate aggregate value of the transaction to the target company’s last twelve months adjusted corporate EBITDA. Morgan Stanley observed that the minimum, mean, median and maximum multiples of corporate aggregate value of the transaction to the target company’s last twelve months adjusted corporate EBITDA were 3.3x, 9.2x, 9.5x and 13.2x, respectively.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected a representative range of financial multiples of 8.0x to 13.2x and applied these ranges of multiples to (i) Zipcar’s estimated Adjusted EBITDA for calendar year 2012, referred to as 2012 Adjusted EBITDA, and (ii) Zipcar’s estimated Adjusted EBITDA for calendar year 2015, which was then discounted to present value as of December 31, 2012 using a discount rate of 10.9%, referred to as PV 2015 Adjusted EBITDA.

Using the Management Base Case financial forecasts, and based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Implied Per Share Value
Corporate Aggregate Value to 2012 Adjusted EBITDA	$5.25 – 7.25
Corporate Aggregate Value to PV 2015 Adjusted EBITDA	$7.00 – 10.00

For illustrative purposes only, Morgan Stanley also applied the same range of financial multiples set forth above to the relevant Zipcar financial statistic (Zipcar’s forecasted Adjusted EBITDA) set forth in the Potential Buyer Case. Based on the number of outstanding shares of Zipcar common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Zipcar common stock, rounded to the nearest $0.25, as follows:

Ratio	Implied Per Share Value
Corporate Aggregate Value to 2012 Adjusted EBITDA	$5.25 – 7.25
Corporate Aggregate Value to PV 2015 Adjusted EBITDA	$9.75 – 14.75

Premiums Paid Analysis

Morgan Stanley reviewed the premiums paid in acquisition transactions from January 1990 to September 30, 2012. The acquisition transactions reviewed by Morgan Stanley were limited to those worldwide transactions involving public company targets with a transaction value of $100 million or more and excluded terminated transactions, employee stock ownership plans, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley reviewed the premium paid to the target company’s stock price four weeks prior to the announcement date for each transaction. In certain cases, the premium was adjusted to reflect the presence of information or speculation in the public domain regarding a transaction prior to the formal announcement date. Morgan Stanley noted that the mean premium paid in all transactions reviewed was 37.5%, with the mean premium paid in only the all-cash consideration transactions being 38.8% and mean premium paid in only the all-stock consideration transactions being 33.8%.

Morgan Stanley applied a premium range of 30% to 50% to Zipcar’s stock price as of December 28, 2012 of $8.10. The range of Zipcar’s implied stock prices, rounded to the nearest $0.25, was $10.50 to $12.25.

No company or transaction utilized in the precedent transactions or premiums paid analysis is identical to Zipcar or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Zipcar, such as the impact of competition on the business of Zipcar or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Zipcar or the industry or in the financial markets in general, which could affect the public trading value of the companies and the corporate aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of Zipcar derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but one of many factors Morgan Stanley considered.

General

In connection with the review of the merger by the board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Zipcar. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Zipcar. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $12.25 in cash per share of Zipcar common stock to be received by the holders of shares of Zipcar common stock pursuant to the merger agreement to such holders and in connection with the delivery of its opinion to the board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Zipcar common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between the board of directors of Zipcar and Avis Budget and was approved by the Zipcar board of directors. Morgan Stanley provided advice to the Zipcar board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the board of directors or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion does not address the underlying business decision to engage in the transaction contemplated by the merger agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to Zipcar. In addition, Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Zipcar should vote at the stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Zipcar board of directors was one of many factors taken into consideration by the board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Zipcar board of directors with respect to the merger consideration or of whether the board of directors would have been willing to agree to different consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Avis Budget, Zipcar, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Zipcar board of directors financial advisory services and a financial opinion in connection with the merger, and will receive an estimated fee of approximately $            million for its services, $            million of which is contingent upon the closing of the merger. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Zipcar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Avis Budget, including (i) acting as Avis Budget’s financial advisor in connection with its acquisition of Avis Europe plc in 2011, (ii) participating in two of Avis Budget’s 2011 credit facilities as lead manager and bookrunner, respectively, and (iii) participating as a bookrunner in Avis Budget’s 2011 high yield bond offering. Morgan Stanley has received approximately $34 million in aggregate fees in connection with such services. Morgan Stanley may also seek to provide such services to Avis Budget and Zipcar in the future and expects to receive fees for the rendering of these services.

Effects on Zipcar if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, our board of directors will from time to time evaluate and review the business operations, properties, dividend policy and capitalization of Zipcar, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Zipcar will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement (Proposal 1) — Termination Fee”, we will be obligated to pay a termination fee of $16,807,250 to Avis Budget.

Delisting and Deregistration of Zipcar Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Source of Funds

The aggregate amount of funds required by Avis Budget to purchase all of our outstanding shares of capital stock, make payments to option and warrant holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $            . Avis Budget and Merger Sub currently intend that the required funds will be provided primarily through incremental corporate debt borrowing as well as available cash of Avis Budget. The completion of the merger is not subject to any financing condition.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our largest stockholders may be viewed to have, interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of             , 2013, our directors and executive officers held and are entitled to vote, in the aggregate, 13,397,539 shares of our common stock, representing approximately 32 % of the voting power of the outstanding shares entitled to vote. These shares include 21,670 shares of restricted common stock held by our directors and executive officers, all of which vest fully on February 24, 2013. These shares also include those held by our principal stockholders described under the heading “—Interests of Principal Stockholders” below because certain of our directors may be deemed to beneficially own such shares. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $12.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

Our executive officers and directors have entered into voting agreements with Avis Budget pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement. In addition, these executive officers and directors are obligated under the voting agreements to vote their shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, our directors and executive officers held options to purchase 1,829,600 shares of our common stock with an exercise price of less than $12.25 per share and with a weighted average exercise price of $5.92 per share, of which options to purchase 1,615,060 shares are vested and options for 214,540 shares are unvested. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger shall be accelerated, become fully vested and cancelled, and the former holders of such options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of our common stock subject to their option, multiplied by (ii) $12.25 minus the per share exercise price of the option, net of any applicable withholding taxes.

The table below sets forth, as of             , 2013, for each of our directors and executive officers:

•	the number of shares of our common stock currently held (including the number of shares of restricted stock currently held);

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $12.25 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options covering our common stock; and

•	the estimated cash amount payable by Avis Budget in respect of such outstanding options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the estimated consideration payable by Avis Budget is calculated by multiplying the number of shares subject to each option, including shares that we anticipate will become vested immediately prior to the completion of the merger, by the amount, if any, by which $12.25 exceeds the exercise price subject to the option.

	Common Stock			Outstanding Options (Vested and Unvested)
Name	Shares		Consideration	Shares		Consideration	Total Value
Non-Employee Directors:
Stephen M. Case	7,852,175	(2)	$96,189,144	8,768	(1)	$13,152	$96,202,296
Donn Davis	62,500		$765,625	8,768	(1)	$13,152	$778,777
Edward P. Gilligan	—		$—	35,074	(1)	$52,611	$52,611
William W. Helman	2,144,138	(3)	$26,265,691	8,768	(1)	$13,152	$26,278,843
Robert C. Kagle	2,592,856	(4)	$31,762,486	8,768	(1)	$13,152	$31,775,638
John F. Kenny, Jr.	34,674	(5)	$424,757	48,018	(1)	$150,920	$575,676
John J. Mahoney, Jr.	69,348	(6)	$849,513	41,418	(1)	$54,618	$904,131
Margaret Whitman	69,348	(7)	$849,513	8,768	(1)	$13,152	$862,665
Executive Officers:
Scott W. Griffith	572,500		$7,013,125	875,000	(1)	$6,891,250	$13,904,375
Edward G. Goldfinger	—		$—	270,000	(1)	$1,797,500	$1,797,500
Mark D. Norman	—		$—	516,250	(1)	$3,841,933	$3,841,933
All directors and executive officers as a group (11 persons)	13,397,539		$164,119,854	1,829,600		$12,854,592	$176,974,445

(1)	All option shares become vested immediately prior to the completion of the merger.
(2)	Consists of (a) 1,000,000 shares directly held by the Stephen M. Case Revocable Trust; (b) 6,352,175 shares directly held by Revolution Living LLC; (c) 250,000 shares directly held by Revolution Living II LLC; and (d) 250,000 shares directly held by Revolution Living III LLC.
(3)	Consists of (a) 1,833,238 shares held by Greylock XII Limited Partnership; (b) 203,693 shares held by Greylock XII-A Limited Partnership; and (c) 107,207 shares held by Greylock XII Principals LLC.
(4)	Consists of (a) 45,114 shares held directly by Mr. Kagle and (b) 2,547,742 shares held by Benchmark Capital Partners V, L.P., as nominee for Benchmark Capital Partners V, L.P., Benchmark Founders Fund V, L.P., Benchmark Founders’ Fund V-A, L.P., Benchmark Founders’ Fund V-B, L.P. and related individuals.
(5)	Includes 4,334 share of restricted stock held by Mr. Kenny, which shares will fully vest on February 24, 2013 pursuant to the terms of the restricted stock agreements.
(6)	Includes 8,668 share of restricted stock held by Mr. Mahoney, which shares will fully vest on February 24, 2013 pursuant to the terms of the restricted stock agreements.
(7)	Includes 8,668 share of restricted stock held by Ms. Whitman, which shares will fully vest on February 24, 2013 pursuant to the terms of the restricted stock agreements.

Pursuant to the merger agreement, for at least six years after the completion of the merger, each of Avis Budget and the surviving corporation in the merger has agreed to indemnify and hold harmless all past and present directors and officers of the company, or covered persons, to the fullest extent permitted by applicable law for acts or omissions occurring at or prior to the completion of the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to such indemnification as long as the person to whom expenses are advanced undertakes to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, any indemnification agreements with covered persons in existence on December 31, 2012 will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms.

We are permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the completion of the merger for events occurring prior to the completion of the merger that is substantially equivalent and no less favorable than our policy as of December 31, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If we are unable to purchase such insurance prior to the completion of the merger, the surviving corporation is required to and Avis Budget is required to cause the surviving corporation to, as of the time of completion of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to, and in any event not less favorable in the aggregate than, our existing policy; provided, however, that the surviving corporation is not required to expend more than an amount per year equal to 300% of our current annual premiums for such insurance (which premiums are $497,500 in the aggregate) but, in such case, will purchase as much coverage as is available for such amount. The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If Avis Budget or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any corporation or entity, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Scott W. Griffith serves as the chairman of our board of directors and our Chief Executive Officer. Mr. Griffith’s employment arrangement is governed by an employment offer letter, entered into on October 14, 2003, as amended on December 23, 2008, February 24, 2010 and February 22, 2012. For fiscal year 2012, Mr. Griffith’s received a base salary of $435,000. Mr. Griffith is also eligible to receive a bonus, in a maximum amount of 100% of his base salary, determined annually by the compensation committee and the board. For fiscal year 2011, Mr. Griffith received a bonus of $374,000. In addition, Mr. Griffith is eligible to receive employee benefits available to our employees as well as benefits available to other officers of the company. Under the terms of his amended employment offer letter, if Mr. Griffith is terminated without “cause” or voluntarily resigns his position for “good reason” (as each term is defined in his amended employment offer letter), in each case, within 12 months following a “change of control” of the company (as defined in his amended employment offer letter), he will be entitled to receive, subject to his timely execution and non-revocation of a release, either in lump sum or in the form of salary continuation, a severance payment equal to (i) 24 months of his base salary and (ii) 200% of his targeted annual bonus for the year in which he is terminated. Under the terms of his amended employment offer letter, if Mr. Griffith is terminated without “cause” or voluntarily resigns his position for “good reason” outside of the change of control context, he will be entitled to receive, subject to timely execution and non-revocation of a release, 12 months of his base salary, either in a lump sum or in the form of salary continuation.

Mark D. Norman serves as our President and Chief Operating Officer. Mr. Norman’s employment arrangement is governed by an employment offer letter, entered into on October 19, 2007, as amended on December 15, 2008, April 2, 2010, December 21, 2010 and February 22, 2012. For fiscal year 2012, Mr. Norman received a base salary of $365,000. Mr. Norman is also eligible to receive a discretionary annual bonus, in a maximum amount of 60% of his base salary. For fiscal year 2011, Mr. Norman received a bonus of $200,000. In addition, Mr. Norman is eligible to receive employee benefits available to our employees as well as benefits available to other officers of the company. Under the terms of his amended employment offer letter, if Mr. Norman is terminated without “cause” or voluntarily resigns his position for “good reason” (as each term is defined in his amended employment offer letter), in each case, within 12 months following a “change of control” of the company (as defined in his amended employment offer letter), he will be entitled to receive, subject to his timely execution and non-revocation of a release, either in lump sum or in the form of salary continuation, a severance payment equal to (i) 12 months of his base salary and (ii) 100% of his targeted annual bonus for the year in which he is terminated. Under the terms of his amended employment offer letter, if Mr. Norman is terminated without “cause” or voluntarily resigns his position for “good reason” outside of the change of control context, he will be entitled to receive subject to timely execution and non-revocation of a release, 12 months of his base salary, either in a lump sum or in the form of salary continuation.

Edward G. Goldfinger serves as our Chief Financial Officer. Mr. Goldfinger’s employment arrangement is governed by an employment offer letter, entered into on September 4, 2007, as amended on December 15, 2008, April 2, 2010 and February 22, 2012. For fiscal year 2012, Mr. Goldfinger received a base salary of $290,000. Mr. Goldfinger is also eligible to receive a discretionary annual bonus, in a maximum amount of 60% of his base salary. For fiscal year 2011, Mr. Goldfinger received a bonus of $153,000. In addition, Mr. Goldfinger is eligible to receive employee benefits available to our employees as well as benefits available to other officers of the company. Under the terms of his amended employment offer letter, if Mr. Goldfinger is terminated without “cause” or voluntarily resigns his position for “good reason” (as each term is defined in his amended employment offer letter), in each case, within 12 months following a “change of control” of the company (as defined in his amended employment offer letter), he will be entitled to receive, subject to his timely execution and non-revocation of a release, either in lump sum or in the form of salary continuation, a severance payment equal to (i) 12 months of his base salary and (ii) 100% of his targeted annual bonus for the year in which he is terminated. Under the terms of his amended employment offer letter, if Mr. Goldfinger is terminated without “cause” or voluntarily resigns his position for “good reason” outside of the change of control context, he will be entitled to receive subject to timely execution and non-revocation of a release, six months of his base salary, either in a lump sum or in the form of salary continuation.

Interests of Principal Stockholders

Our largest stockholders are Revolution Living LLC and certain of its affiliated entities, or Revolution, Greylock Partners and certain of its affiliated entities, or Greylock, and Benchmark Capital Partners V, L.P. and certain of its affiliated entities or Benchmark. We do not believe that the interests of Revolution, Greylock or Benchmark are different from other stockholders. Although Revolution, Greylock and Benchmark have entered into voting agreements with Avis Budget pursuant to which they will vote all of their shares in favor of the adoption of the merger agreement, there are no other arrangements between Revolution, Greylock or Benchmark on the one hand and Avis Budget on the other hand, and Revolution, Greylock and Benchmark will receive the same merger consideration as our other stockholders.

As of             , 2013, Revolution held and is entitled to vote 6,852,175 shares of our common stock, representing approximately 16.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Revolution entered into a voting agreement in which Revolution agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Revolution is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Revolution is attached as Annex C to this proxy statement. Revolution is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Greylock held and is entitled to vote 2,144,138 shares of our common stock, representing approximately 5.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Greylock entered into a voting agreement in which Greylock agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Greylock is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Greylock is attached as Annex C to this proxy statement. Greylock is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of             , 2013, Benchmark held and is entitled to vote 2,547,742 shares of our common stock, representing approximately 6.3% of the voting power of the outstanding shares entitled to vote at the special meeting. On December 31, 2012, Avis Budget and Benchmark entered into a voting agreement in which Benchmark agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. Benchmark is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by Benchmark is attached as Annex C to this proxy statement. Benchmark is also obligated under the voting agreement to vote its shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Interests of Executive Officers with respect to Avis Budget

Following the merger, Avis Budget anticipates that Scott W. Griffith and Mark D. Norman will continue as senior management of the surviving corporation. No employment arrangements have been entered into with Avis Budget.

Voting Agreements

All of the executive officers and directors of Zipcar, and each of Revolution, Greylock and Benchmark, have entered into separate voting agreements with Avis Budget pursuant to which each of them has agreed, among other things, to appear in person or by proxy at the special meeting and to vote all shares of common stock held thereby:

•	for the adoption of the merger agreement;

•	for the adjournment of the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement;

•	against any acquisition proposal;

•

against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Zipcar under the merger agreement or of such executive officer, director or stockholder under the voting agreements; and

•

against any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger.

These executive officers, directors and stockholders have also agreed pursuant to the voting agreements not to (i) sell or otherwise transfer any shares of common stock subject to the voting agreements, (ii) assert appraisal rights in connection with the merger or (iii) initiate, solicit, propose or knowingly encourage the submission of any acquisition proposal.

The voting agreements expressly provide that no provision of the voting agreements will limit or affect the fiduciary duties of any party to a voting agreement that is also a director or officer of Zipcar.

An aggregate of 13,397,539 shares of our common stock, or approximately 32% of the outstanding voting power of our shares entitled to vote at the special meeting, are subject to the voting agreements.

The voting agreements will terminate, and the executive officers and directors, and such stockholders, of Zipcar will not be obligated to take any of the foregoing actions if, among other things, the merger agreement is terminated.

The description of the voting agreements above and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreements, a copy of the form of which is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference.

Litigation Related to the Merger

On January 4, 2013, a purported class action lawsuit was filed in Suffolk County Superior Court in the Commonwealth of Massachusetts by Robert Karrasch, an alleged stockholder of the company (Karrasch v. Zipcar, Inc. et al., Civil Action No. 13-0038-BLS2). The lawsuit alleges, among other things: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duties. The lawsuit seeks, among other things, an injunction against the consummation of the merger until such time as defendants comply with their obligation to maximize shareholder value and disclose all material information regarding the merger, an award of damages, and costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 7, 2013, a purported class action lawsuit was filed in Middlesex County Superior Court in the Commonwealth of Massachusetts by Blair Holbrook, an alleged stockholder of the company (Holbrook v. Zipcar, Inc. et al., Civil Action No. 13-0060). The lawsuit alleges, among other things: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that Zipcar, Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duties. The lawsuit seeks, among other things, an injunction against the consummation of the merger until such time as the company implements a procedure to obtain the highest possible value for stockholders and disclose all material information regarding the merger, rescission of the merger agreement, an award of damages, and costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 8, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Martin Bertisch, an alleged stockholder of the company (Bertisch v. Zipcar, Inc. et al., Transaction ID 48803240, C.A. No. 8185). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that Zipcar, Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger, rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment or an award of rescissory damages, and an award of costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 8, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Bruce H. Paul, an alleged stockholder of the company (Paul v. Zipcar, Inc. et al., Transaction ID 48818538, C.A. No. 8192). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Zipcar, Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger, rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment or an award of rescissory damages, an award of damages and costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 9, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Joseph Morcos, an alleged stockholder of the company (Morcos v. Zipcar, Inc. et al., Transaction ID 48840033, C.A. No. 8200). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Zipcar, Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger, rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment or an award of rescissory damages, an award of damages and costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 16, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Allen Srulowitz, an alleged stockholder of the company (Srulowitz v. Zipcar, Inc. et al., Transaction ID 48977007, C.A. No. 8226). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Zipcar and Avis Budget aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger until such time as the company implements a procedure to obtain the highest possible value for stockholders, rescission of the merger agreement, and an award of costs and expenses, including attorneys’ and experts’ fees and expenses.

On January 16, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Evan Hecker, an alleged stockholder of the company (Hecker v. Zipcar, Inc. et al., Transaction ID 48980399, C.A. No. 8227). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger until such time as the company implements a procedure to obtain the highest possible value for stockholders, rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment or an award of rescissory damages, and an award of costs and expenses, including attorneys’ and experts’ fees.

On January 17, 2013, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Jim Billups, an alleged stockholder of the company (Billups v. Zipcar, Inc. et al., Transaction ID 48989086, C.A. No. 8229). The lawsuit alleges: (i) that the members of our board of directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly undervalues the company, that the company’s stockholders will not likely receive adequate or fair value for their Zipcar common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Avis Budget and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger, an order directing our board of directors to maximize shareholder value in any proposed sale of the company, and an award of costs and expenses, including attorneys’ and experts’ fees.

Except as discussed above, as of the date of this proxy statement, we are not aware of any other lawsuits that have been filed against us relating to the merger. Additional lawsuits pertaining to the merger could be filed in the future.

REGULATORY MATTERS

Based on the number of shares of our common stock that are currently outstanding, we will be required to make a filing under the HSR Act in connection with merger. The HSR Act provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and certain waiting period requirements have been satisfied. Filings made under the HSR Act are subject to a 30 day initial waiting period, for which early termination may be requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from the parties to the acquisition transaction. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the acquirer party. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while such negotiations continue. The expiration or early termination of the applicable waiting period under the HSR Act is a condition to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to the Merger”. The company and Avis Budget filed the requisite notification and report forms with the DOJ and FTC on January 10, 2013.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after completion of the merger, either or both the DOJ or the FTC could take such action under the antitrust laws as it or they deems or deem necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of either the merged entity or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based on a review of information provided by the parties relating to the businesses in which they and their affiliates are engaged, we believe that the merger does not violate the antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Based on the information known to date, we believe the parties are not required to make any other mandatory filings or seek any other approvals or clearances in order to consummate the transactions contemplated by the merger agreement. It is possible, however, that one or more non-U.S. governmental entities nonetheless will review the transactions contemplated by the merger agreement to ensure compliance with local merger control and/or competition laws. For example, while the United Kingdom (in which the parties are active) has a voluntary merger control regime under which there is no obligation to notify a merger prior to completion, there is a risk that the UK Office of Fair Trading, or the OFT, will nonetheless assert jurisdiction to investigate the transaction. The OFT must refer the transaction to the Competition Commission, or the CC, for further investigation if the OFT believes that there is a realistic prospect that a reviewed transaction may lessen competition substantially in any market in the UK. The parties may offer remedies at the OFT stage to address any perceived competition problems and avoid a CC investigation. Both the OFT and the CC have the power to take pre-emptive action to preclude conduct that might prejudice the appraisal of a consummated merger, e.g. by imposing “hold separate” undertakings preventing integration. Further, there is a risk that divestment or other remedies could be ordered following an adverse CC report.

We and Avis Budget will not be required to close the merger if the OFT or, if applicable, the CC, have not confirmed to us and Avis Budget either that (i) they do not intend to seek hold separate undertakings in relation to the merger or (ii) they will accept hold separate undertakings limited to our UK business and/or assets and will not seek to prevent or hinder Avis Budget’s integration of our businesses and/or assets outside of the UK, and we and Avis Budget agree in good faith that any remedies expected to be imposed by them with respect to the transactions contemplated by the merger agreement, when aggregated with any remedies imposed or likely to be imposed by any other antitrust authorities, would not reasonably be expected to have a material and adverse impact on the business, financial condition or results of operations of Zipcar and its subsidiaries, taken as a whole, or the reasonably expected benefits to Avis Budget of completing the merger, which reasonably expected benefits will be measured at a level of those reasonably likely to have a material and adverse impact on Zipcar and its subsidiaries, taken as a whole, and not at the level or measure of what would be reasonably likely to have a material and adverse impact on Avis Budget and its subsidiaries, taken as a whole.

Based on a review of information provided by the parties relating to the businesses in which they and their affiliates are engaged, we believe that the merger does not violate the antitrust or competition laws of the UK or any other non-U.S. jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain material U.S. federal income tax consequences of the merger to the holders of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any U.S. federal tax laws other than the income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not address U.S. federal income tax considerations that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation U.S. expatriates, partnerships and other pass-through entities (or persons holding our common stock through such entities), “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, banks, insurance companies and other financial institutions, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

WE URGE HOLDERS OF OUR COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock that is not a U.S. holder.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences of the merger.

U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss will be calculated for each block of shares of our common stock (i.e., shares of our common stock acquired at the same time in a single transaction), and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made with respect to our common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. Each U.S. holder should provide an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent.

Non-U.S. Holders

Effect of the Merger

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

(a) the gain on shares of our common stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment in the United States) in which event (i) the non-U.S. holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such non-U.S. holder should complete, sign and return an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the non-U.S. holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

(b) the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of our common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

Information Reporting and Backup Withholding

In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of our common stock exchanged for cash in the merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

THE MERGER AGREEMENT (PROPOSAL 1)

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Avis Budget formed solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease and Zipcar will survive the merger and become a wholly owned subsidiary of Avis Budget. All of our and Merger Sub’s properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The NASDAQ Global Select Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to Zipcar after the merger as the surviving corporation.

Effective Time

The effective time of the merger, which we sometimes refer to in this proxy statement as the time of completion of the merger, will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger). The closing date will occur no later than five business days after the date on which the last of the conditions to the merger is satisfied or waived, or at such other date, time and place as we and Avis Budget mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and requisite regulatory approval. Although we expect to complete the merger in the spring of 2013, we cannot specify when, or assure you that, we and Avis Budget will satisfy or waive all conditions to the merger.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation following the merger. Following the merger, our then current officers will continue as the officers of the surviving corporation.

Consideration to be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive $12.25 in cash, without interest and less any applicable withholding taxes, other than shares of common stock:

•	owned by us as treasury stock, all of which will be cancelled without any payment;

•	owned by Avis Budget or Merger Sub or any other wholly owned subsidiary of Avis Budget, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries, all of which will be cancelled without any payment; and

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held by a stockholder who is entitled to demand, and has made a proper demand for, appraisal of such shares in accordance with Delaware law and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws the demand, fails to perfect or otherwise loses such holder’s appraisal rights under Delaware law.

Avis Budget, Merger Sub and the surviving corporation are entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that they are required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law.

Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights”.

Treatment of Options, Warrants and Restricted Stock

The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger shall be accelerated, become fully vested and cancelled, and the former holders of such options will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to such option, multiplied by (ii) $12.25 minus the per share exercise price of the option, net of any applicable withholding and excise taxes. Our option plans will terminate upon completion of the merger.

The merger agreement provides that each warrant to purchase shares of our common stock issued and outstanding immediately prior to the completion of the merger shall be accelerated, become fully vested and cancelled, and the former holders of such warrants will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to such warrant, multiplied by (ii) $12.25 minus the per share exercise price of the warrant, net of any applicable withholding and excise taxes.

The merger agreement provides that each share of restricted common stock shall automatically become fully vested and free of any forfeiture restrictions at the effective time of the merger, and we will use commercially reasonable efforts to permit holders of outstanding shares of restricted common stock to be treated in the merger on the same terms and conditions as all other holders of unrestricted shares of common stock. All outstanding shares of restricted stock, however, will fully vest on February 24, 2013 pursuant to the terms of the restricted stock agreements.

Payment Procedures

At or immediately following the effective time of the merger, Avis Budget will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. As promptly as practicable following the completion of the merger, Avis Budget will cause the paying agent to mail to each stockholder who was, immediately prior to the effective time of the merger, a holder of record of shares entitled to receive the merger consideration, a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent (a holder of non-certificated shares represented by book-entry will provide the paying agent an agent’s message in lieu of a letter of transmittal for payment). The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificate or other instrument and a properly completed letter of transmittal. You should NOT send your Zipcar stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Zipcar stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered on the stock transfer books of the company, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer and the person requesting payment pays any applicable taxes. If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Avis Budget, post a bond as Avis Budget may direct as indemnity against any claim that may be made against Avis Budget, Merger Sub, the surviving corporation or the paying agent with respect to your lost, stolen or destroyed stock certificate(s), all in accordance with the letter of transmittal and written instructions to be sent to you by the paying agent following completion of the merger. The surviving corporation will be entitled to cause the paying agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within 12 months after the completion of the merger. Any portion of remaining cash unclaimed by holders of shares as of a date which is immediately prior to the time such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

As of the close of business on the date of the effective time of the merger, the stock transfer books of the company will be closed, and there will be no further registration of transfer on the stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the merger. If, after completion of the merger, certificates representing shares of our common stock are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Avis Budget and Merger Sub and representations and warranties made by Avis Budget and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. See “Where You Can Find More Information” on page 84 of this proxy statement for a further description of these qualifications and limitations.

The merger agreement contains representations and warranties that we made to Avis Budget and Merger Sub regarding, among other things:

•	corporate matters, including due organization, corporate power and standing;

•	our capitalization;

•	our subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations, or creation of any liens on our assets as a result of the completion of the merger;

•	compliance with required permits and material contracts;

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financial information and the accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our SEC filings with applicable federal securities law and, with respect to the financial statements therein, generally accepted accounting principles, or GAAP;

•	maintenance of internal controls over our financial reporting;

•	absence of undisclosed liabilities;

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operation of our company in the ordinary course of business consistent with past practice and the absence of any action that would require the consent of Avis Budget prior to completion of the merger under the covenants related to the conduct of our business, each since September 30, 2012;

•	the absence of a material adverse effect on us since December 31, 2011;

•	our employee benefits plans and other labor and employment matters;

•	our material contracts;

•	our owned and leased property;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	inapplicability of the transactions contemplated by the merger agreement to any relevant anti-takeover laws;

•	receipt of a fairness opinion from our financial advisor;

•	insurance;

•	brokers’ fees;

•	absence of transactions with related parties or affiliates; and

•	compliance with applicable laws.

All of our representations and warranties are qualified by information disclosed in our filings with the SEC since December 31, 2011 (subject to certain limitations). In addition, many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for us is generally defined to mean any change, circumstance, fact, event or effect that has occurred and is still continuing as of the relevant time of determination that, individually or in the aggregate, either (a) is or would reasonably be expected to be materially adverse to our business, financial condition or results of operations, or (b) would reasonably be expected to prevent, or materially hinder or delay us from consummating the merger, other than, for purposes of clause (a): (i) any change affecting the general economy or general business, economic, financial, credit or capital markets conditions, including changes in interest rates or exchange rates, (ii) any change affecting the industries in which we operate, (iii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we conduct our business, (iv) changes in GAAP or applicable law or any interpretation thereof by any governmental entity, (v) the execution, announcement or performance of the merger agreement, including without limitation the impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees, (vi) the announcement of, or the pendency of any investigation by any governmental entity with respect to, the merger agreement or the merger, including litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, vendors, lenders, investors, venture partners or employees, (vii) the outcome of any litigation, investigation or inquiry disclosed to Avis Budget in the disclosure schedules to the merger agreement, (viii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, (ix) earthquakes, hurricanes, floods, or other natural disasters, (x) any action taken, or any failure to act, by Zipcar at the express written request or with the express written consent of Avis Budget or otherwise required by the merger agreement, (xi) any change in the market price or trading volume of our capital stock or any failure of the company to meet any estimates of revenues, earnings, projections or other economic performance (whether published, internally prepared or provided Avis Budget and its representatives and whether such projections or predictions were made by us or independent third parties), (xii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America or (xiii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America.

However, to the extent that any change described in clauses (i), (ii), (iii), (iv), (viii), (ix), (xii) or (xiii) above has a disproportionate impact on us relative to other participants in the principal industries in which we operate, those changes will be taken into account in determining the occurrence of a “material adverse effect.” In addition, the underlying causes of any change described in clause (xi) above will be taken into account in determining the occurrence of a “material adverse effect.”

In addition, each of Avis Budget and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, corporate power and authority;

•	authorization, execution, delivery and performance and enforceability of the merger agreement and related matters;

•	availability of funds;

•	accuracy of information provided by Avis Budget in this proxy statement;

•	litigation matters;

•	ownership of our common stock;

•	ownership and operations of Merger Sub;

•	absence of any arrangements entered into by Avis Budget, Merger Sub or any of their affiliates with any of our directors, officers or affiliates that have not been disclosed to us; and

•	brokers’ fees.

Many of the representations and warranties made by Avis Budget and Merger Sub are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Avis Budget and Merger Sub is generally defined to mean any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Avis Budget or Merger Sub from consummating the merger.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until completion of the merger, we have agreed to operate our business in the ordinary course consistent with past practice, to use our commercially reasonable efforts to keep available the services of our current officers and key employees and to preserve our business organization intact and maintain existing relations with governmental entities, customers, suppliers, distributors, employees, lenders, landlords and other persons with whom we have material business relationships.

During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following or take certain other actions without the prior written consent of Avis Budget, which consent may not be unreasonably withheld, conditioned or delayed:

•	amend or otherwise change our certificate of incorporation or bylaws;

•	split, combine, subdivide or reclassify our outstanding capital stock;

•	declare, set aside, establish a record date for or pay any dividend or distribution (whether payable in cash, stock or property or a combination thereof) with respect to our outstanding capital stock;

•	enter into any agreement with respect to the voting of our capital stock or other equity interests or the governance of our board of directors;

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issue, deliver, sell, pledge, transfer, encumber, grant or authorize the issuance of, or agree to issue, deliver, sell, pledge, transfer, encumber, grant or authorize the issuance of, our capital stock or any other of our equity interests, or securities convertible into, or exchangeable or exercisable for, our capital stock or other such equity interests, or any rights of any kind to acquire any of our capital stock or other such equity interests or such convertible or exchangeable securities, other than the issuance of shares upon the exercise of outstanding options or warrants;

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sell, pledge, abandon or otherwise dispose of, transfer, assign, lease, license, allow to expire or lapse or encumber any of our material property or assets, with certain exceptions, including without limitation the sales of assets pursuant to existing contracts or sales of goods in the ordinary course of business consistent with past practice;

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enter any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or alter, through merger, liquidation, reorganization, restructuring or any other fashion, our corporate structure or ownership of any of our subsidiaries;

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(i) incur, create or assume or become liable with respect to any indebtedness other than in the ordinary course of business or the extension or renewal of existing programs or facilities on substantially the same terms, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of our capital stock or any options, warrants or rights to acquire any of our capital stock or any security convertible into or exchangeable for our capital, (iii) redeem, repurchase, defease, or prepay any indebtedness for borrowed money, other than repayment upon the exiting terms of the indebtedness, (iv) make any capital expenditures in an aggregate amount exceeding $500,000 or enter into leases for equipment or other capital assets in an aggregate amount exceeding $500,000, (v) make any investment in or capital contribution to any other person or entity other than in an aggregate amount not exceeding $250,000 or to any wholly owned subsidiary, (vi) discharge or satisfy any lien or pay any obligation or liability, except for in accordance with the terms of such liability or current liabilities incurred in the ordinary course of business consistent with past practice or (vii) make any acquisition of all or a material portion of any entity or business; provided that we may, without the prior written consent of Avis Budget, continue to (y) purchase and sell vehicles in the ordinary course of business consistent with past practice and create and discharge liens in connection with the purchase and sale of such vehicles, and (z) make capital expenditures in connection with the build-out and furnishing of our future headquarters in Boston, Massachusetts and incur any other expenditures in the ordinary course in connection with our re-location to such headquarters;

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except to the extent required by applicable law or the existing terms of our benefit plans: (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any of our benefit plans, (iv) establish, adopt or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except in any such case for increases in compensation and benefits in the ordinary course of business consistent with past practice for employees (other than our chief executive officer and all direct reports to our chief executive officer) not to exceed $2,000,000 in the aggregate;

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except as required by applicable law, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, extend or waive any applicable statute of limitations with respect to taxes, file any amended tax returns, settle, or enter into any closing agreement in respect of, any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability, or take any other similar action if it would materially increase our tax liability for any period ending after the effective time of the merger or materially decrease any tax attribute of the company and our subsidiaries existing on the date of the effective time of the merger;

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except pursuant to the existing terms of our benefit plans and subject to limited exceptions, (i) enter into or renew any material contract (as such term is defined in the merger agreement); (ii) terminate, materially amend, materially modify, waive any material rights under or grant any material consent under any material contract; or (iii) waive any material default under, or release, settle or compromise any material claim against us or any of our subsidiaries or liability or obligation owing to us or any of our subsidiaries under, any material contract;

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terminate or permit any of our material permits to lapse, other than in accordance with the terms and regular expiration of any permit, or fail to apply on a timely basis for renewal of any renewable material permit;

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settle or enter into a settlement agreement with respect to any litigation or other dispute unless the settlement or settlement agreement requires us to pay less than $100,000 and does not require the taking or omission of any actions other than the payment of money;

•	enter into any new lines of business;

•	change any of our accounting principles, except as required by GAAP or as a result of a change in law;

•	fail to maintain in full force and effect our material insurance policies covering our properties, assets and businesses of a type and in an amount consistent with past practice;

•	adopt or implement a rights plan or similar arrangement; or

•	authorize or enter into any contract to take any of the actions described above.

No Solicitation

We have agreed that we will not and we will instruct our representatives not to:

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initiate, solicit or knowingly encourage or facilitate the submission or making of any acquisition proposal involving Zipcar or engage in, continue or otherwise participate in any discussions or negotiations, or furnish information to any person or entity with respect to, any acquisition proposal;

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal;

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except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors that the Zipcar stockholders adopt the merger agreement in a manner adverse to Avis Budget;

•	fail to include the recommendation of the board of directors that the Zipcar stockholders adopt the merger agreement in this proxy statement; or

•	enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any acquisition proposal.

However, at any time prior to the adoption of the merger agreement by our stockholders, if we receive an unsolicited bona fide written acquisition proposal for us, we may participate in discussions or negotiations with, or provide non-public information to, the person or entity that has made the acquisition proposal, but only if our board of directors determines, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that failure to do so would be inconsistent with our directors’ fiduciary obligations under applicable law. We may not disclose any information to such person or entity without first entering into a confidentiality agreement with such person or entity containing provisions that are no more favorable in any material respect to such person or entity than the provisions contained in the confidentiality agreement that we have previously entered into with Avis Budget, which we refer to as an acceptable confidentiality agreement, and we must promptly provide Avis Budget any information concerning the company that we provide to such other person or entity and that was not previously provided to Avis Budget.

In addition, we have agreed to notify Avis Budget promptly, and in any event within 48 hours, if any proposal or offer with respect to any acquisition proposal is received by Zipcar, any of its subsidiaries or any of their respective representatives. Such notification must include the identity of the person or entity making the proposal, a summary of the material terms and conditions of the proposal (if the proposal is made orally) and, if applicable, copies of all relevant documents relating to the proposal provided to Zipcar, any of its subsidiaries or any of their respective representatives (including proposed agreements). After such notification, Zipcar is required to keep Avis Budget informed on a reasonably prompt basis as to the status of and any material developments regarding the proposal, including by providing to Avis Budget promptly (and in any event within 48 hours) copies of all draft agreements and other written materials relating to the proposal.

If, at any time prior to the adoption of the merger agreement by our stockholders, our board of directors determines, after consultation with outside legal counsel and financial advisors, that an unsolicited bona fide written acquisition proposal for us constitutes a superior proposal and that failure of our board of directors to take such action would be inconsistent with our directors’ fiduciary duties under applicable law, we are permitted to (i) effect a change in the recommendation of our board of directors that our stockholders adopt the merger agreement or (ii) terminate the merger agreement to enter into an agreement with respect to such acquisition proposal if, in each case, prior to taking such action:

•	we have provided Avis Budget with at least three business days written notice that we intend to take such action;

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during the three business day period after delivery of such notice, we have negotiated with Avis Budget in good faith (if Avis Budget desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal would no longer constitute a superior proposal (provided that, if any modifications are made to the acquisition proposal, we must deliver a new notice to Avis Budget and must again comply with the foregoing requirements with respect to the modified acquisition proposal for a new three business day period starting upon the delivery of such new notice); and

•	in the case that we terminate the merger agreement, we pay the termination fee to Avis Budget either in advance or concurrently with such termination, as described in “— Termination Fee.”

In addition, at any time prior to the adoption of the merger agreement by our stockholders, in response to an intervening event, we are permitted to effect a change in the recommendation of our board of directors that our stockholders adopt the merger agreement if, prior to taking such action:

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our board of directors has determined, after consultation with outside legal counsel and financial advisors, that failure to do so would be inconsistent with our directors’ fiduciary duties under applicable law;

•	we have provided Avis Budget with at least three business days written notice that we intend to take such action; and

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during the three business day period after delivery of such notice, we have negotiated with Avis Budget in good faith (if Avis Budget desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement as would permit our board of directors not to effect such a change in recommendation (provided that, if any material change to the facts and circumstances relating to such intervening event occurs, we must deliver a new notice to Avis Budget and must again comply with the foregoing requirements with respect to the modified intervening event for a new three business day period starting upon the delivery of such new notice).

As used in this proxy statement:

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the term “acquisition proposal” means any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction involving us or any of our subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC but substituting twenty percent (20%) for references to ten percent (10%) therein) other than a transaction solely among Zipcar and one or more of our subsidiaries, (b) sale or other disposition, directly or indirectly, by merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction, of any assets of Zipcar or any of our subsidiaries representing twenty percent (20%) or more of the consolidated assets, net revenues, net income or cash flow of Zipcar and our subsidiaries, (c) sale or other disposition, directly or indirectly, by merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction, of any equity interests of Zipcar or any of our subsidiaries representing twenty percent (20%) or more of the voting power or value of our outstanding equity interests, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the voting power or value of our outstanding equity interests or (e) any combination of the foregoing;

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the term “superior proposal” means any bona fide, unsolicited written acquisition proposal (with all references to 20% in the definition of acquisition proposal changed to 50%) that our board determines in its good faith judgment (after consultation with Zipcar’s financial advisors and outside legal counsel) and after taking into account all legal, financial, regulatory and timing aspects of the acquisition proposal, (i) is more favorable, from a financial point of view, to our stockholders than the merger (taking into account any revisions, or written proposals, by Avis Budget to amend the terms of the merger agreement), (ii) the financing of which is fully committed or reasonably likely to be obtained and (iii) is reasonably expected to be consummated; and

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the term “intervening event” means any material development or material change in circumstances occurring or arising after December 31, 2012 with respect to Zipcar that (i) was neither known to our board of directors or executive officers nor was reasonably foreseeable as of or prior to December 31, 2012 and (ii) does not relate to any acquisition proposal.

Commercially Reasonable Efforts

We and Avis Budget have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, the merger and the transactions contemplated by the merger agreement, including transactions under the voting agreements, as promptly as practicable. We and Avis Budget have also agreed to use commercially reasonable efforts to obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required or advisable to be obtained by us or Avis Budget or any of our or their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement. We and Avis Budget have agreed to use commercially reasonable efforts to cause the satisfaction of all of the closing conditions set forth in the merger agreement. In addition, we and Avis Budget have agreed to use commercially reasonable efforts to vigorously defend all lawsuits or other legal, regulatory or other proceedings to which we or it is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order, and to seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order. We and Avis Budget have agreed to use commercially reasonable efforts to (A) as promptly as practicable, and in any event within 10 business days after the date of the merger agreement, make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and (B) as promptly as practicable, and in any event within 30 calendar days after the date of the merger agreement, make or cause to be made all necessary and advisable applications and filings and/or engage with such governmental entity after consultation with the other party, and, in each case, thereafter make any other required or advisable submissions, and pay any fees due in connection therewith; provided, that the parties will cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any governmental entity is required or advisable in connection with the merger and seeking any such actions, consents, approvals or waivers or making any such filings.

Without limiting the foregoing, in order to enable the completion of the merger to occur as promptly as practicable, Avis Budget has agreed to (i) sell, divest, license or dispose of assets or businesses of Avis Budget or Zipcar or their respective subsidiaries and (ii) accept operational restrictions with respect to assets, properties, licenses, rights, product lines, operations or businesses of Avis Budget or Zipcar or their respective subsidiaries, unless any of the above actions, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on (1) the business, financial condition or results of operations of Zipcar and its subsidiaries, taken as a whole, or (2) the reasonably expected benefits to Avis Budget of completing the merger, which reasonably expected benefits will be measured at a level of those reasonably likely to have a material and adverse impact on Zipcar and its subsidiaries, taken as a whole, and not at the level or measure of what would be reasonably likely to have a material and adverse impact on Avis Budget and its subsidiaries, taken as a whole.

Stockholders Meeting

We have agreed to call and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement. We are not required to hold the meeting if the merger agreement is terminated before the meeting is held. Unless the merger agreement is terminated in accordance with its terms, our obligation to call and hold the special meeting and to submit the merger agreement to our stockholders for adoption will not be altered by any change in the recommendation of the Zipcar board of directors that the Zipcar stockholders adopt the merger agreement.

Indemnification and Insurance

Pursuant to the merger agreement, for at least six years after the completion of the merger, each of Avis Budget and the surviving corporation in the merger has agreed to indemnify and hold harmless all covered persons to the fullest extent permitted by applicable law for acts or omissions occurring at or prior to the completion of the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to such indemnification as long as the person to whom expenses are advanced undertakes to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, any indemnification agreements with covered persons in existence on December 31, 2012 will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms.

We are permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent and no less favorable than our policy as of December 31, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If we are unable to purchase such insurance prior to the effective time of the merger, the surviving corporation is required to, and Avis Budget is required to cause the surviving corporation to, as of the effective time of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to and in any event not less favorable in the aggregate than our existing policy; provided, however, that the surviving corporation is not required to expend more than an amount per year equal to 300% of our current annual premiums for such insurance (which premiums are $497,500 in the aggregate) but, in such case, will purchase as much coverage as is available for such amount. The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If the surviving corporation or Avis Budget (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Employee Benefits Matters

From the effective time of the merger and for one year thereafter, Avis Budget will, or it will cause the surviving corporation to, either (i) assume and maintain our benefit plans (other than our equity plans) at the benefit levels in effect on December 31, 2012 and provide compensation and benefits to each of our employees that have a value sufficient to replace the value of the compensation and benefits (other than any equity based compensation or benefits) provided to each of our employees under our existing benefit plans prior to the completion of the merger or (ii) provide compensation and benefits (other than equity based compensation or benefits) that have a value that is not less favorable in the aggregate than the compensation and benefits (other than any equity based compensation or benefits) provided to each of our employees prior to the completion of the merger.

Conditions to the Merger

We, Avis Budget and Merger Sub are not required to complete the merger unless the following conditions are satisfied or waived:

•	the adoption of the merger agreement by our stockholders;

•	no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity preventing or prohibiting completion of the merger; and

•

each party having obtained all clearances and approvals necessary or advisable to consummate the merger under applicable domestic or foreign antitrust or competition laws or regulations, including under the HSR Act, or any such approval having not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which any waiting period prescribed by law before the transactions contemplated by the merger agreement may be consummated having expired, and all material conditions to the consummation of the transactions contemplated by the merger agreement prescribed by law having been satisfied.

Avis Budget’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•

Zipcar’s representations and warranties in the merger agreement relating to capitalization and authority, non-contravention and approval being true and correct except for de minimis inaccuracies as of December 31, 2012 and the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

•

Zipcar’s representations and warranties in the merger agreement relating to organization and qualification; inapplicability of anti-takeover laws; and brokers’ fees being true and correct in all material respects as of December 31, 2012 and the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

•

all other representations and warranties of Zipcar in the merger agreement being true and correct as of December 31, 2012 and the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Zipcar and would not reasonably be expected to prevent, or materially hinder or delay, Zipcar from consummating the merger;

•	Zipcar having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger;

•

the absence of any material adverse effect on Zipcar’s business, financial condition, results of operation or ability to consummate the merger since December 31, 2012 or any event or development since December 31, 2012 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Zipcar’s business, financial condition, results of operation or ability to consummate the merger; and

•	receipt of an officer’s certificate from Zipcar confirming the satisfaction of the foregoing conditions.

Zipcar’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•

Avis Budget’s and Merger Sub’s representations and warranties in the merger agreement being true and correct as of December 31, 2012 and the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, or materially hinder or delay, Avis Budget’s or Merger Sub’s ability to consummate the merger;

•

each of Avis Budget and Merger Sub having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger; and

•	receipt of an officer’s certificate from Avis Budget confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, as follows:

•	by mutual written consent of Avis Budget and us;

•

by either Avis Budget or us if the merger has not been completed on or prior to June 30, 2013, provided that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of the failure of the merger to occur on or before such date, and provided further that if on June 30, 2013 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for the required approvals or consents from governmental entities having been obtained or such approvals having been final orders, then the deadline for completing the merger will be extended to September 30, 2013;

•	by either Avis Budget or us if our stockholders do not adopt the merger agreement at the special meeting;

•

by either Avis Budget or us if any court of competent jurisdiction or other governmental entity has issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the merger, and such order, decree, judgment, injunction or other action has become final and nonappealable (which order, injunction or other action the party seeking to terminate the merger agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable); provided, that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of such order, decree, judgment or injunction to have been issued or such other action to have been taken;

•

by Avis Budget, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has effected a change in its recommendation that our stockholders adopt the merger agreement in response to the receipt of a superior proposal or due to an intervening event or (ii) we have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement);

•

by us, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board determines to accept a superior proposal and (ii) immediately after the termination of the merger agreement we enter into a definitive agreement with respect to the accepted superior proposal, but only if we pay a termination fee of $16,807,250 to Avis Budget prior to or concurrently with such termination by us of the merger agreement;

•

by Avis Budget if it is not in material breach of its obligations under the merger agreement and there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; or

•

by us if we are not in material breach of our obligations under the merger agreement and there is a breach by Avis Budget or Merger Sub of any representation, warranty, covenant or other agreement of theirs contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

Termination Fee

We will be required to pay Avis Budget a termination fee of $16,807,250 if:

•

Avis Budget terminates the merger agreement, at any time prior to the adoption of the merger agreement by our stockholders, because (i) our board of directors has effected a change in its recommendation in response to the receipt of a superior proposal or due to an intervening event or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an acquisition proposal;

•	we terminate the merger agreement to accept a superior proposal;

•

either we or Avis Budget terminate the merger agreement because the completion of the merger has not occurred by June 30, 2013 (or September 30, 2013 if all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for the required approvals or consents from governmental entities having been obtained or such approvals having not been final orders), and (i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period;

•

either we or Avis Budget terminate the merger agreement if our stockholders do not adopt the merger agreement at the special meeting and (i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period; or

•

Avis Budget terminates the merger agreement if it is not in material breach of its obligations under the merger agreement, there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied and (i) at or prior to the time of termination, an acquisition proposal has been announced, commenced, publicly disclosed or made to us or our board of directors, and (ii) within 12 months of the date of termination an acquisition proposal is consummated or we have entered into a definitive agreement relating to an acquisition proposal that is consummated during or after such 12 month period.

Expense Reimbursement

In certain scenarios where the merger agreement is terminated, we or Avis Budget, as the terminating party, will be required to reimburse the non-terminating party for all documented out-of-pocket fees and expenses incurred or paid by or on behalf of the non-terminating party in connection with the merger or related to the authorization, preparation, negotiation, execution and performance of the merger agreements and the voting agreement, in each case including all fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by the non-terminating party, collectively referred to herein as the “Expenses”, as follows:

•

we will be required to reimburse Avis Budget for its Expenses if Avis Budget terminates the merger agreement if it is not in material breach of its obligations under the merger agreement, there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; and

•

Avis Budget will be required to reimburse us for our Expenses if we terminate the merger agreement if we are not in material breach of our obligations under the merger agreement and there is a breach by Avis Budget or Merger Sub of any representation, warranty, covenant or other agreement of theirs contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

If we later become obligated to pay the termination fee to Avis Budget after paying the Expenses to Avis Budget, the amount of Expenses we previously paid to Avis Budget will be credited toward our payment of the termination fee. See the “—Termination Fee” beginning on page 70 of this proxy statement for a discussion of the circumstances under which the termination fee would be required to be paid.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the completion of the merger; provided, however, that, after our stockholders have approved the merger agreement, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of our stockholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

At any time prior to the closing of the merger, Avis Budget and Merger Sub, on the one hand, and Zipcar, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement; provided, however, that after our stockholders have adopted the merger agreement, there may not be any extension or waiver of the merger agreement which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of our stockholders without first obtaining such further approval. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to properly demand and perfect their rights.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to properly demand and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. This summary does not constitute legal advice, nor does it constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified not less than 20 days before the meeting to vote on the adoption of the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger and a copy of Section 262 is attached hereto as Annex D in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

(i) You must deliver to us a written demand for appraisal of your shares before the vote is taken on the adoption of the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement;

(ii) You must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for the adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262;

(iii) You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement; and

(iv) You or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Zipcar, Inc., Secretary, 25 First Street, 4th Floor, Cambridge, MA 02141, should be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

If you hold your shares in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the effective time of the merger to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares has not been reached by the surviving corporation. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including without limitation the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The company does not anticipate offering more than the applicable merger consideration to any stockholder of the company exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of the company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws the demand or loses, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time of the transaction into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger in accordance with Section 262.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

IMPORTANT INFORMATION ABOUT ZIPCAR

We are a Delaware corporation with our principal executive offices at 25 First Street, 4th Floor, Cambridge, MA, 02141. Our telephone number is (617) 995-4231. We operate the world’s leading car sharing network in 20 major metropolitan areas and on more than 300 college campuses in the United States, Canada, the United Kingdom, Spain and Austria. We provide over 760,000 members with conveniently located self-service vehicles in reserved parking spaces within an easy walk of where they live and work. Our members may reserve cars by the hour or by the day at rates that include gas, insurance and other costs associated with car ownership. For more information about Zipcar, please visit our Web site at www.zipcar.com. The information provided on the Zipcar Web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the SEC. Zipcar is publicly traded on The NASDAQ Global Select Market under the symbol “ZIP.”

Prospective Financial Information

We do not as a matter of course make long-term public projections as to future sales, earnings or other results. However, in connection with the evaluation of a possible transaction involving the company and in connection with the rendering of Morgan Stanley’s opinion described under “The Merger — Opinion of Zipcar’s Financial Advisor”, the company provided Morgan Stanley certain non-public, unaudited, stand-alone, financial projections that were prepared by our management and not for public disclosure representing management’s best estimates of the future performance of the company, which we refer to as the Management Base Case. The company also provided Morgan Stanley certain non-public, unaudited, stand-alone, financial projections that were prepared by our management and not for public disclosure representing management’s upside estimates of the potential future performance of the company assuming that Zipcar were to achieve higher growth rates and margins than those set forth in the Management Base Case financial forecasts, which we refer to as the Potential Buyer Case. The difference in assumptions between the Management Base Case and the Potential Buyer Case is attributable to more favorable outlooks within the Potential Buyer Case with respect to the pricing and used car market environments, marketing productivity, timing of new market launches, the relative success of a new weekday-only membership plan with no annual membership fee, the impact of certain cost savings initiatives and the expected gains on sale of Zero Emission Vehicle, or ZEV, credits. In addition, in connection with the evaluation of a possible transaction involving the company, management provided to Avis Budget a limited version of the Potential Buyer Case that reflected only three years of future projections, which we refer to as the Projections Provided to Buyer, and did not, as set forth below, include all of the detail of the Potential Buyer Case. The Projections Provided to Buyer along with the Management Base Case and the Potential Buyer Case are referred to herein as the Projections and represent prospective financial information. Neither the Management Base Case nor the full Potential Buyer Case, however, was provided to Avis Budget.

The Projections set forth below were prepared solely for internal use and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Zipcar’s independent registered public accountant PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections.

The assumptions and estimates underlying the Projections are inherently uncertain and, though considered reasonable by our management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations.

Accordingly, the projected results presented in the Projections may not be indicative of our future performance or that actual results will not differ materially from those presented in the Projections. Inclusion of the Projections in this proxy statement should not be regarded as a representation by any person that the results projected in the Projections will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

The Projections set forth below are not being included in this proxy statement to influence your decision on how to vote your shares with respect to the proposal to adopt the merger agreement because we believe they are material or because we believe they are a reliable prediction of actual future results, but, rather, because the Projections Provided to Buyer were made available to Avis Budget and the Projections were made available to Morgan Stanley. A summary of the Projections that were prepared by our management in December 2012 follows:

Management Base Case in millions (1)

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Revenue	$278	$319	$370	$436	$512	$588	$662	$736	$798	$864	$920
Net Income / (Loss) post non-controlling interest	3	8	13	19	20	27	35	43	50	56	62
Adjusted EBITDA(2)	17	22	28	35	47	60	74	87	99	110	119
Unlevered Free Cash Flow(3)	(13)	8	10	13	12	19	26	32	39	43	49

Potential Buyer Case in millions (1)

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Revenue	$278	$325	$391	$476	$569	$661	$761	$865	$965	$1,070	$1,177
Net Income / (Loss) post non-controlling interest	3	13	24	42	37	47	57	67	77	87	97
Adjusted EBITDA(2)	17	25	38	57	73	90	108	125	142	159	176
Unlevered Free Cash Flow(3)	(13)	12	20	35	29	37	45	52	60	67	74

(1)	The above projections do not include Floating by the Minute (a short-trip, one-way service offering referred to as FBM) because our FBM model has not yet been developed and is unproven. Company management provided Morgan Stanley with three sets of financial projections for the FBM model, along with probability weightings for each. For the most successful case, which was assigned a probability weighting of 25%, 20 cities were assumed to be launched within the first six years, with annual revenues of $201.7 million, net income of $24.5 million and $23.5 million of unlevered free cash flow achieved in 2022. For the next case, which was assigned a probability weighting of 50%, more modest success was projected, with 15 cities assumed to be launched within six years and with annual revenues of $151.3 million, net income of $13.8 million and $13.0 million of unlevered free cash flow achieved in 2022. Finally, a third case in which the FBM service was assumed to be unsuccessful was prepared, with only two cities assumed to be launched, and the initiative was assumed to be discontinued in 2016 after cumulative losses of $9.4 million. This case was assigned a probability weighting of 25%.

(2)	We define Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to ZEV credits, income or loss from investments accounted for under the equity method and other gains or losses associated with events of a non-recurring nature.

(3)	We define Unlevered Free Cash Flow as net income before non-controlling interest, income or loss from investments accounted for under the equity method, non-vehicle interest after tax, non-vehicle depreciation and amortization, and after non-vehicle capital expenditure, increase (decrease) in operating working capital and cash flow required from fleet financing cycle.

Projections Provided to Buyer in millions (4)

	2012	2013	2014	2015
Revenue	$278	$325	$391	$476
Net Income / (loss) post non-controlling interest	3	13	24	42
Adjusted EBITDA(5)	17	25	38	57

(4)	The above projections do not include FBM. A three-year set of financial projections for the FBM model was provided to Avis Budget, which assumed that the first 10 cities of the 20-city build-out would have been built out over those first three years. In these projections, annual revenue was expected to grow to $26.5 million by the third year, with a cumulative pre-tax net loss of $15.6 million. Specifically, the pre-tax net loss projected was $2.6 million, $7.5 million and $5.5 million in the first, second and third years, respectively.

(5)	We define Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to ZEV credits, income or loss from investments accounted for under the equity method and other gains or losses associated with events of a non-recurring nature.

PricewaterhouseCoopers LLP’s report included in our Annual Report on Form 10-K filed on March 9, 2012 which is incorporated by reference into this proxy statement relates to the company’s historical financial information. It does not extend to prospective financial information and should not be read to do so.

Market Price and Dividend Data

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ZIP.” The table below shows, for the periods indicated the high and low sales prices for shares of our common stock as reported by The NASDAQ Global Select Market.

	Zipcar Common Stock
	High		Low
Fiscal Year Ending December 31, 2011
Second Quarter		$31.50		$18.92
Third Quarter		$25.88		$16.50
Fourth Quarter		$21.41		$12.04
Fiscal Year Ending December 31, 2012
First Quarter		$16.25		$12.90
Second Quarter		$14.79		$8.87
Third Quarter		$11.98		$6.50
Fourth Quarter		$8.95		$5.90
Fiscal Year Ending December 31, 2013
First Quarter (through , 2013)	$		$

The closing price of our common stock on The NASDAQ Global Select Market on December 31, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $8.24 per share. On             , 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our common stock on The NASDAQ Global Select Market was $            per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Since we became a public reporting company in 2011, we have not paid any dividends. Our policy has been to retain cash to fund future growth.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information, as of             , 2013, with respect to the beneficial ownership of our Common Stock by:

•	each person known by us to be the beneficial owner of five percent or more of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein. The address of each of the stockholders listed below is c/o Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, MA 02141.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
5% Stockholders:
Benchmark Capital Partners V, L.P. (3) 2480 Sand Hill Road Suite 200 Menlo Park, CA 94025	2,547,742		—		2,547,742	6.3%
Entities affiliated with Greylock Partners (4) One Brattle Square, 4th Floor Cambridge, MA 02138	2,144,138		—		2,144,138	5.3%
Revolution Living LLC (5) 1717 Rhode Island Avenue, N.W. Washington, D.C. 20036	6,852,175		—		6,852,175	16.9%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street, Baltimore, Maryland 21202	4,056,500		—		4,056,500	10.0%
Named Executive Officers and Directors:
Scott W. Griffith (7)	572,500		992,493		1,564,993	3.8%
Mark D. Norman (8)	—		584,997		584,997	1.4%
Edward G. Goldfinger (9)	—		335,621		335,621	*
Stephen M. Case (10)	7,852,175		1,643		7,853,818	19.3%
Donn Davis	62,500		1,643		64,143	*
Edward P. Gilligan (11)	—		6,576		6,576	*
William W. Helman (4)	2,144,138		1,643		2,145,781	5.3%
Robert C. Kagle (12)	2,592,856		1,643		2,594,499	6.4%
John F. Kenny, Jr. (13)	34,674		31,080		65,754	*
John J. Mahoney, Jr. (14)	69,348		20,688		90,036	*
Margaret Whitman (15)	69,348		20,005		89,353	*
All directors and executive officers as a group (11 persons) (16)	13,397,539		1,998,032		15,395,571	36.1%

*	Less than 1% of the outstanding common stock.
(1)	Mr. Griffith has pledged 441,979 shares as security. Revolution Living II LLC has pledged 250,000 shares as security and Revolution Living III LLC has pledged 250,000 shares as security. No other shares listed in the table above have been pledged as security.
(2)	The percent of ownership for each stockholder on , 2013 is calculated by dividing (1) the stockholder’s Total Beneficial Ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of 40,121,660 shares of our common stock that were outstanding on , 2013 plus shares of common stock subject to options held by such stockholder that were exercisable within 60 days of , 2013.
(3)	Consists of 2,547,742 shares held by Benchmark Capital Partners V, L.P., or BCP V, as nominee for Benchmark Capital Partners V, L.P., Benchmark Founders Fund V, L.P., Benchmark Founders’ Fund V-A, L.P., Benchmark Founders’ Fund V-B, L.P. and related individuals, collectively, the Benchmark Funds. Benchmark Capital Management Co. V, L.L.C., or BCMC V, is the General Partner of BCP V. Robert Kagle is a managing member of BCMC V and may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. Mr. Kagle disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)	Consists of (a) 1,833,238 shares held by Greylock XII Limited Partnership, (b) 203,693 shares held by Greylock XII-A Limited Partnership and (c) 107,207 shares held by Greylock XII Principals LLC. Greylock XII GP LLC is the sole General Partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership. William Helman is a Senior Managing Member of Greylock XII GP LLC and President of Greylock XII Principals LLC and exercises shared voting and investment power over the shares held of record by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII Principals LLC. Mr. Helman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Consists of (a) 6,352,175 shares held by Revolution Living LLC, or RL, (b) 250,000 shares held by Revolution Living II LLC, a wholly-owned subsidiary of Revolution Living LLC, or RLII, and (c) 250,000 shares held by Revolution Living III LLC, a wholly-owned subsidiary of Revolution Living LLC, or RL III. Mr. Case is manager, chairman and chief executive officer of Revolution LLC, which is an indirect owner of RL.
(6)	T. Rowe Price Associates, Inc. jointly with T. Rowe Price New Horizons Fund, Inc. filed a Schedule 13G with the SEC on May 10, 2012 indicating that it is the beneficial owner of (a) 843,600 shares held by T. Rowe Price Associates, Inc. and (b) 3,212,900 shares held by T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. is an investment adviser registered under the Investment Advisers Act of 1940.
(7)	Consists of (a) 441,979 shares held directly by Mr. Griffith, (b) 43,021 shares held by the Scott W. Griffith Qualified Annuity Trust, of which Mr. Griffith is the trustee, (c) 87,500 shares held by the Black Bear Trust, of which Mr. Griffith is the trustee and (d) 992,493 shares issuable to Mr. Griffith upon exercise of stock options exercisable within 60 days after , 2013. Mr. Griffith disclaims beneficial ownership of the shares held by the Black Bear Trust and the Scott W. Griffith Qualified Annuity Trust except to the extent of his pecuniary interest therein.
(8)	Consists of shares issuable to Mr. Norman upon exercise of stock options exercisable within 60 days after , 2013.
(9)	Consists of shares issuable to Mr. Goldfinger upon exercise of stock options exercisable within 60 days after , 2013.
(10)	Consists of: 1,000,000 shares directly held by the Stephen M. Case Revocable Trust; 6,352,175 shares directly held by RL; 250,000 shares directly held by RL II and 250,000 shares directly held by RL III; and 1,643 shares issuable within 60 days of , 2013 upon exercise of a stock option held directly by Mr. Case. Mr. Case has the sole power to vote and dispose of the shares underlying the stock option. As the sole trustee of the Trust and Chairman, Chief Executive Officer and President of RL, RL II and RL III, Mr. Case has the sole power to direct the vote and disposition of the shares held by the Trust, RL, RL II and RL III.
(11)	Consists of shares issuable to Mr. Gilligan upon exercise of stock options exercisable within 60 days after , 2013.
(12)	Consists of (a) 2,547,742 shares held by BCP V, described in footnote 3 above, (b) 45,114 shares held directly by Mr. Kagle and (c) 1,643 shares issuable to Mr. Kagle upon exercise of a stock option exercisable within 60 days after , 2013. Mr. Kagle disclaims beneficial ownership of the shares held by BCP V except to the extent of his pecuniary interest therein.
(13)	Consists of (a) 34,674 shares held by The Kenny Irrevocable Trust of 2012 and (b) 31,080 shares issuable to Mr. Kenny upon exercise of stock options exercisable within 60 days after , 2013.
(14)	Consists of (a) 69,348 shares held by the Mahoney 2011 Qualified Annuity Trust, of which Mr. Mahoney is the trustee, and (b) 20,688 shares issuable to Mr. Mahoney upon exercise of stock options exercisable within 60 days after , 2013. Mr. Mahoney disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein.
(15)	Consists of (a) 69,348 shares held directly by the Sweetwater Trust, of which Ms. Whitman is a trustee, and (b) 20,005 shares issuable to Ms. Whitman upon exercise of stock options exercisable within 60 days after , 2013. Ms. Whitman disclaims beneficial ownership of the shares held by such trust except to the extent of her pecuniary interest therein.
(16)	See footnotes 3 through 15 above. Includes 1,998,032 shares issuable upon exercise of stock options exercisable within 60 days after , 2013.

IMPORTANT INFORMATION ABOUT AVIS BUDGET AND MERGER SUB

Avis Budget Group, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Parsippany, New Jersey, operates two of the most recognized brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier focused primarily on more value-conscious segments of the industry. Avis Budget is a leading vehicle rental operator in North America, Europe, Australia, New Zealand, and Avis Budget and its licensees operate the Avis and Budget brands in approximately 175 countries throughout the world. Each of Avis Budget and Merger Sub may assign its rights and obligations under the merger agreement to a wholly owned subsidiary of Avis Budget so long as it remains liable for its obligations under the merger agreement if such subsidiary does not perform its obligations. Avis Budget has its principal executive offices at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, NJ 07054. Its telephone number is (973) 496-4700.

Millennium Acquisition Sub, Inc., a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Avis Budget. Merger Sub was formed on December 26, 2012 solely for the purpose of effecting the merger and has not engaged in any other business. Merger Sub has its principal executive offices at c/o Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, NJ 07054. Its telephone number is (973) 496-4700.

ADVISORY VOTE REGARDING MERGER RELATED COMPENSATION (PROPOSAL 2)

Zipcar is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed merger pursuant to arrangements entered into with Zipcar. Accordingly, Zipcar is therefore asking its stockholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to Zipcar’s named executive officers in connection with the merger, as disclosed in the section below entitled “Merger Related Compensation,” pursuant to Item 402(t) of Regulation S-K, is hereby approved.

Merger Related Compensation

Merger Related Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each Zipcar named executive officer that is based on or otherwise relates to the merger, or the “merger-related compensation”. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including without limitation the assumptions described below. For purposes of calculating such amounts, we have assumed the following:

•	the price per share to be paid to stockholders of the company in the merger is $12.25 per share,

•	the merger were to close on , 2013, the last practicable date prior to the filing of this proxy statement; and

•

the named executive officers will be terminated without “cause” or for “good reason” immediately following the merger, assuming the merger constitutions a “change in control” (each, as defined in the executive’s amended employment offer letter).

Name	Cash ($)(1)	Equity($)(2)	Total($)
Scott W. Griffith	$1,740,000	$6,891,250	$8,631,250
Mark D. Norman	$584,000	$3,841,933	$4,425,933
Edward G. Goldfinger	$464,000	$1,797,500	$2,261,500

(1)	Cash severance is payable only if the executive is terminated without “cause” or leaves for “good reason,” in each case, within twelve months following a “change of control.” For Mr. Griffith, the amount represents twenty-four months’ base salary and 200% of his targeted annual bonus for the year in which the termination occurs (which, for 2013, is 100% of Mr. Griffith’s base salary). For Messrs. Norman and Goldfinger, the amount represents twelve months’ base salary and 100% of the executive’s targeted annual bonus for the year in which the termination occurs (which, for 2013, is 60% of the executive’s base salary).
(2)	Consists of the value of in-the-money vested options to be cancelled in connection with the merger and in-the-money unvested options which would accelerate in connection with the merger. The following table indicates the value of such options:

Name	Vested Options	Unvested Options
Scott W. Griffith	$6,635,297	$255,953
Mark D. Norman	$3,790,743	$51,190
Edward G. Goldfinger	$1,733,509	$63,991

Narrative Disclosure to Merger Related Compensation Table

Under the terms of his amended employment offer letter, if Mr. Griffith is terminated without “cause” or voluntarily resigns his position for “good reason,” in each case, within twelve months following a “change of control” of Zipcar (each, as defined in his amended employment offer letter), then, subject to his timely execution and non-revocation of a release, he will be entitled to receive, either in lump sum or in the form of salary continuation, a severance payment equal to (i) twenty-four months of his base salary and (ii) 200% of his targeted annual bonus for the year in which the termination occurs.

Under the terms of the amended employment offer letters for Messrs. Norman and Goldfinger, if the executive is terminated without “cause” or voluntarily resigns his position for “good reason,” in each case, within twelve months following a “change of control” of Zipcar (each, as defined in the applicable amended employment offer letter), then, subject to the executive’s timely execution and non-revocation of a release, he will be entitled to receive, either in lump sum or in the form of salary continuation, a severance payment equal to (i) twelve months of his base salary and (ii) 100% of his targeted annual bonus for the year in which the termination occurs.

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to adopt the merger agreement. Accordingly, you may vote to approve this Proposal 2 on merger-related compensation and vote not to approve Proposal 1 on the adoption of the merger agreement and vice versa. Because the vote regarding merger-related compensation is advisory in nature only, it will not be binding on either Zipcar or Avis Budget. Accordingly, if the merger is completed, the named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Zipcar’s stockholders.

Approval of the non-binding, advisory vote on merger-related compensation requires the affirmative vote of the holders of a majority of the voting power of the shares of Zipcar’s common stock present or represented by proxy at the special meeting and voting on the matter.

The board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn the special meeting, for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and voting on the matter, assuming a quorum is present.

The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2013 annual meeting of stockholders. If such meeting is held, any proposal that a stockholder of Zipcar wishes to be considered for inclusion in our proxy statement and proxy for the 2013 annual meeting of stockholders must have been submitted to our Secretary at our offices, 25 First Street, 4th Floor, Cambridge, Massachusetts 02141, no later than December 13, 2012. If a stockholder of Zipcar wishes to present a proposal at the 2013 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must give written notice to our Secretary at the address noted above. Our Secretary must receive such notice no later than March 3, 2013 and no earlier than February 1, 2013; provided that, in the event that the 2013 annual meeting is held before May 11, 2013 or after July 30, 2013, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (a) the 90th day prior to the annual meeting and (b) the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual Report on Form 10-K filed on March 9, 2012;

•	Quarterly Reports on Form 10-Q filed on May 4, 2012, August 3, 2012 and November 9, 2012;

•	Proxy Statement on Schedule 14A filed on April 12, 2012; and

•

Current Reports on Form 8-K filed on March 15, 2012, May 10, 2012, May 31, 2012, August 10, 2012, September 7, 2012, December 5, 2012, January 2, 2013, January 3, 2013, January 4, 2013 and January 8, 2013.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, MA 02141, Attention: Secretary. If you would like to request documents, please do so by                     , 2013, in order to receive them before the special meeting.

Explanatory Note Regarding the Merger Agreement and Other Documents

This proxy statement contains a description of representations and warranties made in the merger agreement and other contracts and documents that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Zipcar, Avis Budget and Merger Sub), including certain confidential disclosures that the parties made to each other in connection with the negotiation of such contracts or other documents, which disclosures may not be reflected in the contract or document itself, including the merger agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, may be subject to contractual standard of materiality different from those generally applicable to public disclosures to stockholders and reports and documents filed with the SEC, and may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, the representations and warranties and other provisions of these contracts and other documents should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement, the documents incorporated by reference into this proxy statement, and reports, statements and filings that Zipcar publicly files with the SEC from time to time.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Inc., our proxy solicitor, toll-free at 800-561-3947.

ANNEX A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 31, 2012

BY AND AMONG

ZIPCAR, INC.,

AVIS BUDGET GROUP, INC.

AND

MILLENNIUM ACQUISITION SUB, INC.

A

A-i

5.2	Company Forbearances	22
5.3	Control of Operations	25
5.4	Cooperation	25
5.5	Access to Information; Confidentiality	25
5.6	Solicitation by Company; Change of Company Board Recommendation; Intervening Event Change of Recommendation	26
5.7	Appropriate Action; Consents; Filings	28
5.8	Certain Notices; Supplemental Disclosure	30
5.9	Public Announcements	30
5.10	Employee Benefit Matters	31
5.11	Takeover Laws	32
5.12	Indemnification of Directors and Officers	32
5.13	Parent Agreements Concerning Merger Sub	34
5.14	Section 16 Matters	34
5.15	Stockholder Litigation	34
5.16	De-registration	34
5.17	Company Indebtedness	34
5.18	FIRPTA Affidavit	35

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		35

6.1	Conditions to Obligations of Each Party to Consummate the Merger	35
6.2	Additional Conditions to Obligations of Parent and Merger Sub	35
6.3	Additional Conditions to Obligations of the Company	36

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		36

7.1	Termination	36
7.2	Effect of Termination	37
7.3	Amendment	38
7.4	Waiver	38

ARTICLE 8 GENERAL PROVISIONS		39

8.1	Non-Survival of Representations, Warranties, Covenants and Agreements	39
8.2	Fees and Expenses	39
8.3	Notices	39
8.4	Certain Definitions	40
8.5	Terms Defined Elsewhere	44
8.6	Headings	46
8.7	Severability	46
8.8	Entire Agreement	46
8.9	Assignment	46
8.10	Parties in Interest	47
8.11	Mutual Drafting; Interpretation	47
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	47
8.13	Counterparts	48
8.14	Specific Performance	48
8.15	Obligations of Parent and the Company	48

A-ii

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 31, 2012 (this “Agreement”), by and among Avis Budget Group, Inc., a Delaware corporation (“Parent”), Millennium Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Zipcar, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), Merger Sub and the Company (the “Company Board”) have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) directed that the adoption of this Agreement be submitted to the holders of Common Stock for approval;

WHEREAS, each of the Parent Board and the board of directors of Merger Sub have, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions;

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS concurrently with the execution and delivery of this Agreement, certain stockholders of the Company and certain officers and directors of the Company who are also stockholders of the Company are entering into Voting Agreements with Parent with respect to the Merger (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall, subject to Section 5.12(b), be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Zipcar, Inc.” (and excluding any provisions with respect to the incorporator or the initial directors) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, at the Effective Time, the bylaws of the Company shall, subject to Section 5.12(b), be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as used therein shall be “Zipcar, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston, Massachusetts time, on the fifth (5th) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. At the Closing, the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall take all such reasonable further actions and make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.3 Meeting of Stockholders to Approve the Merger.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (as defined below) a proxy statement for the Company Stockholder Meeting

(together with any amendments or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. The Company shall use reasonable best efforts to cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and all other materials that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Regulation 14A under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 under the Exchange Act, in each case, prior to the filing thereof with the SEC or the dissemination thereof to any stockholder of the Company. Subject to Section 5.6, the Company shall include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the “Company Board Recommendation”). The Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the stockholders of the Company as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such written responses. The Company shall, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff). The Company agrees that as of the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) As promptly as practicable following the date on which the SEC (or its staff) advises the Company or its counsel that it has no further comments thereon or that the Company may commence mailing the Proxy Statement in connection with the Company Stockholder Meeting, the Company shall, in consultation with Parent, (i) take all action necessary to duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the adoption of this Agreement by the Company’s stockholders; (ii) cause the Proxy Statement to be printed and mailed to the stockholders of the Company; and (iii) subject to Section 5.6, use reasonable best efforts to seek any approval of stockholders of the Company that is required by applicable Law to effect the Merger. The Company shall not change the record date for the Company Stockholder Meeting or postpone or adjourn the date for which the Company Stockholder Meeting is scheduled without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, the Company may postpone or adjourn the Company Stockholder Meeting (x) to allow additional time for the prompt filing and mailing of any supplemental or amended disclosure which the Company Board has determined is necessary under applicable Law for such supplemental or amended disclosure to be reasonably disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting or (y) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to adopt this Agreement. If, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of votes to obtain the Company Stockholder Approval or to obtain a quorum for such meeting, the Company shall, at Parent’s written request, postpone or adjourn the Company Stockholder Meeting solely for the purpose of and for the minimum time reasonably necessary to obtain the Company Stockholder Approval. Except as Parent shall have otherwise consented to in writing in advance, (i) the Company Stockholder Approval and (ii) an advisory vote on golden parachute compensation in connection with the Merger in accordance with applicable federal securities laws shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the

Company Stockholder Meeting. The Company shall, on the reasonable request of Parent, advise Parent promptly as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Unless this Agreement has been validly terminated in accordance with its terms, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholder Meeting and to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Change of Company Board Recommendation or Intervening Event Change of Recommendation.

(c) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to Institutional Shareholder Services recommending adopting of this Agreement and approval of the Transactions, (ii) the Company shall request a meeting with Institutional Shareholder Services for purposes of obtaining its recommendation in favor of the adoption of this Agreement by the Company’s stockholders and (iii) the Company shall use its commercially reasonable efforts to obtain such recommendation; provided, that the foregoing obligations shall not apply in the event the Company Board shall have made a Change of Company Board Recommendation or Intervening Event Change of Recommendation.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Common Stock. Subject to Section 2.2, each share of common stock, par value $0.001 per share (the “Common Stock”), of the Company (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined below), shall be converted into the right to receive $12.25 in cash, without interest (the “Per Share Amount”).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any of the Subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

The cash to be paid upon the conversion of Shares pursuant to Section 2.1(a) is referred to herein as the “Merger Consideration”. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Per Share Amount, in each case without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.2. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Common Stock or the securities convertible into or exercisable for shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Per Share Amount and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

2.2 Payment for Securities; Surrender of Certificates.

(a) Payment Agent. At or immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Payment Agent”) in immediately available funds all of the cash necessary to pay the Merger Consideration (such cash deposited with the Payment Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent, as directed by Parent, in (i) short-term obligations of the United States of America or (ii) short-term obligations backed by the full faith and credit of the United States of America, in each case pending payment thereof by the Payment Agent to the holders of Shares pursuant to this Article 2. Following the Effective Time, the Payment Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) Procedures for Surrender.

(i) Certificates. As promptly as practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Per Share Amount at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and as reasonably approved by the Company prior to the Effective Time, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Per Share Amount. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Certificates was converted pursuant to Section 2.1(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of the Per Share Amount may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares” and each individually a “Book-Entry Share”), in each case whose Shares were converted into the right to receive the Per Share Amount at the Effective Time pursuant to this Agreement, shall not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the Per Share Amount that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Amount at the Effective Time pursuant to this Agreement shall, upon receipt by the Payment Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Payment Agent may reasonably request) be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Book-Entry Share was converted pursuant to Section 2.1(a). Payment of the Per Share Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii) Until surrendered as contemplated by this Section 2.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Amount into which the Shares formerly represented by such Certificate or Book-Entry Share has been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Payment Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.2(b), without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as the case may be, shall be entitled to deduct and withhold or cause to be deducted or withheld from any amount otherwise payable pursuant to this Agreement to any Person such amounts as Parent, Merger Sub, the Surviving Corporation or the Payment Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity by Parent, Merger Sub, the Surviving Corporation or the Payment Agent or their respective affiliates, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Payment Agent or their respective affiliates.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Per Share Amount payable or deliverable in respect thereof pursuant to this Agreement; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of any such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who otherwise complies with, Section 262 of the DGCL (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to be Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Amount as provided in Section 2.1(a), without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal, and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

2.4 Treatment of Company Options, Company Warrants, Stock Plans.

(a) Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares (the “Company Options”) other than the Company Warrants (as defined below), under any equity plan of the Company, including the 2000 Stock Option/Stock Issuance Plan, the 2010 Stock Incentive Plan and the 2011 Stock Incentive Plan, each as amended (collectively, the “Company Equity Plans”), or otherwise shall be accelerated and automatically become fully vested, cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option, and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder, the “Option Payments”). Promptly following the Effective Time (and no later than ten (10) days following the Effective Time), Parent shall cause the Surviving Corporation to pay to each holder of a Company Option an amount equal to the Option Payment (if any) with respect to such Company Option. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment as set forth herein.

(b) Treatment of Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, or the Company, each outstanding unexercised warrant to purchase or otherwise acquire shares of Common Stock (the “Company Warrants”) shall be accelerated and automatically become fully vested, cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Warrant, and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Company Warrant (such amounts payable hereunder, the “Warrant Payments”). From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment. Promptly following the date of this Agreement (and in no event later than the date on which the Proxy Statement is first mailed to the Company’s stockholders), the Company shall deliver written notice to each holder of a Company Warrant, in accordance with the terms of the applicable Company Warrant, informing such holders of the effect of the Merger on the Company Warrants.

(c) Treatment of Restricted Stock. Parent and Merger Sub acknowledge that all outstanding restricted stock awards (the “Company Restricted Shares”) shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will use commercially reasonable efforts, including obtaining any required consents or amendments to the Company’s equity incentive plans, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

(d) Termination of Company Equity Plans. After the Effective Time, all Company Equity Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) a registration statement, prospectus, report, form, schedule or definitive proxy statement publicly filed since December 31, 2011 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and prior to the date hereof (other than any disclosures set forth under the heading “Risk Factors” and any disclosures set forth under or risks included in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Sections 3.2 (Capitalization) and 3.4 (Authority; Non-Contravention; Approval), or (ii) the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to be a disclosure in any other individual section or subsection of the Company Disclosure Schedule to which its relevance is reasonably apparent from the actual text of the disclosure that such disclosure is relevant to such other section or subsection; and provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True, accurate and complete copies of the Company’s certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 510,000,000 shares, of which 500,000,000 shares are designated Common Stock and 10,000,000 shares are designated preferred stock, par value $0.001 per share (the “Preferred Stock”). As of December 31, 2012: (i) 40,121,660 shares of Common Stock and no shares of Preferred Stock, were issued and outstanding; and (ii) no shares of Common Stock or Preferred Stock were held in treasury. All of such issued and outstanding shares are validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the number of shares of Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Options and Company Warrants, and (ii) the vesting of outstanding Company Restricted Shares. The Company Options, the Company Warrants and Company Restricted Shares are collectively referred to as “Company Stock-Based Securities”. All shares of Common Stock issuable upon exercise of Company Options, Company Warrants or other Company Stock-Based Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Common Stock in accordance with the terms of the applicable Company Equity Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights. No Company Option was granted with an exercise price less than the fair market value of the Company Option on the date of grant.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities, and (iii) the particular Company Equity Plan pursuant to which such Company Stock-Based Security was granted or issued. The Company has made available to Parent accurate and complete copies of each of the Company Equity Plans and the standard form of all agreements and instruments relating to or issued under each Company Equity Plan and all agreements and instruments relating to or issued under the Company Equity Plans that differ in any material respect from such standard form agreements.

(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any equity securities of any Company Subsidiary.

3.3 Subsidiaries.

(a) For each Company Subsidiary, Section 3.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Company Subsidiary is qualified to do business.

(b) Each Company Subsidiary is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing (except in the case of good standing, any jurisdiction that does not recognize such concept) under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers, except where failure to be so incorporated or organized, validly existing or in good standing (except in the case of good standing, any jurisdiction that does not recognize such concept), or to have such corporate or limited liability powers would not have a Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, any equity or similar securities of any corporation or other entity whether incorporated or unincorporated.

(c) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each of the Company Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Lien other than Liens specified in the organizational documents of such Company Subsidiary and other than any restrictions imposed under the Securities Act. Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Company Subsidiary that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

3.4 Authority; Non-Contravention; Approval.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below), to consummate the Transactions. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (B) and (C), as would not have a Material Adverse Effect.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws or the rules and regulations of the NASDAQ Global Select Market (the “NASDAQ”), (B) the approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule, (C) the filing with the SEC of the Proxy Statement, and other written communications that may be deemed “soliciting materials” under Rule 14a-12 of the Exchange Act, or (D) the filing of the appropriate merger documents as required by the DGCL, or (ii) as would not have a Material Adverse Effect.

(d) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions, (ii) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company, and (iii) recommending that the holders of the Company Common Stock adopt this Agreement, which resolutions, subject to Section 5.6, have not been subsequently withdrawn or modified in any manner adverse to Parent.

(e) Subject to the accuracy of the representation set forth in Section 4.6 hereof, the affirmative vote of the holders of a majority of the total voting power of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any Company equity securities necessary to adopt this Agreement.

3.5 No Violation of Law. Neither the Company nor any of its Subsidiaries is in material violation of or has been given notice or been charged with any such violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity.

3.6 Permits. The Company and its Subsidiaries have all material permits, licenses, approvals and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as currently conducted, and no such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit. All applications required to have been filed for the renewal of any Permits have been duly filed on a timely basis with the appropriate Governmental Entity. Neither the Company nor any Company Subsidiary has received any written claim or notice nor has any knowledge that the Company or any Company Subsidiary is currently not in compliance in all material respects with the terms of any such Permits.

3.7 Compliance with Agreements. Except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract (as defined below) except for such breach, violation, default or event that would not have a Material Adverse Effect, and the Company has not received any written notice of any such breach, violation, default or event. To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, except for such breach, violation or default would not have a Material Adverse Effect.

3.8 SEC Matters.

(a) The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports and other documents required to be filed by it with the SEC since June 1, 2010 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except, as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.9 Absence of Undisclosed Liabilities. The Company did not have at September 30, 2012, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except (i) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof or (iii) such liabilities or obligations that were incurred after September 30, 2012 in the ordinary course of business and consistent with past practices and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership, joint venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

3.10 Absence of Certain Changes or Events. Except as set forth in Section 3.10 of the Company Disclosure Schedule, (a) since September 30, 2012, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 5.2, and (b) since December 31, 2011, there has not been a Material Adverse Effect.

3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no material claims, suits, actions, hearings, arbitrations or, to the knowledge of the Company, investigations or other proceedings, audits or reviews by any Governmental Entity or arbitrator pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any material judgment, decree, settlement, award, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.12 Employee Benefit Plans; ERISA.

(a) Section 3.12(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice and policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee, individual independent contractor or director of the Company or a Company Subsidiary has any right to employment, to purchase or receive any stock or other securities of the Company or a Company Subsidiary or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which the Company or a Company Subsidiary has any material liability, (ii) each employee benefit plan within the meaning set forth in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, under which the Company or a Company Subsidiary has any liability, and (iii) the Company Equity Plans (collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent (i) a current, complete and accurate copy of each Company Benefit Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Benefit Plan which is not set forth in writing, and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Benefit Plan which is subject to ERISA.

(c) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor any Company Subsidiary has any material liability under Title IV of ERISA. No Company Benefit Plan maintained for the benefit of employees outside the United States is a defined benefit pension plan.

(d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event with respect to any Company Benefit Plan that could result in any material liability for the Company or any Company Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

(e) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Benefit Plan, as applicable.

(f) Each Company Benefit Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including, any termination of employment) (i) entitle any current or former officer, employee, director or other independent contractor of the Company or a Company Subsidiary to any change in control payment or benefit, transaction bonus, severance pay or similar benefit, (ii) accelerate the timing of any payment or vesting schedule, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits to any current or former officer, employee, director or other independent contractor of the Company or a Company Subsidiary, or (iii) trigger any other material obligation under a Company Benefit Plan.

(h) Neither the Company nor any Company Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i) There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Company Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Company Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Benefit Plan.

(j) Neither the Company nor any Company Subsidiary is party to an agreement or arrangement with any Person which requires the Company or Company Subsidiary to pay a tax gross-up under Sections 409A, 280G or 4999 of the Code.

(k) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the Transactions, separately or in the aggregate (either alone or together with any other event, including, any termination of employment) in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

3.13 Labor; Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Company Subsidiary and, to the knowledge of the Company, there are no organizational or decertification efforts presently being made involving any of the employees of the Company or its Subsidiaries. Within the past three (3) years, there have been no strikes, slowdowns, work stoppages, lockouts or other material labor disputes with respect to any employees of the Company or any Company Subsidiary. To the Company’s knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so. The Company and its Subsidiaries have complied in all material respects with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours and collective bargaining. No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or penalties for failure to comply with any of such laws.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Company Subsidiary for a specified length of time and each is employed “at will.”

3.14 Contracts and Commitments; Suppliers and Customers.

(a) Except as attached in unredacted form as exhibits to the Company Reports, Section 3.14(a) of the Company Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such Contract, and each “material contract” filed in unredacted form as an exhibit to the Company Reports, along with each Contract set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, a “Material Contract”):

(i) any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $500,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(ii) any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii) any agreement for the acquisition, merger or sale or similar transaction involving any business of the Company or any of its Subsidiaries (A) for aggregate consideration under such agreement in excess of $500,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would reasonably be expected to result in payments in excess of $500,000;

(iv) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its affiliates or their employees;

(v) any Contract that obligates the Company or its Subsidiaries to make any capital commitment or capital expenditure in excess of $500,000;

(vi) any employment, consulting, deferred compensation, change of control, severance or other similar agreement which contains a change of control or “golden parachute” provision or that otherwise provides for base salary or base compensation in any fiscal year that is equal to or greater than $150,000;

(vii) any Contract to which any directors, executive officers (as such term is defined the Exchange Act) or 5% stockholders of the Company or any of their affiliates (other than the Company or any Company Subsidiary) or immediate family members is a party;

(viii) any Contract that is with any Governmental Entity requiring payment by the Company or any of its Subsidiaries (excluding those Contracts with a Governmental Entity relating to parking entered into in the ordinary course of business);

(ix) any Contract that contains any covenant granting “most favored nation” status that, following the Transactions, would apply to or be affected by actions taken by Parent, the Surviving Corporation or any of their respective Subsidiaries or affiliates;

(x) any Contract that contains any covenant that (x) limits the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (y) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries), or (z) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell, distribute any products or services or use, transfer, license, distribute or enforce any of their respective intellectual property rights;

(xi) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $250,000;

(xii) any other agreement to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $500,000 annually other than any such agreement in the ordinary course of business; and

(xiii) any Contract that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the Company has made available to Parent true, correct and complete copies of each Material Contract. Except as would not have a Material Adverse Effect, (i) each Material Contract is a valid and binding obligation of the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and (ii) each Material Contract is in full force and effect as of the date hereof.

(c) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract, except for violations, breaches or defaults that would not have a Material Adverse Effect.

3.15 Real Estate. Neither the Company nor any Company Subsidiary owns real property as of the date of this Agreement. Section 3.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Company Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company has made available to Parent a true and complete copy of each of the Leases. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Company Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or Company’s rights or obligations under the Leases or with respect to the Leased Real Property. To the Company’s knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. Section 3.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Merger so that the Leases will continue in accordance with their terms following the Merger.

3.16 Environmental Matters.

(a) The Company and its Subsidiaries are and have been in compliance with, and have conducted their businesses in compliance with, all Environmental Laws, including having and complying with all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted. In the past five (5) years, or at any time with respect to unresolved matters, the Company and its Subsidiaries have not received any written notices, demand letters or written requests for information from any Governmental Entity or other Person indicating that the Company or any of its Subsidiaries may be in material violation of, or liable in any material respect under, any Environmental Law. There are no, and have not been any, suits, actions, proceedings, judgments, orders, decrees, rulings, charges, or settlements pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has treated, stored, transported, disposed of, arranged for or permitted the disposal of, Released, or exposed any Person to any Hazardous Substances (i) at a location that requires investigation or remediation under Environmental Laws or (ii) as would otherwise reasonably be expected to give rise to any material liability of the Company or its Subsidiaries under Environmental Laws. There has been no Release of Hazardous Substances by the Company or its Subsidiaries or at any property currently operated by the Company or its Subsidiaries, nor to the Company’s knowledge has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of ownership or operation, so as would reasonably be expected to give rise to any material liability of the Company or its Subsidiaries under Environmental Laws. Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other Person under Environmental Laws. No representation or warranty is made in this Section 3.16 with respect to matters that have not had and would not have a Material Adverse Effect.

(b) To the knowledge of the Company, in the past five (5) years, there has been no environmental assessment, investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries or any other Person in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

3.17 Intellectual Property Rights.

(a) Section 3.17(a)(i) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by the Company and its Subsidiaries, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, registration or application numbers and dates, and (v) any assignor or assignee, if applicable. Section 3.17(a)(ii) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions under which the Company or any of its Subsidiaries is a licensee, licensor or distributor of or otherwise is authorized to use, or authorizes the use of, or has been granted or grants a covenant not to sue with respect to, any Intellectual Property Rights or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights used in or necessary to the business of the Company or any of its Subsidiaries (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software, which are not required to be listed).

(b) The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to use, all of the Intellectual Property Rights that are used or are held for use or necessary to the conduct of the Company’s or any of its Subsidiaries’ businesses, and except as set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, it may use the same without obligation to pay any royalty, material license fee, or other consideration (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software, which are not required to be listed). Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no material action (whether civil, criminal, administrative, investigative or informal) (i) has been, to the knowledge of the Company, asserted in the past six (6) years, or (ii) is currently pending, in each case, before any Governmental Entity or arbitrator, or is being threatened in writing by any Person, in which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property Rights owned, licensed, distributed or used by the Company or any of its Subsidiaries in their respective businesses as conducted in the past six (6) years or as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person or contests the validity, use, ownership, enforceability or registrability of any Intellectual Property Rights owned by the Company, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any Person’s Intellectual Property Rights. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries in any material respect, and, in the past (6) years, neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remains unresolved.

(c) The Company has made commercially reasonable efforts to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries in all material respects, except as would not have a Material Adverse Effect. Without limiting the preceding sentence, the Company has implemented and used commercially reasonable efforts to enforce a policy requiring each past and current employee, consultant and contractor who developed or otherwise created any part of any item covered by material Intellectual Property Rights intended to be owned by the Company or its Subsidiaries, either (i) to be a party to an agreement that conveys or obligates such Person to convey to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed or otherwise created by such Person in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works and all other Intellectual Property Rights created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, in each case which works or Intellectual Property Rights are eligible to be “works for hire,” to execute an agreement acknowledging that the works are “works for hire” and otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works and other Intellectual Property Rights, and/or (iii) to ensure that such Intellectual Property Rights otherwise have by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed or otherwise created by such Person in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries.

(d) To the knowledge of the Company, in the last eighteen (18) months, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any software, hardware or computer systems owned, leased or licensed by the Company or any of its Subsidiaries, including any used to provide Company products and services or to otherwise operate its business (“Company Systems”), that in any such case have caused or could reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, use commercially reasonable efforts to act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis.

3.18 Tax Matters. The Company and its Subsidiaries have (i) duly filed with the appropriate Tax Authority all material Tax Returns required to be filed, and such Tax Returns are correct and complete in all material respects, (ii) duly paid all material Taxes that are due (whether or not shown on any Tax Return), and

(iii) duly withheld and paid all material Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the face of the balance sheet included in the Company Reports (rather than in any notes thereto) are adequate to cover the unpaid Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet, and the unpaid Taxes of the Company will not exceed such liabilities and reserves as adjusted for the passage of time through the Closing Date in the ordinary course of business and consistent with past practices. There are no Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Permitted Liens for Taxes. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has made available to Parent correct and complete copies of all federal income Tax Returns and all other material Tax Returns filed prior to the date hereof for the years 2009 through 2011 and for all other open years. Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Tax Authority. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or otherwise, is liable for the Taxes of, any entity other than the Company or a Company Subsidiary (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction during the last two (2) years which the parties treated as a distribution to which Section 355 of the Code applied. Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations section 1502 (or any corresponding or similar provision of state, local, or non-U.S. law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date or (F) election under Section 108(i) of the Code. Except as expressly set forth in Section 3.12, this Section 3.18 constitutes all of the representations and warranties of the Company with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

3.19 Anti-Takeover Law Inapplicable. Subject to the accuracy of the representation set forth in Section 4.6 hereof, the Company Board has approved this Agreement and the Transactions, including, to the extent the persons that have entered into a Voting Agreement collectively hold shares of Common Stock representing fifteen percent (15%) or more than the total number of currently outstanding shares of Common Stock, the approval of the Voting Agreements, and such approval is sufficient to render inapplicable to the Transactions any anti-takeover restrictions set forth in Section 203 of the DGCL and any other similar applicable restrictions contained in any similar statute or regulation of any jurisdiction which applies or purports to apply to any such transactions. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (each, a “Takeover Statute”), is, or at the Effective Time would reasonably be expected to be, applicable to the Shares or the Transactions.

3.20 Opinion of Financial Advisor. The Company Financial Advisor (as defined below) has rendered to the Company Board its opinion to the effect that, as of the date of such opinion, the consideration to be received pursuant to this Agreement by the Company’s stockholders is fair, from a financial point of view, to such stockholders, subject to the qualifications and assumptions contained therein.

3.21 Certain Loans and Other Transactions. The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Except for the Material Contracts or as set forth in the Company Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an affiliate of such Person) is presently, or within the past twelve (12) months has been, a party to any transaction or contract with the Company or any of its Subsidiaries.

3.22 Insurance. Section 3.22 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”). All of the Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

3.23 Advisors’ Fees. Except for Morgan Stanley & Co. LLC (the “Company Financial Advisor”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions.

3.24 Compliance with Laws.

(a) The Company and each of the Subsidiaries have complied and are in compliance in all material respects with, have not violated and are not in violation of, and have not received any material notices of non-compliance or violation or alleged non-compliance or violation with respect to, any Law. In all material respects, the Company and each of the Subsidiaries are in compliance with (i) their stated privacy policies, programs or other notices (including any privacy policies contained on any websites used or maintained by or on behalf of the Company or any of its Subsidiaries, (ii) all applicable privacy Laws and (iii) with respect to Contracts with any Governmental Entity, applicable Laws relating to the safeguarding of, and access to, classified information.

(b) The Company and each of the Subsidiaries are compliant and have complied in all material respects with all, and have not received any notices of any violation or alleged violation of any, data privacy Laws (including with respect to the collection, retention, recording, transfer, sharing, disposition or other use of any personal or sensitive data (whether cross border or to any Person)), have completed all agreements and filings or notifications with all applicable Governmental Entities or otherwise as required under applicable Law, and have kept the data secure and confidential at all times as required under applicable Law, and the Transactions will not result in Parent, the Company or any of its Subsidiaries to be in breach or violation of any such data privacy or other applicable Laws.

(c) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010 (including the rules and regulations promulgated thereunder, the “Customs Laws”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary, or any of their respective Representatives is, or may be, in violation of, or has, or may have, any material liability under, the Customs Laws which has not been resolved.

3.25 No Additional Representations. Except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule. Except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective representatives (including any opinion, information, projection, forecast or advice that may have been or may be provided to Parent, Merger Sub or their respective representatives by the Company or any of Company Representatives (as defined below)).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule shall be deemed to be a disclosure in any other individual section or subsection of the Parent Disclosure Schedule to which its relevance is reasonably apparent from the actual text of the disclosure that such disclosure is relevant to such other section or subsection; and provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

4.2 Authority; Non-Contravention; Approvals.

(a) Parent and Merger Sub have full corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and, promptly after the execution and delivery hereof, will be duly adopted by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its affiliates under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the certificate of incorporation or bylaws of Parent or Merger Sub, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or Merger Sub or any of their respective properties or assets, other than the approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or Merger Sub is now a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), as would not have a Parent Material Adverse Effect.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws or the rules and regulations of the NASDAQ, (B) the approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule, or (C) the filing of the appropriate merger documents as required by the DGCL, or (ii) as would not have a Parent Material Adverse Effect.

4.3 Financing Arrangement. As and when needed, Parent will have the funds necessary to consummate the Transactions on the terms contemplated by this Agreement.

4.4 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, as of the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 Litigation. As of the date of this Agreement, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, in each case which would have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent (including Merger Sub) owns any Company Common

Stock or other securities of the Company or any of the Company’s Subsidiaries. Neither Parent nor any affiliate of Parent (including Merger Sub) is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.7 Merger Sub; No Prior Activities. Parent owns, directly or indirectly, all of the issued and outstanding shares of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

4.8 Other Agreements. Parent has disclosed to the Company all contracts or other legal commitments (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any Subsidiary of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand, pursuant to which: (a) any such Person would be entitled to receive consideration in connection with the Transactions of a different amount or nature than the Merger Consideration or (b) any current employee of the Company has agreed to (i) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (ii) contribute or roll over any portion of such employee’s Shares, Company Options or Company Restricted Stock to the Company or Parent or any of their respective Subsidiaries or (iii) receive any capital stock or equity securities of the Company or Parent or any of their respective Subsidiaries.

4.9 Advisors Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who will be entitled to any fee from Parent or any of its Subsidiaries in connection with the consummation of the Transactions for which the Company would have any liability prior to the Effective Time.

4.10 No Other Representations and Warranties. Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Agreement (as modified by the Parent Disclosure Schedule) or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Schedule.

ARTICLE 5

COVENANTS

5.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement until the Effective Time, except as (a) required or expressly contemplated by this Agreement, (b) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (c) specifically set forth in Section 5.1 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in accordance with past practices in all material respects and (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve its business organization intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, employees, lenders, landlords and other Persons with whom it has material business relationships.

5.2 Company Forbearances. During the period from the date of this Agreement until the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as required or expressly contemplated by this Agreement or as required by applicable Law or the regulations or requirements of the NASDAQ, the Company will not, and will cause its Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within ten (10) Business Days from the date on which notice of a request for such consent is provided by the Company to Parent:

(a) except as required by Law, (i) amend its certificate of incorporation or bylaws or equivalent organizational documents, (ii) split, combine, subdivide or reclassify its outstanding capital stock, (iii) declare, set aside, establish a record date for or pay any dividend or distribution (whether payable in cash, stock or property or a combination thereof) with respect to its outstanding capital stock or (iv) enter into any agreement with respect to the voting of its Equity Interests or the governance of its board of directors or equivalent governing body;

(b) issue, deliver, sell, pledge, transfer, encumber, grant or authorize the issuance of, or agree to issue, deliver, sell, pledge, transfer, encumber, grant or authorize the issuance of, any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options or Company Warrants outstanding as of the date hereof or otherwise permitted to be granted hereunder in accordance with their terms;

(c) sell, pledge, abandon or otherwise dispose of, transfer, assign, lease, license, allow to expire or lapse or encumber any material property or assets of the Company or any Company Subsidiary, except (i) pursuant to existing Contracts in effect prior to the execution of this Agreement (true, correct and complete copies of which have been provided to Parent) and on the terms set forth therein, (ii) Permitted Liens, (iii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iv) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice and (v) sales, leases or non-exclusive licenses with respect to immaterial assets in the ordinary course of business consistent with past practice;

(d) enter any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Transactions);

(f) (i) incur, create, assume or otherwise become directly or contingently liable with respect to any indebtedness for borrowed money, except (A) in the ordinary course of business consistent with past practice and not above the limits set forth in the Company’s agreements with respect to indebtedness in effect as of the date hereof (true, correct and complete copies of which have been provided to Parent) and (B) for extensions or renewals of existing securitization programs or variable funding note facilities on substantially the same terms, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) redeem, repurchase, defease, or prepay any indebtedness for borrowed money of the Company or any Company Subsidiary, other than any required amortization payments and mandatory prepayments or repayments of the outstanding amount of any revolving credit facility or variable funding note, in each case in accordance with the terms of the instrument governing such indebtedness in effect on the date hereof; (iv) make capital expenditures in an aggregate amount exceeding $500,000 or enter into leases for equipment or other capital assets in an aggregate amount exceeding $500,000, (v) make any investment in or capital contribution to any other Person other than in an aggregate amount not exceeding $250,000 or to any wholly-owned Company Subsidiary, (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability or current liabilities incurred in the ordinary course of business consistent with past practice, or (vii) make any acquisition of all or a material portion of any entity or business (including through merger, consolidation, equity or asset purchase or similar transaction) or enter into any agreement with respect thereto; provided, however, that nothing herein shall prohibit the Company from (x) purchasing and selling vehicles in the ordinary course of business consistent with past practice or creating and discharging Liens in connection with the purchase and sale of such vehicles or (y) making capital expenditures in connection with the Company’s build-out and furnishing of its future headquarters in Boston, Massachusetts or the incurrence of any other expenditures in the ordinary course in connection with the Company’s re-location to such headquarters;

(g) except to the extent required by applicable Law or the existing terms of any Company Benefit Plan previously disclosed to Parent: (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any Company Benefit Plan (including, without limitation, any employment, consulting, deferred compensation, change-of-control, severance or other similar agreement with any director, officer, consultant or employee), (iv) establish, adopt or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except in any such case for increases in compensation and benefits in the ordinary course of business consistent with past practice for employees (other than the Company’s Chief Executive Officer and all direct reports to such Chief Executive Officer) not to exceed $2,000,000 in the aggregate;

(h) except to the extent required by applicable Law, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax returns, settle, or enter into any closing agreement in respect of, any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or take any other similar action if such election, change, adoption or change, extension or waiver, amendment, settlement agreement, surrender or other action would have the effect of materially increasing the Tax liability of the Company and its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

(i) except pursuant to the terms of any Company Benefit Plan, (i) enter into or renew (other than the renewal or extension of any Material Contract relating to the financing of vehicles on substantially comparable terms) any Material Contract or any other Contract that, if it were in effect as of the date hereof, would be a Material Contract; (ii) terminate, materially amend, materially modify, waive any material rights under or grant any material consent under any Material Contract or any Contract that, if it were in effect as of the date hereof, would be a Material Contract (other than any material amendment or modification, waiver of material rights or grant of any material consent that is not adverse to the Company and its Subsidiaries, taken as a whole); or (iii) waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, any Material Contract or any Contract that, if it were in effect as of the date hereof, would be a Material Contract (other than any waiver, release, settlement or compromise that is not adverse to the Company and its Subsidiaries, taken as a whole);

(j) terminate or permit any material Permit to lapse, other than in accordance with the terms and regular expiration of any Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit;

(k) settle or enter into any settlement agreement with respect to any outstanding litigation or other dispute, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation or other dispute with a party where the amount of such settlement is less than $100,000, and does not require the taking or omission of any actions other than the payment of money;

(l) enter into any new line of business;

(m) except as required by GAAP or as a result of a change in Law, change any of the Company’s accounting principles;

(n) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses of a type and in an amount consistent with past practice;

(o) adopt or implement a rights plan or similar arrangement; or

(p) authorize or enter into any Contract to do any of the foregoing or announce an intention to take any of the foregoing actions.

Parent will, promptly following the date hereof, designate one or more individuals from whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 5.2, and will instruct such person or persons to respond, on behalf of Parent, to the Company’s requests in a reasonably expeditious manner.

5.3 Control of Operations. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.4 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required or advisable, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Material Contracts in connection with the Merger or any other transaction contemplated by the terms of this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.5 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and the Parent Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Parent and its

Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of this clause (B), including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent could be provided access to such information) or (C) breach, contravene or violate any applicable Law.

(b) With respect to the information disclosed pursuant to Section 5.5(a), Parent shall comply with, and shall cause each Parent Subsidiary and instruct each Parent Representative to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of October 15, 2012, by and between the Company and Parent, as amended on December 4, 2012 (as so amended, the “Confidentiality Agreement”), which shall remain in full force and effect until the Closing and, if this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms.

5.6 Solicitation by Company; Change of Company Board Recommendation; Intervening Event Change of Recommendation.

(a) Except as expressly permitted by this Section 5.6, from the date of this Agreement to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause their respective Representatives not to: (i) initiate, solicit or knowingly encourage or facilitate the submission or making of any Acquisition Proposal involving the Company or engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other Person information, with respect thereto, (ii) approve, adopt, recommend, or propose to approve, adopt, or recommend, any Acquisition Proposal, (iii) withhold, withdraw or materially change or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii), (iv) or (vi) (to the extent related to the foregoing clauses (ii), (iii) or (iv)), a “Change of Company Board Recommendation”). Subject to Section 5.6(c), immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause their respective Representatives to, immediately cease any discussions or negotiations with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.6 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 5.6(a). As soon as reasonably practicable following the date of this Agreement, the Company shall (x) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy, in each case pursuant to the terms of such confidentiality agreement, all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries and (y) terminate the access of any Persons other than Parent and its Representatives to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Acquisition Proposal.

(b) Following the execution of this Agreement, the Company agrees that it will notify Parent promptly (and in any event within forty-eight (48) hours) if any proposal or offer with respect to any Acquisition Proposal is received by the Company, any of the Company Subsidiaries or any of their respective Representatives, including the identity of the Person making the proposal, a summary of the material terms of any proposal (if the proposal is made orally) and copies of all relevant documents relating to such proposal provided to the Company, any of the Company Subsidiaries or any of their respective Representatives (including copies of all draft agreements and any other written materials provided to the Company, any of the Company Subsidiaries or any of their respective Representatives to the extent such material contains any financial terms, conditions or other material terms relating to such proposal), and shall keep Parent informed on a reasonably prompt basis as to the status of and any material developments regarding any such proposal (including by providing to Parent promptly (and in any event within forty-eight (48) hours) copies of all draft agreements and any other written materials to the extent such material contains any financial terms, conditions or other material terms relating to such proposal provided to the Company, any of the Company Subsidiaries or any of their respective Representatives in connection with any such proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours after such determination) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.6(c).

(c) Notwithstanding anything to the contrary contained in Sections 5.6(a) or 5.6(d), if at any time following the date of this Agreement and prior to the Company securing the Company Stockholder Approval (i) the Company, any Company Subsidiary or any Company Representative has received a bona fide written Acquisition Proposal involving the Company from a third party or group of third party Persons that was not solicited by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.6 in any material respect, and (ii) the Company Board determines after consultation with its financial advisors and outside counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (1) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Acquisition Proposal and to his, her, its or their respective Representatives (including their respective potential financing sources), and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and his, her, its or their respective Representatives (including their respective potential financing sources) regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiaries and the Company Representatives to, disclose any information to such Person or group of Persons without such Person or each member of such group of Persons first entering into an Acceptable Confidentiality Agreement with the Company, and (y) will as promptly as practicable provide or make available to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its Representatives) which was not previously provided or made available to Parent.

(d) Notwithstanding anything to the contrary contained in this Section 5.6, if at any time following the date of this Agreement and prior to the Company securing the Company Stockholder Approval (i) the Company receives a bona fide written Acquisition Proposal involving the Company from a third party or group of third party Persons that was not solicited by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.6 in any material respect, and (ii) the Company Board determines, after consultation with its financial advisors and outside counsel, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company Board may (1) effect a Change of Company Board Recommendation with respect to such Superior Proposal or (2) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, if and only if, prior to taking any such action described in the preceding clause (1) or clause (2), (x) the Company provides prior written notice to Parent at least three (3) Business Days in advance of taking any such action, which notice shall state the Company’s intention to take such action and shall include the identity of the Person making the Superior Proposal and copies of all relevant documents relating to such Superior Proposal provided to the Company, any of the Company Subsidiaries or any of their respective Representatives (including copies of all draft agreements and any other written materials provided to the Company, any of the Company Subsidiaries or any of their respective Representatives to the extent such material contains any financial terms, conditions or other material terms relating to such Superior Proposal), (y) the Company shall, and shall cause the Company Subsidiaries to, and shall instruct and use its reasonable best efforts to cause their respective Representatives to, negotiate with Parent and its Representatives in good faith during such three (3) Business Day period (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal (provided, that in the event that such Acquisition Proposal is modified by the Person making the Acquisition Proposal, the Company shall be required to deliver a new notice pursuant to the preceding clause (x) and shall again comply with this clause (y)) and (z) the Company Board shall have considered in good faith any adjustments in the terms and conditions of this Agreement offered by Parent and shall have determined, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal would continue to constitute a Superior Proposal if such changes offered by Parent were to be given effect. The Company shall not terminate this Agreement pursuant to this Section 5.6(d) unless in advance of or concurrently with such termination the Company pays the Termination Fee and otherwise complies with the provisions of Section 7.2.

(e) Notwithstanding this Section 5.6 or any other provision of this Agreement to the contrary, at any time prior to the receipt of Company Stockholder Approval, the Company Board may grant a waiver or release under, or determine not to enforce any standstill agreement of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Other than in connection with a Superior Proposal (which shall be subject to Section 5.6(d) and shall not be subject to this Section 5.6(e)), the Company Board may take any action prohibited by clauses (iii) and (iv) of Section 5.6(a) (an “Intervening Event Change of Recommendation”) only in response to an Intervening Event and only if (i) the Company Board determines, after consultation with its financial advisors and outside counsel, that the failure to effect an Intervening Event Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) (A) the Company provides prior written notice to Parent at least three (3) Business Days in advance of effecting an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail, (B) the Company shall, and shall cause the Company Subsidiaries to, and shall instruct and use its reasonable best efforts to cause their respective Representatives to, negotiate with Parent and its Representatives in good faith during such three (3) Business Day period (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect the Intervening Event Change of Recommendation (provided, that in the event that any material change to the facts and circumstances relating to such Intervening Event shall occur, the Company shall be required to deliver a new notice pursuant to the preceding clause (A) and shall again comply with this clause (B)) and (C) the Company Board shall have considered in good faith any adjustments in the terms and conditions of this Agreement offered by Parent and shall have determined, after consultation with its financial advisors and outside counsel, that such Intervening Event would continue to necessitate an Intervening Event Change of Recommendation if such changes offered by Parent were to be given effect.

(f) Nothing contained in this Section 5.6 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Change of Company Board Recommendation); provided, however, that notwithstanding anything in this Section 5.6(f), the Company Board shall not make a Change of Company Board Recommendation or Intervening Event Change of Recommendation except in accordance with Section 5.6(d) or Section 5.6(e), respectively.

(g) The Company agrees that in the event any of its Subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 5.6, the Company shall be deemed to be in breach of this Section 5.6.

5.7 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, the Merger and the other Transactions, including transactions under the Voting Agreements, as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required or advisable to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) cause the satisfaction of all conditions set forth in Article 6, (iv) vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order, and (vi) (A) as promptly as practicable, and in any event within ten (10) Business Days after the date hereof, make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to this Agreement and the Merger and (B) as promptly as practicable, and in any event within thirty (30) calendar days after the date hereof, make or cause to be made all necessary and advisable applications and filings and/or engage with such Governmental Entity after consultation with the other party, and, in each case, thereafter make any other required or advisable submissions, and pay any fees due in connection therewith; provided, that the Company and Parent shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required or advisable in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions. Parent shall not pull and re-file any notification to any Governmental Entity or consent to any voluntary delay of the Closing at the behest of any Governmental Entity without first notifying and consulting with the Company. Each of Parent and the Company shall not, except as may be consented to in writing by the other party, directly or indirectly through one or more of its controlled affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6 or the consummation of the Merger. Without limiting this Section 5.7(a), Parent agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other Law applicable to the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date (as defined below)), including (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or the Company or any of their respective Subsidiaries, or (B) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries (collectively, “Remedies”), in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable, unless such Remedies, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on (1) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the reasonably expected benefits to Parent of completing the Merger, which reasonably expected benefits shall be measured at a level of those reasonably likely to have a material and adverse impact on the Company and its Subsidiaries, taken as a whole, and not at the level or measure of what would be reasonably likely to have a material and adverse impact on Parent and its Subsidiaries, taken as a whole (such a material and adverse impact, a “Material Adverse Impact”).

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other Transactions, including transactions under the Voting Agreements, or (ii) disclosed in the Company Disclosure Schedule; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in this Section 5.7(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.7, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, including transactions under the Voting Agreements; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, or any of the other Transactions, including transactions under the Voting Agreements. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

5.8 Certain Notices; Supplemental Disclosure.

(a) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, or (b) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(b) Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto, for informational purposes only, with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules. Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 5.8(b) nor any other disclosure after the date hereof of an inaccuracy in or breach of any representation, warranty, covenant or agreement made or contained in this Agreement shall affect any representation, warranty, covenant or agreement made or contained herein or otherwise limit or affect the remedies available hereunder to any party hereto.

5.9 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) that each of Parent, Merger Sub and the Company and their respective affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties, and (iii) with respect to any Change of Company Board Recommendation or Intervening Event Change of Recommendation or other action taken pursuant to Section 5.6(f).

5.10 Employee Benefit Matters.

(a) For a period of one (1) year following the Effective Time (the “Benefit Protection Period”), Parent shall either (i) assume and maintain, or cause the Parent Subsidiaries, including the Surviving Corporation, to assume and maintain, for the benefit of the employees of the Company and Company Subsidiaries immediately prior to the Effective Time who remain employed immediately following the Effective Time (the “Company Employees” and each individually a “Company Employee”), the Company Benefit Plans (other than the Company Equity Plans) at the benefit levels in effect on the date of this Agreement and provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation and benefits to each Company Employee under the Company Benefit Plans or other employee benefit plans or compensation arrangements of Parent or any of the Parent Subsidiaries that have a value sufficient to replace the value of the compensation and benefits (other than any equity based compensation or benefits) provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time (other than any equity based compensation or benefits), or (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation and benefits (other than any equity based compensation or benefits) to the Company Employees that, taken as a whole (other than any equity based compensation or benefits), has a value that is not less favorable in the aggregate than the compensation and benefits (other than any equity based compensation or benefits) provided to the Company Employees immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue without unilateral amendment (unless required by applicable Law) during the Benefit Protection Period (or, if sooner, until all obligations thereunder have been satisfied), all of the Company’s employment, severance, retention and change in control obligations under the offer letters and related documents and the Change in Control Bonus Plan set forth in Section 3.12(a) of the Company Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(c) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans, but other than any equity based plan) that replaces a comparable Company Benefit Plan and in which a Company Employee is eligible to participate following the Effective Time, for purposes of determining eligibility to participate, level of benefits, and vesting, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation, to the extent recognized prior to the Effective Time for similar purposes under an equivalent Company Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation.

(d) Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any medical, dental or health benefit plan maintained by Parent or any of the Parent

Subsidiaries in which U.S. Company Employees (and their eligible dependents) will be eligible to participate and that replaces an equivalent Company Benefit Plan that is a health benefit plan in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each U.S. Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the medical, dental or health benefit plan in which such U.S. Company Employee (and dependents) will be eligible to participate and that replaces a Company Benefit Plan that is a medical, dental or health benefit plan (as applicable) in the plan year in which the Effective Time occurs.

(e) Nothing contained in this Section 5.10, express or implied: (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, policy, contract or arrangement, (ii) subject to compliance with the other provisions of this Section 5.10, shall alter or limit the ability of Parent or any of its affiliates (including, following the Closing, the Surviving Corporation) to amend, modify or terminate any benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any Person (including any Company Employee) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or shall in any way limit the ability of Parent or any of its affiliates (including, following the Closing, the Surviving Corporation) to terminate the employment of any employee (including any Company Employee) at any time and for any or no reason, or (iv) is intended to confer upon any Person (including any Company Employee) any rights as a third-party beneficiary of this Agreement.

(f) The Company shall take such actions as are reasonably necessary or appropriate to terminate the Company’s 401(k) plan in accordance with the terms of such plan and the requirements of applicable Law, with such termination to be effective at least one day prior to the Closing Date, and the Company shall provide to Parent at least one day prior to the Closing Date written evidence (in a form reasonably satisfactory to Parent) of such termination. As soon as reasonably practicable following the Closing, each Company Employee shall become eligible to participate in Parent’s 401(k) plan subject to and in accordance with its terms and shall, at the participant’s election, be able to roll over such participant’s outstanding participant loan and related promissory note under the Company’s 401(k) plan to Parent’s 401(k) plan to the extent such loan constitutes part of an “eligible rollover distribution” as defined in Section 402(c)(4) of the Code. During the period commencing on the Closing Date and ending at the time of the rollover or other distribution of such promissory notes and related account balances, such loans shall continue to be maintained under the Company’s 401(k) plan, and Parent shall make payroll deductions in respect of required payments under any such loan and timely remit such amounts to the Company’s 401(k) plan as payments on such loan. During such period, provided that the participant continues to make all required installment payments with respect to such loan, such loan shall not be placed in default.

5.11 Takeover Laws. If any “control share acquisition”, “fair price”, “business combination”, or other anti-takeover Law becomes or is deemed to be applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.12 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all past and present directors and officers of the Company or any Company Subsidiary to the fullest extent permitted by Law, arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Parent and the Surviving Corporation shall, jointly and severally, advance reasonable expenses in a timely fashion (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.12(a); provided, however, that the director or officer to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation if it is ultimately determined that such director or officer is not entitled to indemnification pursuant to this Section 5.12(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification or expense advancement hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.12(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. Any Person wishing to claim indemnification under this Section 5.12(a), upon learning of any such claim, shall promptly notify Parent thereof, but the failure to so notify Parent shall not relieve Parent or the Surviving Corporation of any liability it may have to such Person except to the extent such failure materially prejudiced the indemnifying party. Parent and the Surviving Corporation shall not be liable for any settlement or compromise effected without their prior written consent, which shall not be unreasonably conditioned, withheld or delayed.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company’s certificate of incorporation and bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors or officers of the Company or any Company Subsidiary and set forth in Section 3.14 of the Company Disclosure Schedule shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in each case, the Company shall not pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six (6) years from and after the Effective Time.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(e) The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any past or present directors or officers of the Company to whom this Section 5.12 applies without the consent of such affected Person (it being expressly agreed that the persons to whom this Section 5.12 applies are express third party beneficiaries of this Section 5.12).

(f) In the event of any breach by the Surviving Corporation or Parent of this Section 5.12, the Surviving Corporation or Parent shall, jointly and severally, be obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any past or present directors or officers of the Company in enforcing the indemnity and other obligations provided in this Section 5.12 as such fees are incurred upon the written request of such person.

5.13 Parent Agreements Concerning Merger Sub. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub and shall, upon the Company’s request, deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.14 Section 16 Matters. Prior to the Effective Time, the Company Board and the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any Person who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other Equity Interests in the Company (including Company Options) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16. The Company shall provide copies of such resolutions to Parent.

5.15 Stockholder Litigation. In the event that any litigation or claim relating to this Agreement or the Transactions (“Transaction Litigation”) is brought against the Company and/or its directors or officers, the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent informed with respect to the status thereof. The Company shall cooperate with Parent in connection with, and shall give Parent the opportunity to participate in the defense or settlement of, any Transaction Litigation, and no settlement in connection with any Transaction Litigation shall be agreed to prior to the Effective Time without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent.

5.16 De-registration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and regulations of NASDAQ) to cause the delisting of the Common Stock from the NASDAQ and the de-registration of the Common Stock and other securities of the Company, as applicable, under the Exchange Act as promptly as practicable after the Effective Time.

5.17 Company Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, if requested by Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct and use its reasonable best efforts to cause the Company Representatives to, take all reasonable actions to (a) obtain any waivers or consents from lenders or other Persons necessary, proper or advisable in connection with any credit agreement or other agreement relating to any indebtedness of the Company or any Company Subsidiary, including with respect to any securitization program or variable funding note facility in which the Company or any Company Subsidiary participates, and/or (b) arrange for, at the Closing, the termination of any credit agreement or other agreement relating to, and the repayment of, any indebtedness of the Company or any Company Subsidiary and the procurement of customary payoff letters in connection therewith, including with respect to any securitization program or variable funding note facility in which the Company or any Company Subsidiary participates, and shall make arrangements for the release of all Liens over any property or asset of the Company and any Company Subsidiary securing obligations under any such indebtedness.

5.18 FIRPTA Affidavit. On the Closing Date, the Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations section 1.897-2(h), together with evidence reasonably satisfactory to Parent that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunction. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents, prohibits or makes illegal the consummation of the Merger.

(c) Governmental Approvals. The approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule shall have been obtained at or prior to the Effective Time, or such approvals shall have been Final Orders. For purposes of this section, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired, and as to which all material conditions to the consummation of such Transactions prescribed by Law have been satisfied.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.2 (Capitalization) and 3.4 (Authority; Non-Contravention; Approval) shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification), 3.19 (Anti-Takeover Law Inapplicable) and 3.23 (Advisors’ Fees) shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) in all material respects and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) except where the failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Material Adverse Effect, in the case of (i), (ii) and (iii), as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be so true and correct as of such date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the effect that such officer has read Sections 6.2(a), 6.2(b) and 6.2(c) and the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to the effect that such officer has read Sections 6.3(a) and 6.3(b) and the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Effective Time shall not have occurred on or before June 30, 2013 (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b), shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Outside Date the condition to the Closing set forth in Section 6.1(c) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Initial Outside Date shall be extended to September 30, 2013 (the “Extended Outside Date”);

(c) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the Merger, and such order, decree, judgment, injunction or other action shall have become final and nonappealable (which order, decree, judgment, injunction or other action the party seeking to terminate this Agreement shall have used commercially reasonable efforts to resist, resolve or lift, as applicable); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of such order, decree, judgment or injunction to have been issued or such other action to have been taken;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Company Board Recommendation or an Intervening Event Change of Recommendation (whether or not in compliance with Section 5.6), or (ii) the Company shall have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board has authorized the Company to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of this Agreement, and (ii) immediately after the termination of this Agreement, the Company enters into a definitive agreement with respect to such Superior Proposal, but only if the Company shall prior to or concurrently with such termination pay the Termination Fee to or for the account of Parent (it being understood that any purported termination of this Agreement pursuant to this Section 7.1(f) shall not be effective unless the Company has paid the Termination Fee);

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in any case, such that the conditions contained in Sections 6.2(a) or 6.2(b) are not reasonably capable of being satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) either such breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by either Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement that shall have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) either such breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, shareholders, employees and other Representatives, in either case, except (i) with respect to Section 5.5(b) (Access to Information; Confidentiality), this Section 7.2 and Article 8, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties or covenants set forth in this Agreement or for fraud.

(b) In the event that this Agreement is terminated:

(i) pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Termination Fee;

(ii) pursuant to Section 7.1(b), 7.1(c) or 7.1(g) and (A) at or prior to the time of such termination, an Acquisition Proposal involving the Company shall have been announced, commenced, publicly disclosed or made to the Company or the Company Board and not bona fide withdrawn and (B) within twelve

(12) months of such termination, (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and during or after such twelve-month period such Acquisition Proposal shall have been consummated, or (ii) an Acquisition Proposal is consummated, then, in each case, the Company shall pay the Termination Fee to Parent no later than two (2) Business Days after the consummation of such Acquisition Proposal. For purposes of this Section 7.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20%” shall be deemed to be references to “50%”.

(c) In the event this Agreement is terminated pursuant to Section 7.1(g), then the Company shall reimburse Parent upon demand for all documented out-of-pocket fees and expenses incurred or paid on or on behalf of Parent in connection with the Merger or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements, in each case including all fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by Parent. The amount of any such expenses actually paid by the Company to Parent pursuant to this Section 7.2(c) shall be credited against any Termination Fee subsequently payable by the Company pursuant to Section 7.2(b)(ii).

(d) In the event this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company upon demand for all documented out-of-pocket fees and expenses incurred or paid on or on behalf of the Company in connection with the Merger or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements, in each case including all fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by the Company.

(e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(f) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2(b).

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except to the extent that any covenant or agreement by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2 hereof, all expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement and the Voting Agreements, shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in Person, (b) when sent if delivered by facsimile transmission (provided confirmation of facsimile transmission is obtained), (c) on the fifth (5th) Business Day after dispatch by registered or certified mail or (d) on the next Business Day if delivered by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054
Fax:	(973) 496-5080
(973) 496-3444
Attention:	David Wyshner
Michael Tucker

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax:	(212) 446-4900
Attention:	David Fox
Daniel Wolf
Michael Brueck

If to the Company, addressed to it at:

Zipcar, Inc.
25 First Street, 4th Floor
Cambridge, MA 02141
Fax:	(866) 790-9808
Attention:	Dean J. Breda

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
200 Clarendon Street, 20th Floor
Boston, Massachusetts 02116
Fax:	(617) 948-6001
Attention:	John H. Chory
Philip P. Rossetti

or such other address as any party may specify in writing to each of the other parties in accordance with this Section 8.3.

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no more favorable in any material respect to the counterparty thereto than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), other than any such transaction solely among the Company and one or more of its Subsidiaries, but substituting twenty percent (20%) for references to ten percent (10%) therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction, of any assets of the Company or any of its Subsidiaries representing twenty percent (20%) or more of the consolidated assets, net revenues, net income or cash flow of the Company and its Subsidiaries, (c) sale or other disposition, directly or indirectly, by merger, consolidation, business combination, reorganization, recapitalization, share exchange, joint venture or any similar transaction, of any Equity Interests of the Company or any of its Subsidiaries representing twenty percent (20%) or more of the voting power or value of the outstanding Equity Interests of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the voting power or value of the outstanding Equity Interests of the Company or (e) any combination of the foregoing; provided, however, that the term “Acquisition Proposal” shall not include the Transactions.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or Boston, Massachusetts.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Stockholder Meeting” means a duly convened special meeting of the Company’s stockholders called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof.

“Contracts” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, derivative, hedge, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order and other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Environmental Law” means any applicable Laws, including federal, state, local or foreign Laws, relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on or prior to the date hereof.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, arbitrator, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substances” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means any intellectual property or proprietary rights, including any or all rights in, arising out of or associated therewith and including any and all of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code, systems, tools, data, databases, and firmware) and related documentation, (iii) confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iv) all United States and foreign copyrights and other works of authorship (whether or not copyrightable), copyright registrations and applications and renewals therefor in both published and unpublished works and all data, databases and database rights; (v) all United States, international and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and all other indicia of origin and all general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration and renewals of any of the foregoing; (vi) rights of privacy and publicity; and (vii) Internet domain name registrations and applications therefor; and (viii) all tangible embodiments of any of the foregoing (regardless of the form or medium).

“Intervening Event” means any material development or material change in circumstances occurring or arising after the date hereof with respect to the Company that (i) was neither known to the Company Board or executive officers of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to any Acquisition Proposal.

“knowledge” means, (i) as to the Company, the actual knowledge, after reasonable inquiry, of the Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Vice President, Member Experience; or General Counsel of the Company, and (ii) as to Parent, the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel of Parent.

“Law” (whether or not capitalized) means any foreign, federal, state or local statute, law, common law, ordinance, regulation, rule, resolution, order, tariff, determination, writ, injunction, award (including awards of any arbitrator), judgment or decree applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred and is still continuing as of the relevant time of determination that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred and are still continuing as of the relevant time of determination, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, or materially hinder or delay, the Company from consummating the Merger; provided, however, that for purposes of clause (a), no change, circumstance, fact, event or effect to the extent arising out of or resulting from the following after the date hereof shall be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) changes in (A) general conditions in the U.S. or global economy, (B) general business, economic, or credit conditions, or (C) capital or financial markets generally, including changes in interest or exchange rates, (ii) any change affecting any of the industries in which the Company and its Subsidiaries operate, (iii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, (iv) changes in GAAP or applicable law or any interpretation thereof by any Governmental Entity, (v) the execution, announcement or performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees, (vi) the announcement of, or the pendency of any investigation by any Governmental Entity with respect to, this Agreement, the Transactions or the consummation of the Transactions, including litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, vendors, lenders, investors, venture partners or employees, (vii) the outcome of any litigation, investigation or inquiry disclosed in Section 3.11 of the Company Disclosure Schedule, (viii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (ix) earthquakes, hurricanes, floods, or other natural disasters, (x) any action taken, or any failure to act, by the Company or any of its Subsidiaries at the express written request or with the express written consent of Parent or otherwise required by this Agreement, (xi) any change in the market price or trading volume of the capital stock of the Company or any failure in and of itself to meet any estimates of revenues, earnings, projections or other economic performance (whether published, internally prepared or provided to Parent or its Representatives and whether such projections or predictions were made by the Company or independent third parties), (xii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America, or (xiii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America; provided, however, that any change, circumstance, fact, event or effect arising out of or resulting from the matters set forth in clauses (i), (ii), (iii), (iv), (viii), (ix), (xii) and (xiii) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such change, circumstance, fact, event or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and its Subsidiaries operate; provided, further, that the underlying causes of any change, circumstance, fact, event or effect described in clause (xi) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC in connection with the Merger or any other transaction contemplated by the terms of this Agreement, other than the Proxy Statement.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Merger.

“Parent Representatives” means, collectively, Parent or Merger Sub, or any of their respective affiliates, officers, directors, employees, investment bankers, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Parent Subsidiary” means a Subsidiary of Parent; all Subsidiaries of Parent are collectively referred to as the “Parent Subsidiaries”.

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) statutory Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used, and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Representative” means, with respect to any Person, such Person’s affiliates and its and their respective directors, officers, employees, investment bankers, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) (a) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests or (b) is entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%) not obtained as a result of a material breach of Section 5.6 that the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside counsel and taking into account all legal, financial, regulatory and timing aspects of the Acquisition Proposal, (i) is more favorable, from a financial point of view, to the Company’s stockholders than the Transactions (after taking into account any revisions to this Agreement made or proposed in writing by Parent), (ii) the financing of which is fully committed or reasonably likely to be obtained and (iii) is reasonably expected to be consummated.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, stamp, premium, environmental, escheat, capital stock, registration, value added, alternative or add-on minimum, disability, unemployment, employment or similar taxes or similar charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, affiliated, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Termination Fee” means a fee equal to sixteen million eight hundred and seven thousand two hundred and fifty dollars ($16,807,250) in circumstances under which a Termination Fee is payable under Section 7.2 of the Agreement.

“Treasury Regulations” means final and temporary regulations promulgated by the United States Department of the Treasury under the Code.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Benefit Protection Period”	Section 5.10(a)

“Book-Entry Shares”	Section 2.2(b)

“Certificate of Merger”	Section 1.2

“Certificate”	Section 2.1

“Change of Company Board Recommendation”	Section 5.6(a)

“Closing Date”	Section 1.2

“Closing”	Section 1.2

“Common Stock”	Section 2.1(a)

“Company”	Preamble

“Company Benefit Plan”	Section 3.12(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 1.3(a)

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10(a)

“Company Equity Plans”	Section 2.4(a)

“Company Financial Advisor”	Section 3.23

“Company Insurance Policies”	Section 3.22

“Company IP Claim”	Section 3.16(a)(b)

“Company Options”	Section 2.4(a)

“Company Reports”	Section 3.8(a)

“Company Representatives”	Section 5.5(a)

“Company Restricted Shares”	Section 2.4(c)

“Company Stock-Based Securities”	Section 3.2(b)

“Company Stockholder Approval”	Section 3.4(e)

“Company Subsidiary”	Section 2.1(b)

“Company Systems”	Section 3.17(d)

“Company Warrants”	Section 2.4(b)

“Confidentiality Agreement”	Section 5.5(b)

“Customs Laws”	Section 3.24(c)

“D&O Insurance”	Section 5.12(c)

“DGCL”	Section 1.1(a)

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.2

“ERISA”	Section 3.12(a)

“Extended Outside Date”	Section 7.1(b)

“Final Order”	Section 6.1(c)

“Initial Outside Date”	Section 7.1(b)

“Intervening Event Change of Recommendation”	Section 5.6(e)

“Leased Real Property”	Section 3.15

“Leases”	Section 3.15

“Material Adverse Impact”	Section 5.7(a)

“Material Contract”	Section 3.14(a)

“Merger Consideration”	Section 2.1

“Merger Sub”	Preamble

“Merger”	Recitals

“NASDAQ”	Section 3.4(c)

“Option Payments”	Section 2.4(a)

“Parent Board”	Recitals

“Parent Disclosure Schedule”	Article 4

“Parent”	Preamble

“Payment Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“Per Share Amount”	Section 2.1(a)

“Permits”	Section 3.6

“Preferred Stock”	Section 3.2(a)

“Proxy Statement”	Section 1.3

“Remedies”	Section 5.7(a)

“Sarbanes-Oxley Act”	Section 3.8(a)

“SEC”	Article 3

“Section 16”	Section 5.14

“Securities Act”	Article 3

“Shares”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“Takeover Statute”	Section 3.19

“Transaction Litigation”	Section 5.15

“Transactions”	Recitals

“Voting Agreements”	Recitals

“Warrant Payments”	Section 2.4(b)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties; provided, however, that prior to the Effective Time, Parent and Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent; provided, further, that no such assignment shall relieve the assigning party of any of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, after the Effective Time (a) any Persons entitled to indemnification or other rights under the provisions of Section 5.12 (Indemnification of Directors and Officers), with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, and (b) the stockholders of the Company with respect to the right of such stockholders to receive the Merger Consideration pursuant to this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law, or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The parties further agree that (x) the seeking of the remedies provided for in Section 8.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.14(a) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require a party to institute any proceeding for specific performance under Section 8.14(a) prior to or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.14(a) or anything set forth in this Section 8.14(b) restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

8.15 Obligations of Parent and the Company. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Ronald Nelson
Name: Ronald Nelson
Title: Chief Executive Officer

MILLENNIUM ACQUISITION SUB, INC.

By:	/s/ David Wyshner
Name: David Wyshner
Title: President

ZIPCAR, INC.

By:	/s/ Scott W. Griffith
Name: Scott W. Griffith
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Opinion of Morgan Stanley & Co. LLC

1585 Broadway New York, NY 10036

December 31, 2012

Board of Directors

Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

Members of the Board:

We understand that Zipcar, Inc. (the “Company”), Avis Budget Group, Inc. (the “Buyer”) and Millennium Acquisition Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 30, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held by the Company in treasury or by any subsidiary of the Company or by the Buyer, Acquisition Sub or any of their respective wholly-owned subsidiaries, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $12.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and the Voting Agreements (as defined in the Merger Agreement) as well as certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, which formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the rendering of this financial opinion. In addition, Morgan Stanley will receive the remaining portion of its fee from the Company upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and

Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Our opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:
Ari Terry
Managing Director

ANNEX C

Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of December 31, 2012, by and between the undersigned stockholder (“Stockholder”) of Zipcar, Inc., a Delaware corporation (the “Company”), and Avis Budget Group, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and Millennium Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 7 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)	(i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except as set forth below Stockholder’s signature on the signature page hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts, proxies or voting agreements with respect to the Original Shares.

(b)	Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth below Stockholder’s signature on the signature page hereto (collectively, “Options”).

(c)

If not a natural person, Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. If not a natural person, Stockholder has full corporate power and authority and, in all cases, Stockholder has full legal capacity, to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the voting of all Shares in accordance with Section 3). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by principles of equity.

(d)	None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both), under any provision of any organizational document, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder’s property or assets (including the Shares), in each case, except for any conflict, breach or default that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution, delivery and performance of this Agreement, except for any of the foregoing that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. If Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)	There is no suit, action, proceeding, judgment, order, decree, ruling, charge, or settlement pending or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g)	Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein. Stockholder understands, acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.	Agreement to Vote Shares.

Stockholder agrees during the term of this Agreement to (i) appear (in person or by proxy) at every meeting of the stockholders of the Company and at every adjournment or postponement thereof and to cause all Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Shares, and to cause any holder of record of Shares to vote all Shares, (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement on the date on which such meeting is held and (C) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws). The obligations of Stockholder set forth in this Section 3 shall apply whether or not the adoption of the Merger Agreement or any other action described above is or continues to be recommended by the Company

Board (and, for the avoidance of doubt, such obligations of Stockholder shall apply despite any Change of Company Board Recommendation or Intervening Event Change of Recommendation).

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that, during the term of this Agreement, (a) Stockholder will not, (b) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries not to, and (c) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives not to, directly or indirectly, deposit any of the Shares in a voting trust, grant any proxies with respect to any of the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

Stockholder agrees that, during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any direct or indirect wholly-owned subsidiary of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	No Solicitation.

Stockholder agrees that, during the term of this Agreement, (a) Stockholder will not, (b) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries not to, and (c) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives not to, directly or indirectly (i) initiate, solicit, propose or knowingly encourage or facilitate the submission or making of any Acquisition Proposal or engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other Person information, with respect thereto, (ii) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement with any person relating to an Acquisition Proposal or (iii) form or become a member of a “group” (as such term is defined under the Exchange Act) with respect to any Equity Interests of the Company for the purpose of (A) engaging in any of the foregoing activities or (B) opposing or competing with or taking any actions inconsistent with the Transactions. Immediately following the execution and delivery of this Agreement, (1) Stockholder will, (2) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries to, and (3) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives to, cease and terminate any discussions or negotiations existing as of the date of this Agreement with any Person with respect to any Acquisition Proposal. For the avoidance of doubt, nothing in this Section 6 will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including, without limitation, under Section 5.6 thereof), and no such actions or omissions shall be deemed a breach of this Section 6.

7.	Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. Stockholder shall notify Parent promptly in writing of any additional shares of Company Common Stock acquired by Stockholder.

8.	Waiver of Appraisal and Dissenters’ Rights and Other Legal Actions.

Stockholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

9.	Documentation and Information.

Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Stockholder’s identity and ownership of the Shares, the existence of this Agreement and the nature of Stockholder’s commitments and obligations under this Agreement, and Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Stockholder agrees to promptly give Parent any information it may reasonably require relating to such Stockholder for the preparation of any such disclosure documents, and Stockholder agrees to promptly notify Parent of any required corrections with respect to any such written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

10.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Stockholder shall be entitled to terminate this Agreement by written notice to the Company in the event there is any material modification, amendment or waiver to the Merger Agreement that adversely affects the consideration payable to the stockholders of the Company after the date hereof without the prior written consent of Stockholder. Sections 10, 15 and 16 shall survive the termination of this Agreement.

11.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in his, her or its capacity as the record holder and beneficial owner of the Shares, Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds any such office), and nothing in this Agreement (including, without limitation, Section 6 hereof): (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement (including, without limitation, pursuant to Section 5.6 thereof), and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders (including, without limitation, pursuant to Section 5.6 of the Merger Agreement).

12.	Specific Performance.

The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties further agree that (i) the seeking of the remedies provided for in this Section 12 shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for specific performance under this Section 12 prior to or as a condition to terminating this Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12 or anything set forth in this Section 12 restrict or limit a party’s right to terminate this Agreement or pursue any other remedies under this Agreement that may be available then or thereafter.

13.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

14.	Amendment; Waiver.

This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.	Notices.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in Person, (b) when sent if delivered by facsimile transmission (provided confirmation of facsimile transmission is obtained), (c) on the fifth (5th) Business Day after dispatch by registered or certified mail or (d) on the next Business Day if delivered by national overnight courier. Such notices or communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to Parent, addressed to it at:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054
Fax:	(973) 496-5080
(973) 496-3444
Attention:	David Wyshner
Michael Tucker

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax:	(212) 446-4900
Attention:	David Fox
Daniel Wolf
Michael Brueck

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

16.	Miscellaneous.

(a)	This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)	This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f)	Stockholder shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)	The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub.

(i)	The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other party; provided, that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent.

(j)	All expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement, shall be borne solely and entirely by the party which has incurred the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

AVIS BUDGET GROUP, INC.

By:
Name: Title:

[Signature Page to Voting Agreement with Stockholder of Zipcar, Inc.]

STOCKHOLDER

By:

Name:

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:

Number of Company Options Beneficially Owned as of the Date of this Agreement:

Street Address:

City/State/Zip Code:

Fax:

[Signature Page to Voting Agreement with Stockholder of Zipcar, Inc.]

Exhibit A

Merger Agreement

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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